SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

Aqua America, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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AQUA AMERICA, INC.
762 W. Lancaster Avenue
Bryn Mawr, Pennsylvania 19010
______________________

Notice of Annual Meeting of Shareholders
To Be Held May 10, 2012
______________________

TO THE SHAREHOLDERS OF
AQUA AMERICA, INC.:

     Notice is hereby given that the Annual Meeting of Shareholders of AQUA AMERICA, INC. (the “Company”) will be held at the Drexelbrook Banquet Facility & Corporate Events Center, 4700 Drexelbrook Drive, Drexel Hill, PA 19026 at 8:30 A.M., local time, on Thursday, May 10, 2012, for the following purposes:

1.	To consider and take action on the election of four directors to the class of directors for terms expiring at the 2015 Annual Meeting or expiring at the 2013 Annual Meeting if the shareholders approve the Amendment to the Company’s Articles of Incorporation set forth in Proposal No. 3;

2.	To consider and take action on the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2012 fiscal year;

3.	To consider and take action on an Amendment to the Company’s Articles of Incorporation to declassify the Board of Directors and to provide for the transition to the annual election of directors;

4.	To consider and take action on the Company’s 2012 Employee Stock Purchase Plan;

5.	To consider and take action on an advisory vote on the Company’s executive compensation programs as disclosed in this Proxy Statement;

6.	To consider and take action on a shareholder proposal requesting that the Board of Directors create a comprehensive policy articulating the Company’s respect for and commitment to the human right to water, if properly presented at the meeting; and

7.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Only shareholders of record at the close of business on March 12, 2012 will be entitled to notice of, and to vote at, the meeting and at any adjournments or postponements thereof.

By Order of the Board of Directors,

ROY H. STAHL
Secretary

March 30, 2012

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held On May 10, 2012. We are mailing to many of our shareholders a notice of availability on the Internet of our proxy materials, rather than mailing a full paper set of the materials. The notice of availability contains instructions on how to access our proxy materials on the Internet, as well as instructions on how to obtain a paper copy if a shareholder elects to do so. All shareholders who do not receive such a notice of availability, including shareholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by U.S. mail. This process will reduce our costs to print and distribute our proxy materials.

REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, AS A SHAREHOLDER YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, OR VOTE ELECTRONICALLY, THROUGH THE INTERNET OR BY TELEPHONE, BY FOLLOWING THE INSTRUCTIONS SET OUT ON THE PROXY CARD. BY USING THE INTERNET OR TELEPHONE YOU HELP THE COMPANY REDUCE POSTAGE AND PROXY TABULATION COSTS.

PROCEDURES FOR NOMINATING OR RECOMMENDING FOR NOMINATION
CANDIDATES FOR DIRECTOR	84
CONSIDERATION OF DIRECTOR CANDIDATES	85
COMMUNICATIONS WITH THE COMPANY OR INDEPENDENT DIRECTORS	85
ADDITIONAL INFORMATION	86
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	86
OTHER MATTERS	86

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2012

The Notice of Annual Meeting, Proxy Statement and 2011 Annual Report to Shareholders are
available at: http://ir.aquaamerica.com/

AQUA AMERICA, INC.
762 W. Lancaster Avenue
Bryn Mawr, Pennsylvania 19010
_____________________

PROXY STATEMENT
_____________________

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Aqua America, Inc. (“Aqua America” or the “Company”) to be used at the Annual Meeting of Shareholders to be held Thursday, May 10, 2012 and at any adjournments or postponements thereof (“2012 Annual Meeting” or the “meeting”).

     The cost of soliciting proxies will be paid by the Company, which has arranged for reimbursement, at the rate suggested by the New York Stock Exchange, of brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record. In addition, the Company has retained Alliance Advisors LLC to assist in the solicitation of proxies from (i) brokers, bank nominees and other institutional holders, and (ii) individual holders of record. The fee paid to Alliance Advisors LLC for normal proxy solicitation is an amount not to exceed $7,500 plus expenses, which will be paid by the Company. Directors, officers and regular employees of the Company may solicit proxies, although no compensation will be paid by the Company for such efforts.

     Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), the Company is now furnishing proxy materials to many of its shareholders on the Internet, rather than mailing printed copies of those materials to each shareholder. If you received a notice of availability over the Internet of the proxy materials (“Notice”) by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice. The Notice was first sent to shareholders of record as of March 12, 2012, and proxy materials, which include the Notice of Annual Meeting of Shareholders, this proxy statement and Annual Report to Shareholders for the year ended December 31, 2011, including financial statements and other information with respect to the Company and its subsidiaries (the “Annual Report”), are first being made available to shareholders of record as of March 12, 2012, on or about March 30, 2012. Additional copies of the Annual Report may be obtained by writing to the Company at the address and in the manner set forth under “Additional Information” on page xx.

PURPOSE OF THE MEETING

     As the meeting is the Annual Meeting of Shareholders, the shareholders of the Company will be requested to:

  consider and take action on the election of four directors to the class of directors for terms expiring at the 2015 Annual Meeting or expiring at the 2013 Annual Meeting if the shareholders approve the Amendment to the Company’s Articles of Incorporation set forth in Proposal No. 3;

  consider and take action on the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2012 fiscal year;

  consider and take action on an Amendment to the Company’s Articles of Incorporation providing for declassification of the Board of Directors and the transition to the annual election of directors;

  consider and take action on the Company’s 2012 Employee Stock Purchase Plan;

  consider and take action on a non-binding advisory vote on the Company’s executive compensation programs;

  consider and take action on a shareholder proposal requesting that the Board of Directors create a comprehensive policy articulating the Company’s respect for and commitment to the human right to water, if properly presented at the meeting (the “Shareholder Proposal”); and

  transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

VOTING AT THE MEETING

General

     Holders of shares of the Company’s Common Stock of record at the close of business on March 12, 2012 are entitled to vote at the meeting. As of that date, there were xxx,xxx,xxx shares of Common Stock outstanding and entitled to be voted at the meeting. Each shareholder entitled to vote shall have the right to one vote on each matter presented at the meeting for each share of Common Stock outstanding in such shareholder’s name.

     The Company’s charter and bylaws provide that the affirmative vote of a majority of the votes cast by those shareholders present in person or represented by proxy at the meeting is required to take action with respect to any matter properly brought before the meeting on the recommendation of a vote of a majority of the entire Board of Directors. The Company’s bylaws also provide that the affirmative vote of at least three quarters of the votes which all voting shareholders, voting as a single class, are entitled to cast is required to take action with respect to any other matter properly brought before the meeting.

Manner of Voting

     Shares cannot be voted at the meeting unless the holder of record is present in person or by proxy. The enclosed proxy card is a means by which a shareholder may authorize the voting of his or her shares at the meeting if they are unable to attend in person. Alternatively, you may vote electronically, over the Internet or by telephone, following the instructions set out on the proxy card (as outlined in the notice of availability of the Internet of the proxy materials). The shares of Common Stock represented by each properly executed proxy card or electronic proxy will be voted at the meeting in accordance with each shareholder’s direction. Shareholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card or electronic proxy. If the proxy card or electronic proxy is signed, but no choice has been specified, the shares will be voted as recommended by the Board of Directors. If any other matters are properly presented at the meeting or any adjournment or postponement thereof for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment.

     Execution of the accompanying proxy or voting electronically or by telephone will not affect a shareholder’s right to attend the meeting and vote in person. Any shareholder giving a proxy or voting electronically or by telephone has the right to revoke the proxy or the electronic or telephonic vote by giving written notice of revocation to the Secretary of the Company at any time before the proxy is voted, by executing a proxy bearing a later date, by making a later-dated vote electronically or by telephone or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a previously granted proxy.

Quorum

     A quorum of shareholders is necessary to hold a valid meeting for the transaction of business. The holders of a majority of the shares entitled to vote, present in person or represented by proxy at the meeting, constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

Broker Non-Votes

     A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power under New York Stock Exchange (“NYSE”) rules for that particular item and has not received instructions from the beneficial owner. If you are a beneficial owner, your bank, broker or other holder of record is permitted under NYSE rules to vote your shares on the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2012 fiscal year, even if the record holder does not receive voting instructions from you. The record holder may not vote on the election of directors, the Amendment to the Company’s Articles of Incorporation, the Company’s 2012 Employee Stock Purchase Plan or the Shareholder Proposal without instructions from you. Without your voting instructions on these matters, a broker non-vote will occur.

Proposal No. 1 – Election of Directors

     Under the Company’s charter and bylaws, directors are elected by a plurality of the votes cast at the meeting. A plurality means that the four director nominees receiving the most votes FOR election to a director position will be elected as directors. Votes may be cast FOR or WITHHOLD for each nominee. WITHHOLD votes and broker non-votes will be excluded entirely from the vote to elect directors and will have no effect, other than for purposes of determining the presence of a quorum. Thus, the four director nominees with the most FOR votes will be elected at the meeting. The four directors elected at the meeting will be elected for terms expiring at the 2015 Annual Meeting, unless the shareholders approve the Amendment to the Company’s Articles of Incorporation set forth in Proposal No. 3, in which event the four directors’ terms will expire at the 2013 Annual Meeting.

     In 2011, the Board of Directors adopted a majority voting policy for the election of directors in uncontested elections. Under this policy, any incumbent director who is nominated for re-election and who receives a greater number of WITHHOLD votes than FOR votes for the director’s election shall promptly tender his or her resignation to the Board of Directors, which shall evaluate the relevant facts and circumstances in connection with such director’s resignation, giving due consideration to the best interests of the Company and its shareholders. Within 90 days after the election, the independent directors shall make a decision on whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors will promptly disclose publicly its decision and the reasons for its decision. The Board of Directors believes that this process enhances accountability to shareholders and responsiveness to shareholder votes, while allowing the Board of Directors appropriate discretion in considering whether a particular director's resignation would be in the best interests of the Company and its shareholders. The Board of Directors’ policy on the majority election of directors is set forth in the Company’s Corporate Governance Guidelines. Copies of the Corporate Governance Guidelines can be obtained free of charge from the Corporate Governance portion of the Investor Relations section of the Company’s Web site, www.aquaamerica.com.

Proposal No. 2 – Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2012 fiscal year

     Under the Company’s charter and bylaws, the affirmative vote of a majority of the votes cast by those shareholders present in person or by proxy at the meeting is required to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2012 fiscal year. Abstentions will not be considered votes cast on this proposal and, therefore, will have no effect, other than for purposes of determining the presence of a quorum.

Proposal No. 3 – Approval of an Amendment to the Company’s Articles of Incorporation to Provide for the Declassification of the Board of Directors and the Transition to the Annual Election of Directors

     Since this proposal is submitted to the shareholders with the approval of a majority of the entire Board of Directors, under the Company’s Articles of Incorporation and Bylaws, the affirmative vote of a majority of the votes cast by those shareholders present in person or by proxy at the meeting is required to approve the Amendment to the Company’s Articles of Incorporation to provide for the declassification of the Board of Directors and the transition to the annual election of directors. Abstentions and broker non-votes will not be considered votes cast on this Proposal and, therefore, will have no effect.

Proposal No. 4 – Approval of the Company’s 2012 Employee Stock Purchase Plan

     Since this proposal is submitted to the shareholders with the approval of a majority of the entire Board of Directors, under the Company’s Articles of Incorporation and Bylaws, the affirmative vote of a majority of the votes cast by those shareholders present in person or by proxy at the meeting is required to approve the Company’s Employee Stock Purchase Plan. Abstentions and broker non-votes will not be considered votes cast on this Proposal and, therefore, will have no effect.

Proposal No. 5 Advisory Vote on Executive Compensation

     Because the vote is advisory, it will not be binding upon the Company, the Board of Directors or the Executive Compensation Committee. The Board of Directors and the Executive Compensation Committee, which is comprised of independent directors, value the opinions of the Company’s shareholders and expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

Proposal No. 6 – Shareholder Proposal

     Under the Company’s charter and bylaws, the affirmative vote of at least three quarters of the votes which all voting shareholders, voting as a single class, are entitled to cast is required to approve this proposal because it is not being brought before the meeting on the recommendation of a majority of the Board of Directors. Abstentions and broker non-votes will not be considered votes cast on this proposal and, therefore, will have no effect, other than for purposes of determining the presence of a quorum.

     Since the Shareholder Proposal is presented in the form of a request to the Board of Directors, approval of the Shareholder Proposal will not have the effect of requiring the Board of Directors to prepare a comprehensive report on the human right to water, but will represent simply an expression of the wishes of the shareholders on that subject. The Board of Directors would still be required by statute to decide whether it would be in the best interests of the Company to prepare such a report and could decide in the exercise of its business judgment not to have the Company prepare such a report as requested in the Shareholder Proposal.

     Your proxy vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card or vote electronically or telephonically regardless of whether or not you plan to attend the meeting.

(Proposal No. 1)

ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes. One class is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified, except in the event of death, resignation or removal. The Company is required by its Articles of Incorporation and Bylaws to maintain the size of its classes of directors as nearly equal in number as possible. As set forth in Proposal No. 3, the Board of Directors has approved an Amendment to the Company’s Articles of Incorporation (the “Amendment”), subject to approval by the Company’s shareholders, that provides for the transition to the annual election of the members of the Board of Directors. If the Amendment is approved by the shareholders at the 2012 Annual Meeting, the nominees for election at the 2012 Annual Meeting will be elected for a one-year term expiring at the 2013 Annual Meeting, and until their successors are duly elected and qualified. Additionally, if the Amendment is approved by the shareholders, the directors previously elected with terms expiring at the 2013 and 2014 Annual Meetings will also be elected at the 2013 and 2014 Annual Meetings, respectively, for one-year terms and until their successors are duly elected and qualified.

     In July 2009, Mr. Glanton, Chairman of the Corporate Governance Committee, recommended to the Corporate Governance Committee that Mr. Wendell F. Holland, a partner in the law firm of Saul Ewing LLP and former Chairman of the Pennsylvania Public Utility Commission, be appointed to the Board of Directors. At its meeting on August 2, 2011, the Corporate Governance Committee unanimously approved the nomination of Mr. Holland for appointment to the Board of Directors and recommended his appointment to the Board of Directors. On August 2, 2011, the Board of Directors considered the qualifications of Mr. Holland and unanimously approved his appointment to the Board of Directors to the class of directors with terms expiring at the 2012 Annual Meeting of Shareholders.

     In accordance with the Company’s Corporate Governance Guidelines, the Chairman of the Corporate Governance Committee reported to the Corporate Governance Committee that Nicholas DeBenedictis, Richard H. Glanton, Lon R. Greenberg and Wendell F. Holland, the four directors with terms expiring at the 2012 Annual Meeting would be willing to serve on the Board of Directors if re-elected. The Corporate Governance Committee reviewed the qualifications of the four directors in relation to the criteria for candidates for nomination for election to the Board of Directors under the Company’s Corporate Governance Guidelines. The Corporate Governance Committee voted to recommend to the Board of Directors, and the Board of Directors approved, the nomination of Mr. DeBenedictis, Mr. Glanton, Mr. Greenberg and Mr. Holland for election to the class of directors to be elected at the 2012 Annual Meeting, with Mr. Glanton abstaining on both votes with respect to his nomination.

     In April 2012, Mr. Richard L. Smoot reached the retirement age of 72 for directors under the Company’s Corporate Governance Guidelines. Mr. Smoot submitted his resignation effective on his 72nd birthday to the Board on February 24, 2012. The Board of Directors requested, and Mr. Smoot agreed, that he remain on the Board of Directors until the 2012 Annual Meeting, at which time Mr. Smoot will retire as director of the Company after fifteen years of service as a director.

     Therefore, four directors, Mr. DeBenedictis, Mr. Glanton, Mr. Greenberg and Mr. Holland, will stand for election by a plurality of the votes cast at the 2012 Annual Meeting, and five directors having terms ending at either the 2013 or 2014 Annual Meetings, will continue to serve on the Board of Directors depending on the period remaining in each of their terms. At the 2012 Annual Meeting, proxies in the accompanying form, properly executed, will be voted for the election of the four nominees listed below, unless authority to do so has been withheld in the manner specified in the instructions on the proxy card or the record holder does not have discretionary voting power under the NYSE rules (see “Voting At The Meeting – Broker Non-Votes” on page 2). Discretionary authority is reserved to cast votes for the election of a substitute should any nominee be unable or unwilling to serve as a director. Each nominee has stated his willingness to serve and the Company believes that the nominees will be available to serve.

     The Board of Directors unanimously recommends that the shareholders vote FOR the election of Mr. DeBenedictis, Mr. Glanton, Mr. Greenberg and Mr. Holland as directors.

Information Regarding Nominees and Directors

     For each of the four nominees for election as directors at the 2012 Annual Meeting and the five directors in the classes of directors whose terms of office are to expire either at the 2013 Annual Meeting or the 2014 Annual Meeting, set forth below is information as to the positions and offices with the Company held by each, the principal occupation of each during the past five years, the directorships of public companies and other organizations held by each and the experience, qualifications, attributes or skills that, in the opinions of the Corporate Governance Committee and the Board of Directors make the individual qualified to serve as a director of the Company.

NOMINEES FOR ELECTION AT 2012 ANNUAL MEETING

Nicholas DeBenedictis Ardmore, PA Director since 1992

Biography: Mr. DeBenedictis has served as Chief Executive Officer of the Company since July 1992 and Chairman of the Board since May 1993. He also serves as Chairman and Chief Executive Officer of the Company’s principal subsidiaries, including Aqua Pennsylvania, Inc. Between April 1989 and June 1992, he served as Senior Vice President for Corporate Affairs of PECO Energy Company (now known as Exelon). From December 1986 to April 1989, he served as President of the Greater Philadelphia Chamber of Commerce and from 1983 to 1986 he served as the Secretary of the Pennsylvania Department of Environmental Resources. Mr. DeBenedictis is a director of Exelon Corporation and P.H. Glatfelter Company and served as a director of Met-Pro Corporation until February 2010. He also serves on the Boards of Pennsylvania area non-profit, civic and business organizations. Age: 66.

Qualifications: In addition to his knowledge and experience as the Company’s Chief Executive Officer since 1992 and his prior experience as a senior executive of a major electric utility, Mr. DeBenedictis has experience as the head of Pennsylvania’s environmental regulatory agency. He serves as a director of two other public companies, including as a member of the corporate governance, audit and compensation committee of those companies. Mr. DeBenedictis has also held leadership positions with various, educational, civic and charitable institutions. The Board of Directors views Mr. DeBenedictis’ experience with various aspects of the utility industry and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience for the Board of Directors’ conclusion that Mr. DeBenedictis should serve as a director of the Company.

Richard H. Glanton Philadelphia, PA Director since 1995

Biography: Mr. Glanton is Chairman of the Philadelphia Television Network, a privately-held media company and Managing Member of ElectedFace LLC, an on-line service that connects people with their elected officials. Mr. Glanton was Senior Vice President of Corporate Development at Exelon Corporation from 2003 to 2008. From 1983 to 2003 he was a partner at the law firms of Wolf Block LLP (1983 to 1986) and Reed Smith LLP (1986 to 2003). Mr. Glanton is a director of The GEO Group, Inc. and Mistras Group, Inc. Age: 65.

Qualifications: Mr. Glanton has more than 25 years of legal experience in law firms and 13 years of executive experience as President of The Barnes Foundation for more than eight years from 1990 to 1998 and at Exelon. Mr. Glanton has approximately 28 years of continuous experience serving on boards of publicly traded companies. He has served as a director on boards of five publicly-traded companies, four of which are traded on the NYSE and one, CGU is traded, on the United Kingdom Stock Exchange. He served as a Director of CGU of North America, a British-based Insurance Company, from 1983 to 2003 when it was sold to White Mountain Group of Exeter New Hampshire and Berkshire Hathaway. He was a member of both its Executive and Audit Committees during his 20-year tenure on that board. From 1990 until 2003, he served as Director of PECO Energy and Exelon Corporation Boards until he resigned to assume a senior management position within the Company at the request of its Chairman. He served on Executive, Audit and Governance Committees of PECO/Exelon. He has been a director of the GEO Group since 1998, where he serves on its three Member Executive Committee, and as Chairman of the Audit and Finance Committee and a Member of its Governance and Compensation Committees. He has served as Chairman of Aqua America’s Corporate Governance Committee since 2005. The Board has determined that Mr. Glanton is an independent director. The Board of Directors views Mr. Glanton's independence, his experience in utility acquisitions, his experience as a director of other publicly-traded companies and his demonstrated leadership roles in other business activities as important qualifications, skills and experience for the Board of Directors' conclusion that Mr. Glanton should serve as a director of the company.

Lon R. Greenberg Wyndmoor, PA Director since 2005

Biography: Mr. Greenberg has been Chairman of the Board of Directors of UGI Corporation since August 1996 and Chief Executive Officer since August 1995. He was formerly President (July 1994 to August 2005), Vice Chairman of the Board (1995 to 1996) and Senior Vice President – Legal and Corporate Development (1989 to 1994) of UGI Corporation. Mr. Greenberg is a member of the Board of Trustees of Temple University and the Temple University Health System. Mr. Greenberg also serves as a director of Ameriprise Financial, Inc., UGI Utilities, Inc. and AmeriGas Propane, Inc. Age: 61.

Qualifications: Mr. Greenberg has over 20 years of experience in various executive, legal and corporate development roles with a major gas utility company and international distributor of propane. He is also Chairman of the nation's largest retail propane marketer and he serves as a director for a NYSE-listed financial planning, products and services company. He is a member of the Board of Trustees of a major university in Philadelphia and the university’s health system. Mr. Greenberg has served as a member of the Company’s Executive Compensation Committee since 2005 and a member of the Company’s Audit Committee since 2009. Mr. Greenberg has also held leadership positions with various civic and charitable institutions. The Board of Directors has determined that Mr. Greenberg is an independent director, financially literate and an audit committee financial expert within the meaning of applicable U.S. Securities and Exchange Commission (“SEC”) rules. The Board of Directors views Mr. Greenberg’s independence, his experience with various aspects of the utility industry, his experience as an executive of a non-utility business and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience for the Board of Directors’ conclusion that Mr. Greenberg should serve as a director of the Company.

Wendell F. Holland Bryn Mawr, PA Director since 2011

Biography: Mr. Holland is a partner in the law firm of Saul Ewing, LLP. Mr. Holland served as Chairman of the Pennsylvania Public Commission from 2004 to 2008 and as a Commissioner from 1990 to 1993 and 2003 to 2004. Mr. Holland was Of Counsel of the law firm of Obermayer Rebman from 1999 to 2003, Vice President of American Water Works Company from 1996 to 1999 and a partner at the law firm of LeBoeuf Lamb Greene and McRae from 1993 to 1995. He has served as Treasurer of the National Association of Utility Regulatory Commissioners (NARUC) and also served on NARUC’s Executive Committee, Board of Directors, and as Chairman of its Audit and Investment Committees. He is a member of the Board of Bryn Mawr Trust Bank and was a member of the Allegheny Energy Board of Directors from 1994 to 2003. Age: 59.

Qualifications: Mr. Holland has extensive knowledge and experience in the regulation of public utilities, especially water utilities. His experience as Chairman of the Public Utility Commission in Pennsylvania for four years and a Commissioner for four years will provide valuable insight into the regulatory process. His service as a member of the Board of Directors of a large, publicly-trade energy company will enable him to play a meaningful role on the Company's Board of Directors. As outside counsel to, and an executive at, other public utility companies, he has a perspective on the various issues facing public utility companies.

DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2013

William P. Hankowsky Philadelphia, PA Director since 2004

Biography: Mr. Hankowsky has been Chairman, President and Chief Executive Officer of Liberty Property Trust, a fully integrated real estate firm, since 2003. Mr. Hankowsky joined Liberty in 2001 as Executive Vice President and Chief Investment Officer. Prior to joining Liberty, he served for 11 years as President of the Philadelphia Industrial Development Corporation. Prior to that, he was Commerce Director for the City of Philadelphia. Mr. Hankowsky serves on the Board of Directors of Citizens Financial Group and on various charitable and civic boards, including the Philadelphia Convention and Visitors Bureau and the Kimmel Regional Performing Arts Center. Age: 60.

Qualifications: Mr. Hankowsky has over 35 years experience managing public, private and non-profit organizations, including eight years as Chairman and Chief Executive Officer of Liberty Property Trust, a publicly-traded Real Estate Investment Trust which owns 80 million square feet of office and industrial space in over 20 markets throughout the United States and the United Kingdom. He has experience in financing, acquisitions and real estate matters across the United States. Mr. Hankowsky has also held leadership positions with various cultural and civic institutions in the greater Philadelphia region. Mr. Hankowsky has served as Chairman of the Company’s Executive Compensation Committee since 2005. The Board of Directors has determined that Mr. Hankowsky is an independent director, financially literate and an audit committee financial expert within the meaning of applicable SEC rules. The Board of Directors views Hankowsky’s independence, his experience with real estate, financing and acquisitions and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience supporting the Board of Directors’ conclusion that Mr. Hankowsky should serve as a director of the Company.

Andrew J. Sordoni, III Forty Fort, PA Director since 2006

Biography: Mr. Sordoni is Chairman of Sordoni Construction Services, Inc., a building construction and management services company and has been an officer of that company since 1967. Mr. Sordoni was Chairman or President of C-TEC Corporation, a diversified telecommunications company from 1979 to 1993. Since 1974 he has headed Sordoni Foundation, Inc. and has served as a director of various business and charitable organizations. He is also a director of Harsco Corporation. Age: 68.

Qualifications: Mr. Sordoni has experience as a director and executive of various public and private companies throughout the course of his career, including experience in construction, finance, administration and acquisitions. He was Chairman and President of a regulated public utility company in Pennsylvania. He has been a director of another publicly-traded company since 1988 and is chairman of that company’s nominating committee and a member of its compensation committee and executive committee. Mr. Sordoni has lived and worked in northeast Pennsylvania, an important area of the Company’s operations, for over 50 years. Mr. Sordoni has served as a member of the Company’s Audit Committee since 2006. The Board of Directors has determined that Mr. Sordoni is an independent director, financially literate and an audit committee financial expert within the meaning of applicable SEC rules. The Board of Directors views Mr. Sordoni’s independence, his experience as an executive of a public utility company in Pennsylvania, his experience in construction, finance and acquisitions, his knowledge of northeast Pennsylvania, his experience as a director of another publicly-traded company and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience supporting the Board of Directors’ conclusion that Mr. Sordoni should serve as a director of the Company.

DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2014

Mary C. Carroll Bryn Mawr, PA Director since 1981

Biography: Ms. Carroll is a retired consultant and an advisor to non-profit corporations, businesses and government agencies and is a well-recognized civic volunteer. She is the Honorary Trade Representative of Nepal and Chairman of the Nepal Foundation. She is a founder, director or trustee of various civic and charitable organizations, including the YMCA of Philadelphia and Vicinity and the Friends of Patan Hospital. Age: 71.

Qualifications: As the Company’s longest serving director, Ms. Carroll has knowledge of the Company’s history and culture. She has been a community leader for over 35 years, having served as an officer or member of the board of directors of over 30 local, regional and national non-profit organizations. She has established advisory boards which consulted and worked with the federal government. She has served as founder, President and CEO of organizations involved in economic development, conservation and self-help in Philadelphia and in Nepal, Russia and South Korea. Ms. Carroll has both a unique community-oriented and world perspective. Ms. Carroll has been a member of the Company’s Corporate Governance Committee since 1981. The Board of Directors has determined that Ms. Carroll is an independent director. The Board of Directors views Ms. Carroll’s independence, her knowledge of the company’s history and culture and her demonstrated leadership roles in community activities as important qualifications, skills and experience for the Board of Directors’ conclusion that Ms. Carroll should serve as a director of the Company.

Mario Mele Ft. Washington, PA Director since 2009

Biography: Mr. Mele is President of Fidelio Insurance Company, a health insurance company specializing in underwriting group dental insurance and President of Dental Delivery Systems, Inc., a dental HMO with over 50,000 enrollees in Pennsylvania, New Jersey and New York. Mr. Mele served as Chairman of the Montgomery County, Pennsylvania Board of Commissioners from 1992 to 2000. He has also been a member of the Board of Directors of the Southeastern Pennsylvania Transportation Authority from 1997 to 2001 and a member of the Board of the Pennsylvania Liquor Control Board from 1980 to 1987. Age: 70.

Qualifications: Mr. Mele has 35 years of experience as the president of a health insurance company and over 20 years of experience in various state and local governmental organizations. He has held leadership roles in various cultural and civic organizations. He also has B.A and M.A. degrees in physics. The Board of Directors has determined that Mr. Mele is an independent director. The Board of Directors views Mr. Mele’s independence, his experience with health insurance issues and state and local government, his science education and his demonstrated leadership roles in business and community activities as important qualifications, skills and experience for the Board of Directors’ conclusion that Mr. Mele should serve as a director of the Company.

Ellen T. Ruff Charlotte, NC Director since 2006

Biography: Ms. Ruff was President, Office of Nuclear Development, for Duke Energy Corporation, from December 2008 until her retirement in January 2011. Duke Energy Corporation is a leading energy company focused on electric power and gas distribution operations and other energy services in the Americas. From April 2006 through December 2008, Ms. Ruff was President of Duke Energy Carolinas, an electric utility that provides electricity and other services to customers in North Carolina and South Carolina. Ms. Ruff joined the Duke Energy organization in 1978 and during her career held a number of key positions, including, Vice President and General Counsel of Corporate, Gas and Electric Operations, Senior Vice President and General Counsel for Duke Energy, Senior Vice President of Asset Management for Duke Power, Senior Vice President of Power Policy and Planning, Group Vice President of Power Policy and Planning and Group Vice President of Planning and External Affairs. Ms. Ruff is a director of Mistras Group, Inc. Age: 63.

Qualifications: Ms. Ruff has over 30 years of experience with a major utility company in various management, operations, legal, planning and public affairs positions. Ms. Ruff has lived and worked in North Carolina, an important area of the Company’s operations, for many years. Ms. Ruff has served as a member of the Company’s Executive Compensation Committee since 2006. The Board of Directors has determined that Ms. Ruff is an independent director. The Board of Directors views Ms. Ruff’s independence, her experience with various aspects of the utility industry, her knowledge of North Carolina and her demonstrated leadership roles in business and community activities as important qualifications, skills and experience for the Board of Directors’ conclusion that Ms. Ruff should serve as a director of the Company.

CORPORATE GOVERNANCE

     The Board of Directors operates pursuant to a set of written Corporate Governance Guidelines. Copies of these Guidelines can be obtained free of charge from the Corporate Governance portion of the Investor Relations section of the Company’s Web site, www.aquaamerica.com.

     Our Web site is not part of this Proxy Statement; references to our Web site address in this Proxy Statement are intended to be inactive textual references only.

Director Independence

     The Board of Directors is, among other things, responsible for determining whether each of the directors is independent in light of any relationship such director may have with the Company. The Board has adopted Corporate Governance Guidelines that contain categorical standards of director independence that are consistent with the listing standards of the NYSE. Under the Company’s Corporate Governance Guidelines, a director will not be deemed independent if:

  the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years an executive officer of the Company;

  (A) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, (B) the director is a current employee of such a firm, (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit, or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time;

  the director or an immediate family member is or, has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;

  the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and, in the case of an immediate family member who is not an executive officer, other than compensation for service as an employee of the Company;

  the director is an executive officer or employee, or someone in her/his immediate family is an executive officer, of another company that, during any of the other company’s past three fiscal years made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year of the other company, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues; or

  the director serves as an executive officer of a charitable organization and, during any of the charitable organization’s past three fiscal years, the Company made charitable contributions to the charitable organization in any single fiscal year of the charitable organization that exceeded the greater of $1 million or two percent, of the charitable organization’s consolidated gross revenues.

     For purposes of the categorical standards set forth above, (a) a person’s immediate family includes a person’s spouse, parents, children, siblings, mothers-and fathers-in-law, sons- and daughters-in-law, and brothers-and sisters-in-law and anyone (other than domestic employees) who shares such person’s home, and (b) the term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

     In addition to these categorical standards, no director will be considered independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly, or as a partner, stockholder, director or officer, of an organization that has a relationship with the Company). When making independence determinations, the Board of Directors broadly considers all relevant facts and circumstances surrounding any relationship between a director or nominee and the Company. Transactions, relationships and arrangements between directors or members of their immediate family and the Company that are not addressed by the categorical standards may be material depending on the relevant facts and circumstances of such transactions, relationships and arrangements. The Board of Directors considered the following transactions, relationships and arrangements in connection with making the independence determinations:

1.	The Company made contributions to charitable or civic organizations for which the following directors serve as directors, trustees or executive officers: Ms. Carroll, Mr. Glanton, Mr. Greenberg, Mr. Hankowsky, Mr. Mele and Mr. Sordoni. None of the Company’s contributions exceeded the greater of $1 million or 2% of the recipient organization’s consolidated gross revenues.

2.	The Company purchases energy at normal tariff rates from Duke Energy Corporation and UGI Corporation or their affiliates for which Ms. Ruff and Mr. Greenberg, respectively, serve or served as executive officers. The amounts paid by the Company to these other entities are not material to these other entities.

3.	The Company provides water service at normal tariff rates to Liberty Property Trust and UGI Corporation or their affiliates for which Mr. Hankowsky and Mr. Greenberg, respectively, serve as executive officers. The amounts paid to the Company by these other entities are not material to these other entities.

4.	Mr. DeBenedictis serves on the board of directors of civic or charitable organizations with Mr. Greenberg, Mr. Hankowsky and Mr. Sordoni.

5.	The Company has banking arrangements with Citizens Financial Group or its affiliates and Mr. Hankowsky is a member of the Board of Directors of Citizens Financial Group. The amounts paid by the Company to these other entities are not material to these entities.

6.	The Company has had a relationship with the law firm at which Mr. Holland is a partner prior to Mr. Holland joining that firm. Most of the legal services provided by the law firm to the Company were rendered by attorneys other than Mr. Holland. The Company paid fees for legal services to this firm of $543,313 in 2009, $671,819 in 2010 and $245,433 in 2011.

     Based on a review applying the categorical standards set forth in the Company’s Corporate Governance Guidelines and considering the relevant facts and circumstances of the transactions, relationships and arrangements between the directors and the Company described above, the Board of Directors has affirmatively determined that each nominee for director and each of the Company’s other directors, other than Mr. DeBenedictis, the Company’s Chief Executive Officer, is independent.

     In 2005, the Board of Directors approved share ownership guidelines for each director to own shares of Company common stock having a value equal to five times the annual cash retainer for directors. Directors have up to five years to attain this guideline share ownership level. Each director currently owns sufficient shares to comply with these guidelines.

Board of Directors leadership structure

     The Board of Director’s current policy is that the positions of Chairman and Chief Executive Officer be held by the same person. The Board of Directors believes that this leadership structure has served the Company well over the years by providing unified leadership and direction and, in combination with the Company’s other corporate governance policies and procedures, is in the best interests of the Company’s shareholders. The Board of Directors may separate these positions in the future should circumstances change, such as in connection with a transition in leadership.

     The Board of Directors annually elects a lead independent director to coordinate the activities of the other independent directors and enhance the role of the independent directors in the overall corporate governance of the Company. Unless otherwise determined by the Board, the director elected annually to serve as the Chair of the Corporate Governance Committee will also serve as the lead independent director. The duties and powers of the lead independent director include:

  presiding at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors;

  serving as liaison between the independent directors and the Chairman of the Board;

  consulting with the Chairman of the Board on meeting agendas and information provided to the Board for meetings, including the authority to add items to the agendas for any such meeting;

  reviewing and approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;

  having the authority to call executive sessions of the independent directors and to prepare the agendas for such executive sessions;

  serving as the Board’s liaison for consultation and communications with shareholders on behalf of the independent directors;

  serving as a member of the Executive Committee;

  in the event of the death or incapacity of the Chairman and Chief Executive Officer, becoming the acting Chairman of the Board until a new Chairman is selected; and

  having the authority (on behalf of the independent directors) to engage such legal, financial or other advisors as the independent directors shall deem appropriate at the expense of the Company and without consultation or the need to obtain approval of any officer of the Company.

Oversight of Risk Management

     The Board oversees management’s risk management activities through a combination of processes.

  Management has developed a Company-wide Enterprise Risk Management process intended to identify, prioritize and monitor key risks that may affect the Company. At least annually, the Board reviews this Enterprise Risk Management process and management presents to the Board a report on the status of the risks and the metrics used to monitor those risks. Each risk that is tracked as part of the Enterprise Risk Management process has a member of the Company’s management who serves as the owner and monitor for that risk. The risk owners and monitors report on the status of their respective risks at the quarterly meeting of management’s Compliance Committee. The information discussed at the Compliance Committee meeting is then reviewed by the Disclosure Committee composed of the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Accounting Officer and Director of Internal Audit. The results of the Disclosure Committee meetings are presented to the Audit Committee each quarter.

  The Audit Committee, in consultation with management, the independent registered public accountants and the internal auditors, discusses the Company’s policies and guidelines regarding risk assessment and risk management as well as the Company’s significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. The Audit Committee meets in executive session with the Director of Internal Audit and with the independent registered public accountants at the end of each Audit Committee meeting. The Company’s General Counsel reports to the Audit Committee quarterly regarding any significant litigation involving the Company and his opinion of the adequacy of the Company’s reserves for such litigation.

  The Executive Compensation Committee considers the risks that may be presented by the structure of the Company’s compensation programs and the metrics used to determine individual compensation under that program. In addition, two members of the Audit Committee are also members of the Executive Compensation Committee, which allows for the sharing of information concerning the risk assessment and risk management reviewed by the Audit Committee with the Executive Compensation Committee in its consideration of the Company’s compensation policies and practices.

  The Corporate Governance Committee leads an annual discussion by the Board of Directors regarding the Company’s strategic plans and management’s performance with respect to such plans.

  The Board believes that the present leadership structure of having the same person serve as the Chairman and Chief Executive Officer of the Company, along with the important risk oversight functions performed by the Audit Committee, the Executive Compensation Committee and the full Board, permits the Board to effectively perform its role in the risk oversight of the Company.

  Management briefs the Board of Directors on acquisitions valued in excess of $2 million and the Board approves every acquisition valued in excess of $10 million or which involves the issuance of the Company’s common stock as part of the acquisition.

  In addition to updates at each Board meeting by operating management regarding any significant operational or environmental matters, management provides the Board with an annual update on environmental matters by the Company’s Chief Environmental Compliance Officer in connection with a presentation by the Company’s Senior Vice President of Engineering on the Company’s proposed capital spending plans.

Code of Ethics

     The Company maintains a Code of Ethical Business Conduct for its directors, officers and employees, including the Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, as defined by the rules adopted by the SEC pursuant to Section 406(a) of the Sarbanes-Oxley Act of 2002. The Code of Ethical Business Conduct covers a number of important subjects, including: conflicts of interest; corporate opportunities; fair dealing; confidentiality; protection and proper use of Company assets; compliance with laws, rules and regulations (including insider trading laws); and encouraging the reporting of illegal or unethical behavior. Copies of the Company’s Code of Ethical Business Conduct can be obtained free of charge from the Corporate Governance portion of the Investor Relations section of the Company’s Web site, www.aquaamerica.com. The Company intends to post amendments to or waivers from the Code of Ethical Business Conduct (to the extent applicable to the Company’s executive officers, senior financial officers or directors) on its Web site.

Policies and Procedures for Approval of Related Person Transactions

     The Board has a written policy with respect to Related Person Transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes certain types of transactions in which the related person is deemed not to have a material interest.

     Under this policy, a related person means: (a) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director, an executive officer or a director nominee; (b) any person known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (c) any immediate family member of a person identified in items (a) or (b) above, meaning such person’s spouse, parent, stepparent, child, stepchild, sibling, mother- or father-in-law, son- or daughter-in-law, brother- or sister-in-law or any other individual (other than a tenant or employee) who shares the person’s household; or (d) any entity that employs any person identified in (a), (b) or (c) or in which any person identified in (a), (b) or (c) directly or indirectly owns or otherwise has a material interest.

     The Corporate Governance Committee, with assistance from the Company's General Counsel, is responsible for reviewing, approving and ratifying any related person transaction. In its review and approval or ratification of related person transactions (including its determination as to whether the related person has a material interest in a transaction), the Corporate Governance Committee will consider, among other factors:

  the nature of the related person’s interest in the transaction;

  the material terms of the transaction, including, without limitation;

  the amount and type of transaction;

  the importance of the transaction to the related person;

  the importance of the transaction to the Company;

  whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

  any other matters the Corporate Governance Committee deems appropriate.

The Corporate Governance Committee intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders.

     As noted under Director Independence on page xx, the Company had an existing relationship with the law firm that Mr. Holland joined as a partner in 2008. Most of the legal services provided by that law firm to the Company relate to regulatory matters for the Company’s New Jersey subsidiaries and do not involve services by Mr. Holland. Because the legal services provided to the Company exceed $120,000, the relationship between the Company and the law firm constitutes a related person transaction. Prior to nominating Mr. Holland for appointment to the Board of Directors, the Corporate Governance Committee reviewed the relationship between the Company and the law firm pursuant to the Company’s Related Person Transaction Policy and concluded that the relationship was in the best interests of the Company since the attorneys performing most of that work had been handling regulatory matters for the Corporation’s New Jersey subsidiary for several years prior to Mr. Holland joining the firm.

Board and Board Committees

     The Board of Directors held seven meetings in 2011. The Company’s Bylaws provide that the Board of Directors, by resolution adopted by a majority of the whole Board, may designate an Executive Committee and one or more other committees, with each such committee to consist of two or more directors. The Board of Directors annually elects from its members the Executive, Audit, Executive Compensation and Corporate Governance Committees. The Board may also from time to time appoint an ad hoc Finance Committee to approve the terms of the Company’s financings. The Retirement and Employee Benefits Committee, which is comprised of senior management of the Company, reports periodically to the Board of Directors. Ms. Carroll serves as an advisor to the Retirement and Employee Benefits Committee. Each director attended at least 75% of the aggregate of all meetings of the Board and the Committees on which each such director served in 2011. The Board of Directors encourages all directors to attend the Company’s Annual Meeting of Shareholders. All the directors were in attendance at the 2011 Annual Meeting of Shareholders.

     Each of the standing Committees of the Board of Directors operates pursuant to a written Committee Charter. Copies of these Charters can be obtained free of charge from the Corporate Governance portion of the Investor Relations section of the Company’s Website, www.aquaamerica.com.

The current members of the standing Committees of the Board of Directors are as follows:

Executive Committee	Executive Compensation Committee	Audit Committee
Nicholas DeBenedictis*	William P. Hankowsky*	Lon R. Greenberg*
Richard H. Glanton	Lon R. Greenberg	Richard L. Smoot
William P. Hankowsky	Ellen T. Ruff	William P. Hankowsky
Lon R. Greenberg		Andrew J. Sordoni, III

Corporate Governance Committee
Richard H. Glanton*
Mary C. Carroll
Mario Mele
____________________

*	Chairman

     Executive Committee. The Company’s Bylaws provide that the Executive Committee shall have and exercise all of the authority of the Board in the management of the business and affairs of the Company, with certain specified exceptions. The Executive Committee is intended to serve in the event that action by the Board of Directors is necessary or desirable between regular meetings of the Board, or at a time when convening a meeting of the entire Board is not practical, and to make recommendations to the entire Board with respect to various matters. The Executive Committee met twice in 2011. The Executive Committee currently has four members, and the Chairman of the Board of Directors serves as Chairman of the Executive Committee.

     Audit Committee. The Audit Committee is composed of four directors, whom the Board of Directors has affirmatively determined meet the standards of independence required of audit committee members by the NYSE listing requirements and applicable SEC rules. Based on a review of the background and experience of the members of the Audit Committee, the Board of Directors has determined that all members of the Audit Committee are financially literate and are audit committee financial experts within the meaning of applicable SEC rules. The Audit Committee was required to meet at least four times during the year and met four times during 2011. The Audit Committee operates pursuant to a Board-approved charter which states its duties and responsibilities. The primary responsibilities of the Audit Committee are to monitor the integrity of the Company’s financial reporting process and systems of internal controls, including the review of the Company’s annual audited financial statements, and to monitor the independence of the Company’s independent registered public accounting firm. The Audit Committee has the exclusive authority to select, evaluate and, where appropriate, replace the Company’s independent registered public accounting firm.

     The Audit Committee has considered the extent and scope of non-audit services provided to the Company by its independent registered public accounting firm and has determined that such services are compatible with the independent registered public accounting firm maintaining its independence. For more information, see the Audit Committee Report on page xx.

     Executive Compensation Committee. The Executive Compensation Committee is composed of three directors, whom the Board of Directors has affirmatively determined are independent directors as defined by the NYSE listing requirements. The Executive Compensation Committee operates pursuant to a Board-approved charter which states its duties and responsibilities. The Executive Compensation Committee has the power to, among other things, administer and make awards under the Company’s equity compensation plans. The Executive Compensation Committee reviews the recommendations of the Company’s Chief Executive Officer as to appropriate compensation of the Company’s executive officers (other than the Chief Executive Officer) and determines the compensation of such executive officers. The Committee reviews and recommends to the Board of Directors the compensation for the Company’s Chief Executive Officer, which is subject to final approval by the Board of Directors. The Executive Compensation Committee held five meetings in 2011.

     Corporate Governance Committee. The Corporate Governance Committee is composed of three directors, whom the Board of Directors has affirmatively determined are independent directors as defined by the NYSE listing requirements. The Corporate Governance Committee operates pursuant to a Board-approved charter which states its duties and responsibilities, which include identifying and considering qualified nominees for directors, developing and periodically reviewing the Corporate Governance Guidelines by which the Board of Directors is organized and executes its responsibilities. The Corporate Governance Committee advises the Board of Directors on executive selections and succession, including ensuring that there is a succession plan for the Chief Executive Officer and such other senior executives as determined by the Corporate Governance Committee. In addition, the Chairman of the Corporate Governance Committee conducts corporate governance discussions in executive sessions with the Board of Directors. The Corporate Governance Committee also reviews and approves, ratifies or rejects related person transactions under the Company’s written policy with respect to related person transactions. The Corporate Governance Committee met four times during 2011.

OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information as of March 12, 2012 with respect to shares of Common Stock of the Company beneficially owned by: (1) each person known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company; (2) each director, nominee for director and executive officer named in the Summary Compensation Table; and (3) all directors, nominees and executive officers of the Company as a group. This information has been provided by each of the directors, executive officers and nominees at the request of the Company or derived from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act. Beneficial ownership of securities as shown below has been determined in accordance with applicable guidelines issued by the SEC. Beneficial ownership includes the possession, directly or indirectly, through any formal or informal arrangement, either individually or in a group, of voting power (which includes the power to vote, or to direct the voting of, such security) and/or investment power (which includes the power to dispose of, or to direct the disposition of, such security).

Name and Address	Sole voting and sole		Shared voting and shared		Amount and Nature of	Percent of
of Beneficial Owner	investment power (1)		investment power		Beneficial Ownership	Class (2)
1) Certain beneficial owners:

BlackRock, Inc. (3)	8,593,279		-		8,593,279	6.19%
40 East 52nd Street
New York, NY 10022

2) Directors (including nominees) and named executive officers:

Mary C. Carroll	20,279		3,784	(4)	24,063	*
Nicholas DeBenedictis	895,895		299,046	(5)	1,194,942	*
Christopher H. Franklin	109,578				109,578	*
Richard H. Glanton	8,742				8,742	*
Lon R. Greenberg	10,000		6,200	(6)	16,200	*
William P. Hankowsky	12,860				12,860	*
Wendell F. Holland	0				0	*
Karl M. Kyriss	105,609		10,747	(7)	116,357	*
Mario Mele	11,000		15,582	(8)	26,582	*
Ellen T. Ruff	9,000				9,000	*
David P. Smeltzer	117,183		23,916	(9)	201,099	*
Richard L. Smoot	20,000				20,000	*
Andrew J. Sordoni	52,686		12,536	(10)	65,222	*
Roy H. Stahl	209,550		20,000	(11)	229,550	*

3) All directors, nominees and executive officers as a group (15 persons)

	1,744,957	(12)	415,061	(13)	2,160,018	1.56%
____________________

*	Less than 1%

(1)

Includes shares held under the Company's 401(k) Plan as applicable. Also includes the following number of shares issuable upon exercise of outstanding stock options exercisable on or before May 31, 2012: 429,317 shares issuable to Mr. DeBenedictis; 149,331 shares issuable to Mr. Stahl; 132,497 shares issuable to Mr. Smeltzer; 86,297 shares issuable to Mr. Kyriss; and 79,943 shares issuable to Mr. Franklin.

(2)

Percentage of ownership for each person or group is based on xxx,xxx,xxx shares of Common Stock outstanding as of March 12, 2012. For each beneficial owner, the shares include all shares issuable to such person or group upon exercise of outstanding stock options exercisable within 60 days of that date.

(3)	The information for BlackRock, Inc. was obtained from the Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 13, 2012.

(4)	The shareholdings indicated are owned of record by Ms. Carroll's husband.

(5)

The shareholding indicated include 109,250 shares held jointly with Mr. DeBenedictis’ wife. The shareholdings indicated also include 189,797 shares owned by Mr. DeBenedictis' wife, including 126,002 shares in two trusts for which his wife is trustee.

(6)	The shareholdings indicated are owned jointly with Mr. Greenberg's wife.

(7)	The shareholdings indicated are owned jointly with Mr. Kyriss' wife.

(8)

The shareholdings indicated include 3,666 shares owned by the Fidelio Foundation for which Mr. Mele is trustee, 7,916 shares owned by Dental Delivery Systems, Inc. of which Mr. Mele is President and 4,000 shares owned by Mele Brothers Realty of which Mr. Mele is partner.

(9)	The shareholdings indicated are owned jointly with Mr. Smeltzer's wife.

(10)

The shareholdings indicated include 2,000 shares owned of record by Mr. Sordoni's wife and 10,536 shares owned by a trust for the benefit of Mr. Sordoni's children and with respect to which Mr. Sordoni's wife is trustee.

(11)	The shareholdings indicated are owned jointly with Mr. Stahl's wife.

(12)	The shareholdings indicated include 959,880 shares issuable to such group upon exercise of outstanding stock options exercisable on or before May 12, 2012.

(13)

The shareholdings indicated include 415,061 shares (i) held in joint ownership with spouses, (ii) held as custodian for minor children, (iii) owned by family members or (iv) in trusts for adult children.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

     Our executive compensation program is intended to attract, retain and motivate a talented management team and appropriately reward them for their accomplishments in fulfilling our objectives with respect to our various stakeholders. Our program consists of a combination of short-term and long-term compensation vehicles and a substantial portion of the named executive officers’ total direct compensation comes from incentive compensation as shown in the tables below. We believe that the types of compensation vehicles we use and the relative proportion of the named executive officers’ total compensation represented by these vehicles is consistent with current competitive compensation practices. We measure the competitiveness of our program for our executive officers against the median compensation for comparable positions at other companies in our benchmark market. Since compensation levels are typically aligned with a company’s revenues, we adjust the Company’s revenues in the manner described below to align with the companies in the benchmark market and size-adjust the market data using regression analysis to determine the market rates for our named executive officer positions. Our goal is to provide total direct compensation that is competitive with the market rates for each named executive officer. The total target direct compensation for each of our named executive officers was below the median of the benchmark market for each of their positions at the beginning of 2012.

     In this Compensation Discussion and Analysis, we address the compensation paid or awarded to our executive officers listed in the Summary Compensation Table that immediately follows this discussion. We refer to these executive officers as our “named executive officers.” As used in this Compensation Discussion and Analysis, the total of base salary and annual cash incentive compensation is referred to as “total cash compensation” and the total of base salary, annual cash incentive compensation and equity incentive compensation is referred to as “total direct compensation.”

     As part of the program to provide for an appropriate alignment of pay for performance, we consider the ratio of performance-based compensation to the executive’s total direct compensation and, with respect to the equity incentives, the ratio of performance-based to time-based equity incentive awards. The table below shows the portion of each named executive officer’s 2011 total direct compensation that is considered performance-based (i.e. annual cash incentives and performance-based equity incentives).

							Total Percentage
		2010 Cash			Performance-		Performance-
		Incentive	Peformance	Restricted Stock	based Restricted	Performance-based	based
Name	Salary	Paid in 2011	Units	Units	Stock Units	Restricted Stock	Compensation
N. DeBenedictis	18%	22%	11%	-	15%	34%	82%
D. Smeltzer	43%	26%	21%	10%	-	0%	47%
R. Stahl	43%	26%	21%	10%	-	0%	46%
K. Kyriss	50%	22%	19%	10%	-	0%	41%
C. Franklin	47%	26%	18%	9%	-	0%	44%

     The information in the table above differs from the information in the Summary Compensation Table on page xx in that it excludes amounts from the Changes in Pension Value and Non-qualified Deferred Compensation Earnings and All Other Compensation because these amounts are not considered in establishing the named executive officers’ annual total cash compensation and total direct compensation and some of the amounts in those columns in the Summary Compensation Table can vary significantly from year to year.

     With respect to the annual equity incentive awards, the table below shows the portion of the 2011 equity incentive awards for each named executive officer that are performance-based.

Percentage of
Total Grant Date
Fair Value of
2011 Equity
Incentives that
are Performance-
Name	based
N. DeBenedictis	100%
D. Smeltzer	66%
R. Stahl	66%
K. Kyriss	66%
C. Franklin	66%

     In evaluating the pay for performance alignment, the Company focuses primarily on the financial factors that we believe are important to our investors and other stakeholders and that management has the best opportunity to impact through their efforts on behalf of the Company. Accordingly, the Company’s net income and earnings before income taxes and depreciation are the metrics used in the determination of the annual cash incentives, earnings per share is the metric used in determining the amount to be realized from 50% of the performance share units and operating income is the metric used in the determining the vesting of performance-based restricted stock and restricted stock units. The three-year compound annual growth rate (“CAGR”) for these metrics as well as the growth in the Company’s dividend through fiscal year 2011 are as follows:

FINANCIAL PERFORMANCE DATA

3-year
CAGR
Revenues	6%
EBITD	9%
Operating Income	10%
Earnings per Share	15%
Dividends	7%

     Finally, it should be noted that the Total Compensation in the Summary Compensation Table on pages xx and xx for Mr. DeBenedictis, the Company’s Chief Executive Officer, who reached aged 65 in September 2010, includes a one-time grant of 57,000 shares of restricted stock in 2010 in connection with Mr. DeBenedictis’ entry into an Employment Agreement to continue to serve as Chief Executive Officer beyond his normal retirement date through January 2013 and a one-time grant of 50,000 shares of restricted stock in 2011 in connection with the Company’s request that Mr. DeBenedictis further extend the term of his Employment Agreement to June 30, 2015.

Objectives of Aqua America’s Compensation Program

     Our executive compensation program is designed to motivate our executives to achieve our goals of providing our customers with quality, cost-effective and reliable water and wastewater services and providing our shareholders with a long-term, positive return on their investment.

     Toward that end, our compensation program is designed to meet the following objectives:

  provide compensation levels that are competitive with those provided by other companies with which we may compete for executive talent;

  motivate executives to achieve annual customer service-oriented objectives and strategic business initiatives and reward them for their performance in achieving these objectives and initiatives;

  create a strong link between the compensation of our executives and our financial performance and shareholder value; and

  retain executives of significant abilities.

     In administering the executive compensation program, the Executive Compensation Committee (the “Compensation Committee”) attempts to strike an appropriate balance among the elements of our compensation program to achieve the objectives described above. Each of the elements of the program is discussed in greater detail below. In reviewing the Company’s overall compensation program in the context of the risks identified in the Company’s enterprise risk management processes, the Compensation Committee does not believe that the risks the Company faces are materially increased by the Company’s compensation programs and, therefore, the Compensation Committee does not believe that the program creates a reasonable likelihood of a material adverse effect on the Company.

Elements of Aqua America’s Compensation Program

     Our executive compensation program is composed of the following six elements, which we believe are important components of a well-designed, balanced and competitive compensation program:

  Base Salary

  Annual Cash Incentive Awards (referred to as Non-Equity Incentive Plan Compensation in the Summary Compensation Table on page 32)

  Equity Incentives and stock ownership guidelines

  Retirement Benefits

  Non-Qualified Deferred Compensation Plans

  Change-in-Control Agreements

     We utilize these six elements to achieve the objectives of our compensation program as follows:

  competitively benchmarked base salaries are designed to attract and retain executives consistent with their talent and experience, market-based salary increases are designed to recognize the executive’s performance of their duties and responsibilities, and promotions and related salary increases are designed to encourage executives to assume increased job duties and responsibilities;

  annual cash incentive awards are intended to reward executives and other employees for improving the quality of service to our customers, controlling the cost of service to our customers by managing expenses and improving performance, achieving economies of scale by the acquisition of additional water and wastewater systems that can benefit from our resources and expertise, disposing of under-performing systems where appropriate and enhancing our financial viability and performance by the achievement of annual objectives;

  stock ownership guidelines are designed to focus executives on the long-term performance of the Company and align the interests of our executives with our shareholders by encouraging executives to maintain a significant ownership interest in the Company. Equity incentives are designed to reward executives and other employees for (1) enhancing our financial health, which also benefits our customers, (2) improving our long-term performance through both revenue increases and cost control, and (3) achieving increases in the Company’s equity and in absolute shareholder value and shareholder value relative to peer companies, as well as helping to retain executives due to the longer term nature of these incentives;

  retirement benefits are intended to assist executives and other employees to provide income for their retirement;

  our non-qualified deferred compensation plan is designed to allow eligible executives to manage their financial and tax planning and defer current income until a later date, either following retirement or another separation from employment; and

  change-in-control agreements with selected executive officers are designed to promote stability and dedication to shareholder value in the event of a fundamental transaction affecting the ownership of the Company and to enable the executives to evaluate such a transaction impartially.
Benchmarking Competitive Compensation and the Role of the Compensation Committee’s Consultant

     The Compensation Committee has retained Pay Governance LLC (“Pay Governance” or the “consultant”) , a nationally-recognized compensation consulting firm, as the Compensation Committee’s consultant to assist it in designing and assessing the competitiveness of our executive compensation program. Annually, the Compensation Committee has the consultant develop a market rate for base salary, total cash compensation and total direct compensation for each of the named executive officer positions, including the allocation between cash compensation and equity incentives. Each market rate represents the compensation level that would be paid to a hypothetical, seasoned performer in a position having similar responsibilities and scope, in an organization of similar size and type as the Company.

     In developing the market rates for the named executive officers in 2011, the Compensation Committee’s consultant used compensation data from all 56 of the investor-owned utilities in the utility industry database used by the consultant to determine the market rates for the named executive officers. In prior years, the consultant utilized compensation data from all the investor-owned utilities included in the utility industry database used by the consultant, but also used data from water companies participating in the independent water utility compensation survey and data from approximately 750 companies included in the general industry database used by the consultant. The Compensation Committee believes that utilizing the data from only utility companies and adjusting the Company’s revenues as described below to better align the Company’s data with the data in the utility industry database, provides a more appropriate comparison for determining the market rates for the Company’s named executive officers’ given that we are a utility company. This contrasts with our past practice of including data from non-utility general industry companies with respect to the equity component of compensation. Also, due to the relatively limited number of investor-owned water utility companies of the Company’s size, the Compensation Committee believes that using the broader utility market data provides reasonable and reliable data for determining competitive compensation levels. All 56 companies in the utility industry database used by the consultant are listed in Appendix A to this Proxy Statement. The Company has no involvement in the selection of the companies that are included in the database used by the consultant. Each company listed in Appendix A was used in the development of the market rates for 2011, as described in this paragraph. The Company, the Compensation Committee and Pay Governance are mindful that compensation levels for executives of companies are typically aligned with a company’s size as defined by revenues. In other words, executives in companies with higher revenues are generally paid more than executives with comparable positions in companies with lower revenues. The Compensation Committee and Pay Governance have concluded that the Company’s revenues under-represent the complexity and scope of the Company’s business given the Company’s low cost of goods sold relative to energy-based utilities. The cost of goods sold as a percentage of revenues is significant for energy-based utilities due to their fuel, gas and other power costs. These commodity costs are subsequently recovered through the revenues of the energy-based utilities as they are ultimately passed through to the customer. The Company, like other water utilities, does not have a comparable commodity cost. The purpose of the adjusted revenue analysis is to create a consistent comparison to the compensation data in the utility database used by the consultant by estimating the revenue that the Company would earn if its cost of goods sold was in similar proportion to that of energy-based utilities. In order to determine a factor by which to adjust the Company’s annual revenues, the Compensation Committee recommended that the consultant analyze the income statements of a sample of delivery-focused (i.e. non-power generating) utilities, chosen by the consultant with no input from the Company, to develop a typical cost of goods sold factor attributable to commodity costs.

     The consultant’s analysis determined that the commodity costs of the cost of goods sold averaged 55% of revenues for these companies and calculated what the Company’s adjusted revenues would be using this factor. Since there are certain complexities associated with procuring these commodities at the energy-based utilities, the consultant recommended, and the Compensation Committee agreed, that it would be appropriate to discount the market rates generated by the adjusted revenue methodology. Thus, it was agreed that the Company average the market data produced using the Company’s adjusted revenue scope with market data generated using the Company’s actual revenue scope in determining the market rates for the Company’s executives.

     Because the companies listed in Appendix A vary widely in terms of revenues, the independent compensation consultant used regression analysis to size-adjust the benchmark data for each named executive officer’s revenue responsibility using the Company’s actual and adjusted revenues, where possible, and averaging the results to determine market rates for base salary, total cash compensation and total direct compensation for each named executive officer. Tabular data were used where regression data were unavailable due to insufficient correlation and/or limited sample size to ensure the accuracy of the regression analysis. Regression analysis is an objective calculation that identifies a relationship between one variable (in this case, total cash compensation, equity incentives and total direct compensation) and another variable that is related to it (in this case, total company revenues). Therefore, in developing the market rates for total cash compensation, equity incentives and total direct compensation, the independent compensation consultant uses regression analysis to determine what the companies in Appendix A would pay at the median for positions comparable to those of the Company’s named executive officers.

     The Compensation Committee considers target total direct compensation levels that are within a range of 15% of the market rates developed by the consultant for each position to be competitive. Variances within this range can be a result of performance, experience and other factors. At the beginning of 2012, the average of the target total cash compensation for the Company’s five named executive officers was 7.8% below the competitive benchmark, and the average of the target total direct compensation for the Company’s five named executive officers was 6.2% below the competitive benchmark. Payouts of prior cash incentives and changes in the value of equity incentives granted in previous years are not taken into account in determining the amounts of current awards because annual incentives are intended to reward annual performance and the Compensation Committee makes grants of equity incentives based on their grant date value and the applicable competitive benchmarks for each named executive officer’s position.

     Pay Governance, the Compensation Committee’s consultant, provides no other services to the Company other than serving as the Compensation Committee’s compensation consultant. The Compensation Committee has concluded that Pay Governance is an independent consultant to the Compensation Committee.

Determination of Actual Compensation

     The Compensation Committee determines the actual amount of each element of annual compensation to award to the Company’s executive officers, including the named executive officers, with the goal of having the target total direct compensation opportunity for the executive officers generally within a range of 15% above or below the market rate for their position over time. We emphasize pay for performance, especially for our higher-level executives. Therefore, the named executive officers tend to receive a sizable portion of their total annual compensation from annual cash incentives and equity incentives. In addition, the percentages of total direct compensation represented by base salary, annual cash incentive opportunities and equity incentives for the named executive officers are generally in line with the percentages represented by these elements of total direct compensation for the competitive market rate benchmarks.

Base Salary

     A competitive base salary is necessary to attract and retain a talented and experienced workforce. Actual salaries for the named executive officers are determined by the Compensation Committee by considering both the market rate for the position and internal equity with both the other named executive officers and other employees in the Company. The Compensation Committee’s goal is to maintain base salaries generally within a range of 15% above or below the market rate over time for each of the named executive officers, although deviations from this goal may occur due to promotions, the executive’s performance and the time the executive has been in a particular salary grade. Base salaries are considered for adjustment annually and adjustments are based on general movement in external salary levels, changes in the market rate for the named executive officers’ positions, individual performance, internal equity and changes in individual duties and responsibilities. For 2011, the salary increases for the named executive officers averaged 7.1%.

Annual Cash Incentive Awards

     Annual cash incentives under the Annual Cash Incentive Compensation Plan are intended to motivate management to focus on the achievement of annual objectives that will, among other things, improve the level of service to our customers, control the cost of service and enhance our financial performance. The annual cash incentive portion of the compensation package is based on a target incentive award for each executive, which is stated as a percentage of their base salary. The Compensation Committee selects a target annual incentive percentage for each executive so that the executive’s target total cash compensation, consisting of base salary and target annual cash incentive, when combined with the executive’s target equity incentives, is generally in a range of 15% above or below the total direct compensation for the market rate for that position. The target incentive award for 2011 as a percentage of base salary for each of the named executive officers was: Nicholas DeBenedictis 75%; David P. Smeltzer 45%; Roy H. Stahl 40%; Karl M. Kyriss 40%; and Christopher H. Franklin 40%.

     Actual annual incentive awards for executive officers are calculated using the following formula:

Salary x Target Incentive Percentage x Company Factor x Individual Factor

     The Company Factor is a percentage based on the performance of the Company, or the appropriate business unit of the Company, against an annual financial target.

     The Individual Factor is a percentage based on the executive’s performance against individual objectives established separately for each executive each year.

     The Company Factor ranges from 35%, if 75% of the annual financial performance target is achieved, to 125%, if 110% or more of the annual financial target is achieved. The Company Factor will be 0% if the Company and business unit does not achieve at least 75% of the annual financial performance target. The scale for determining the Company Factors is as follows:

	Percent of Target	Company Factor
Threshold	<75%	0%
	75	35
	80	40
	85	45
	90	60
	95	80
	100	100
	105	110
Maximum	>110	125

     We feel that this approach strikes a reasonable balance between pay for performance and encouraging our management team to make appropriate decisions for the longer-term interest of the Company. For the period of 2009 through 2011, the Company Factors for the executives have ranged from 73% to 120%.

     The financial performance target for determining the Company Factor for executives with overall corporate responsibilities is Aqua America’s budgeted annual net income. The financial performance target for executives with operating unit responsibilities is a combination of Aqua America’s budgeted annual net income and the budgeted annual earnings before interest, taxes and depreciation (“EBITD”) of the executive’s particular operating unit or units. By tying the Company Factor for executives with operating unit responsibilities primarily to the financial performance of their operating unit or units, we believe that the operating executives will have a closer correlation between their actions and the Company Factor component of their annual cash incentive compensation. EBITD was chosen as the appropriate financial measure for operating unit executives since these executives do not have direct responsibility for decisions affecting interest, taxes and depreciation charges. In the case of both the net income and EBITD measures, adjustments may be made to actual results to reflect the impact of unbudgeted extraordinary gains or losses, changes in accounting principles and other factors as designated by the Compensation Committee.

     The 2011 Company Factor for the named executive officers was determined based on the following weighting of the applicable financial measures:

	Aqua		Midwest and
	America		Southern
	Net	Northeast	Division
	Income	Division EBITD	EBITD
Nicholas DeBenedictis	100%	-	-
David P. Smeltzer	100%	-	-
Roy H. Stahl	100%	-	-
Karl M. Kyriss	20%	80%	-
Christopher H. Franklin	20%	-	80%

     For purposes of determining the Company Factor for 2011, the range of Aqua America’s net income and business unit EBITD was as follows:

2011
Aqua America Net income	$98,295,750 to $144,167,100
Northeast EBITD	$227,767,500 to $334,059,000
Midwest and Southern EBITD	$80,597,250 to $118,209,300

     The following table shows (1) the 2011 100% Company Factor Amount, (2) the 2011 Actual Company Factor Amount and (3) the Resulting 2011 Company Factor for each named executive officer for purposes of calculating the 2011 annual cash incentive award paid in 2012. The 2011 100% Company Factor Amount represents the amount required for the named executive officer to achieve a Resulting Company Factor of 100%.

	2011 100%	2011 Actual	Resulting
	Company Factor	Company Factor	2011 Company
	Amount	Amount	Factor
	(in $000)	(in $000)
N. DeBenedictis	131,061[1]	136,957[1]	109%
D. Smeltzer	131,061[1]	136,957[1]	109%
R. Stahl	131,061[1]	136,957[1]	109%
K. Kyriss	303,690[2]	292,752[2]	91%
C. Franklin	107,463[3]	111,239[3]	107%
____________________
[1]	Weighted 100% Aqua America 2011 Net Income

[2]	Weighted as follows: 20% Aqua America 2011 Net Income and 80% Northeast Division 2011 EBITD

[3]	Weighted as follows: 20% Aqua America 2011 Net Income and 80% Midwest and Southern Divisions 2011 EBITD

     The Individual Factor ranges from 0% to 150% and is determined based on the individual executive’s performance against separate objectives established for each executive each year, along with discretionary points based on the individual’s performance. Each named executive officer has approximately ten individual objectives each year. The Compensation Committee approves the objectives for the Chief Executive Officer, and the Chief Executive Officer approves the objectives and point weighting for each objective for the other executive officers. The other executives must achieve objectives with a point rating of at least 70 points to be eligible to receive an annual cash incentive award and the maximum points that an executive can achieve based on the executive’s performance against his or her objectives is 110 points. Up to 40 discretionary points can be awarded for exceptional performance or for achievements on matters not covered by the executive’s original objectives, for a maximum total Individual Factor of 150%. For the Chief Executive Officer, the Individual Factor is based on the overall assessment by the Compensation Committee and the Board of Directors of his achievements with respect to his objectives with a maximum of 150 points for all the objectives combined. Thus, the maximum Individual Factor rating he can achieve is 150% based on achieving all of his objectives for the year as determined by the Compensation Committee.

     The individual annual objectives established for the executive officers, including the named executive officers, will vary depending on their primary areas of responsibility, but the majority of the objectives can be categorized into common areas of emphasis. These common areas of emphasis are customer growth and strategy, improving customer service, cost control, performance improvement, compliance and revenue improvement. The Company considers the executive officers’ annual objectives achievable, but challenging. The individual objectives for the named executive officers in 2011 focused on the following areas:

     Nicholas DeBenedictis

  Strategic planning

  Succession planning

  Customer service

  Customer and revenue growth

  Capital planning / environmental compliance

  Managing controllable costs / operational efficiency

  Legislative / trade association priorities

  Investor Relations

     David P. Smeltzer

  Rate case management

  Debt financing

  Operating cost control

  Sarbanes-Oxley Act compliance

  Strategic tax initiatives

     Roy H. Stahl

  Outside legal expense control

  Retirement plan investment management

  Compensation plan design

  Litigation and claims management

  Operating cost control

     Karl M. Kyriss

  Operational efficiencies

  Capital project and budget management

  Organizational change management

  Customer and revenue growth

  Labor relations management

     Christopher H. Franklin

  Customer and revenue growth

  Water quality

  Operational efficiencies

  Organizational change management

  Operating cost control

  Environmental compliance

     For the period of 2009 through 2011, the Individual Factors achieved by the executives based on their performance against their objectives and discretionary points have ranged from 112% to 145%. The Individual Factors for the named executive officers for 2011 were: Nicholas DeBenedictis – 145%; David P. Smeltzer – 120%; Roy H. Stahl – 135%; Karl M. Kyriss – 120% and Christopher H. Franklin – 125%.

     Actual cash incentive awards under the Annual Cash Incentive Compensation Plan for the named executive officers are determined based on the applicable Company Factor, certified by the Company’s Chief Financial Officer, and each executive officer’s Individual Factor. For the Chief Executive Officer, the Board of Directors reviews and approves his Individual Factor based on the Compensation Committee’s assessment of the Chief Executive Officer’s performance against his objectives. For the other named executive officers, the Compensation Committee reviews and approves the Individual Factors based on the Chief Executive Officer’s assessment of the named executive officers’ performance against their objectives and possible discretionary points recommended by the Chief Executive Officer. Regardless of Aqua America’s financial performance, the Compensation Committee retains the authority to determine the final Company Factor, and the actual payment and amount of any annual cash incentive award is always subject to the discretion of the Compensation Committee. The Compensation Committee has not exercised this discretion to grant an annual cash incentive to a named executive officer outside of the provisions of the Plan or to deny a cash incentive award to a named executive officer that was otherwise earned under the Plan.

     Based on the above-described factors, the following table shows the target annual cash incentive and the actual annual cash incentive approved by the Compensation Committee for 2011 for the named executive officers. The target annual cash incentive is calculated assuming a 100% Company Factor and a 100% Individual Factor for each of the named executive officers, except the Chief Executive Officer, for whom the target assumes a 150% Individual Factor based on how the Compensation Committee assesses his overall performance as described above.

	2011 Target	2011 Total
	Cash Incentive	Actual Cash
	($)	Incentive ($)
N. DeBenedictis	691,875	729,006
D. Smeltzer	139,500	182,466
R. Stahl	122,000	179,523
K. Kyriss	104,000	113,568
C. Franklin	102,000	136,425

Equity Incentives

     Our use of equity incentives is intended to reward executives and other employees for (1) enhancing our financial health, which also benefits our customers, (2) improving our long-term performance through both revenue increases and cost control, and (3) achieving increases in the Company’s equity and shareholder value, as well as helping to retain executives due to the longer term nature of these incentives Under the terms of our 2009 Omnibus Equity Compensation Plan, the Compensation Committee and the Board of Directors may grant stock options, dividend equivalents, stock units, stock awards, stock appreciation rights and other stock-based awards to officers, directors, key employees and key consultants of Aqua America and its subsidiaries who are in a position to contribute materially to the successful operation of our business.

     As part of its review of the total compensation package for our executives, the Compensation Committee annually reviews our equity incentive compensation program. Starting in 2011, the Compensation Committee began using a combination of performance units and restricted stock units to better link the named executive officer’s long-term incentive compensation to performance enhancements that result in increased shareholder value and enhance our long-term financial stability, which also benefits our customers, and to help retain executives.

     We aim to strike a balance between the incentive and retention goals of our equity grants. All of the equity grants to our Chief Executive Officer are subject to performance goals, as described below. For our other named executive officers, two-thirds of their equity grant is in the form of performance share units, with the performance metrics described below, and one-third are in the form of time-based restricted share units.

     Annual restricted stock or restricted stock unit grants (together referred to as restricted stock) entitle the grantee to receive the number of shares granted at the end of a given period of time, or in increments over a period of years on the anniversaries of the grant date, provided the grantee remains an employee of the Company, unless separation is due to death, disability, retirement or termination following a Change in Control. For annual restricted stock grants to the named executive officers, dividends or dividend equivalents on the restricted stock are accumulated and paid when the shares of restricted stock vest. For the 2011 annual grant of restricted stock to the Chief Executive Officer, vesting is subject to achievement of a year-over-year increase in the Company’s operating income in 2011 or 2012. For the restricted stock grants to the other named executive officers, vesting is not subject to performance criteria. Adjustments may be made to actual operating income results to reflect the impact of unbudgeted gains or losses, certain non-cash charges arising from changes in accounting or fair value and other factors as designated by the Compensation Committee.

     Performance share or performance share unit grants (together referred to as performance shares) provide the grantee with the opportunity to earn awards of shares based on performance against designated metrics. Participants are granted a target number of shares that can increase to 200% of the target or decrease to zero based on the Company’s actual performance compared to the designated metrics. For the performance share grants made by the Company in 2011, the period over which the Company’s performance will be measured will be the three-year period of 2011 through 2013. Dividends on the performance shares will accrue and be paid at the end of the performance period based on the number of shares actually earned, if any.

     The metrics for the performance shares granted in 2011 are as follows:

  For 25% of the performance shares granted, the number of shares to be paid out at the end of the performance period will be determined based on the Company’s total shareholder return (“TSR”) over the performance period compared to the TSR for the companies in the S&P Midcap Utility Index, based on the following table:
Percentile Ranking	Payout as a % of
Versus Peers	Target
90th	200%
50th	100%
30th	50%
Below 30th	0%

  For another 25% of the performance shares granted, the number of shares to be paid out at the end of the performance period will be determined based on the Company’s TSR at the end of the performance period compared to the TSR for the six other large investor-owned water companies (American Water Works Company, American States Water Company, Connecticut Water Service, Inc., California Water Service Group, Middlesex Water Company and SJW Corporation), based on the following table:
Ordinal Ranking (including	Payout as a % of Target
Aqua) Versus Peers	(7 companies)[1]
1st	200%
2nd	170%
3rd	130%
4th	100%
5th	50%
6th	0%
7th	0%
____________________
[1] The grant provides for alternative rankings if the number of investor owned water companies decreases.

  For the remaining 50% of the performance shares granted, the number of shares to be paid out at the end of the performance period will be determined based on the Company’s compound annual growth rate in earnings per share over the performance period, based on the following table:
Aqua America Compound
Annual EPS Growth Rate
(2010-2013)	Payout as a % of Target
10%	200%
9%	180%
8%	160%
7%	140%
6%	120%
5%	100%
4%	87.5%
3%	75%
2%	62.5%
1%	50%
0%	0%

     Adjustments may be made to the actual earnings per share results to reflect the impact of unbudgeted gains or losses, certain non-cash charges arising from changes in accounting or fair value and other factors as designated by the Compensation Committee.

     The Compensation Committee bases its annual equity incentive awards for the executives on the competitive levels for these awards as described above and does not consider any increase or decrease in the value of past equity incentive awards in making this decision. In considering the number of equity incentive awards to be granted in total to all employees each year, the Compensation Committee considers the number of equity incentive awards outstanding and the number of equity incentive awards to be awarded as a percentage of Aqua America’s total shares outstanding. The number of equity incentive awards granted annually to all employees has been less than 1.0% of Aqua America’s total shares outstanding.

     Equity incentive awards are generally all made on the same grant date. It is our policy to make the grant date of equity compensation grants the date that the Compensation Committee approves the grants, which is either the date of the Compensation Committee’s meeting or the date of the Board meeting following the Compensation Committee’s meeting. The meeting dates for all Board and Compensation Committee meetings, including the dates for the Compensation Committee to approve the equity grants is set in advance, subject to changes for scheduling conflicts, and is independent of the timing of our disclosure of any material non-public information other than our normal annual earnings release.

Retirement Plans

     Our qualified retirement plans are intended to provide competitive retirement benefits to help attract and retain employees. Our non-qualified retirement plans are intended to: (1) provide executives with a retirement benefit that is comparable on a percentage of salary basis to that of our other employees participating in our qualified pension plan by providing the benefits that are limited under current Internal Revenue Service regulations; and (2) provide our Chief Executive Officer with a total retirement benefit based on 25 years of service at normal retirement age. Starting in 2009, the Company began to fund the trust for the benefits under the non-qualified retirement plans using trust-owned life insurance. An executive’s retirement benefits under our qualified and non-qualified retirement plans are not taken into account in determining the executive’s current compensation.

Non-qualified Deferred Compensation Plans

     We maintain a non-qualified Executive Deferred Compensation Plan that allows eligible members of management to defer all or a portion of their salary and annual cash incentives, which enables participants to save for retirement and other life events in a tax-effective manner. Deferred amounts are deemed invested in one or more mutual funds selected by the participant under trust-owned life insurance policies on the lives of eligible executives. In addition, in order to provide executives with the full Company matching contribution available to other employees, executives who choose to defer up to six percent of their salary under one of Aqua America’s 401(k) plans, but do not receive the full Aqua America matching contribution under the plans due to the Internal Revenue Service regulations limiting the total dollar amount that can be deferred under a 401(k) plan ($16,500 for 2009, 2010 and 2011), receive the portion of the Aqua America matching contribution that would otherwise be forfeited by the executive as an Aqua America contribution into the Executive Deferral Plan. Effective January 1, 2009, the Company began to fund the trust holding amounts deferred by the participants in the Executive Deferral Plan using trust-owned life insurance. An executive’s deferrals, Aqua America’s contributions and earnings on deferrals and contributions under our non-qualified deferred compensation plan are not taken into account in determining the executive’s current compensation.

Severance Plans

     All salaried employees, including the named executive officers, are covered by our severance policy. The policy provides eligible employees, subject to the terms of the policy, with a severance benefit of two weeks of the employee’s weekly base salary per credited year of service if the employee’s employment is terminated because the employee’s position is discontinued due to business conditions or a reorganization and no comparable employment is available and offered to the employee. The policy provides a minimum severance benefit of four weeks and a maximum benefit of 26 weeks of the employee’s base weekly salary at the time of termination and a minimum of one month of continued medical benefits and a maximum of six months of continued medical benefits following termination to eligible employees. Employees must sign a general release in order to receive these severance benefits. These benefits are available to all eligible salaried employees.

     Our Chief Executive Officer will be entitled to the benefits under his Employment Agreement described on page xx if his employment is terminated (a) by the Company without cause, (b) by the Chief Executive Officer for good reason or (c) by his death or disability as set forth in the Employment Agreement, whether or not that termination occurs after a change-in-control.

Change-in-Control Agreements

     We maintain change-in-control agreements with certain executives, including the named executive officers. These change-in-control agreements are intended to minimize the distraction and uncertainty that could affect key management in the event we become involved in a transaction that could result in a change in control of Aqua America and to enable the executives to impartially evaluate such a transaction. Under the terms of these agreements, the covered executives are entitled to certain severance payments and a payment in lieu of the continuation of benefits if they experience a termination of employment other than for cause, or in the event the executive resigns for good reason, as defined in the agreements, within two years following a change-in-control of Aqua America. (See the description of “Potential Payments Upon Termination or Change-in-Control” on pages xx through xx.) These agreements are intended to induce the covered executives to remain with Aqua America and to reinforce and encourage their continued attention and dedication to their duties and responsibilities in the event of a possible change-in-control.

     These change-in-control agreements are referred to as “double trigger” agreements since they only provide a benefit to executives whose employment is terminated, or who have good reason to resign, following a change-in-control. These change-in-control agreements do not provide any payments or benefits to the covered executives merely as a result of a change-in-control, although other benefits, such as the vesting of equity incentives, may be triggered under our other plans as a result of a change-in-control. Only the agreement with our Chief Executive Officer signed in 1992 includes a provision allowing him to receive the benefits under the agreement if he resigns within 12 months after a change-in-control as a result of his determination that circumstances have changed with respect to Aqua America and he is no longer able to effectively perform his duties and responsibilities. Because of the unique role of a chief executive officer in a corporation, we believe that such a provision is appropriate. Each of the change-in-control agreements, except the agreement with the Chief Executive Officer, limit the amount of the payments under the agreements to the Internal Revenue Service’s limitation on the deductibility of these payments under Section 280G of the Internal Revenue Code (the “Code”). The agreement with the Chief Executive Officer does not contain this limitation and requires Aqua America to reimburse him for certain tax impacts if the payments under his agreement exceed the Section 280G limit by at least 10%. See “The Impact of Tax Considerations on Executive Compensation Decisions” on page xx. Payment under the Chief Executive Officer’s agreement is, however, contingent on his agreement to a 12-month non-compete agreement.

     The Company has determined that there will be no tax gross-ups in any new change-in-control agreements with executives in the future and that all such agreements will be subject to the limitations under Section 280G of the Code.

     We believe that the multiples of compensation and other benefits provided under the change-in-control agreements, as described on pages xx through xx are consistent with the multiples in the market. Executives who receive payments under their change-in-control agreements in connection with their separation from employment following a change-in-control will not be entitled to any payments under our normal severance policy, nor will our Chief Executive Officer be entitled to receive the separate severance payment under his Change in Control and Severance Agreement for a termination following a change-in-control.

The Role of Management in the Executive Compensation Process

     Our Chief Administrative Officer assists the Compensation Committee by preparing schedules showing the present compensation of executives and compiling the recommended salary grade midpoints, market rates, target annual cash incentives and target range of equity compensation awards from the information provided by the Compensation Committee’s consultant. Our Chief Executive Officer compiles and presents the supporting information for the individual executives’ performance against their objectives and his recommendations for any discretionary points for the calculation of the Individual Factor under the Annual Cash Incentive Compensation Plan. He also provides the Compensation Committee with his recommendations for annual salary increases, any changes in target annual cash incentive percentages and equity incentive awards for the other executive officers. Our Chief Executive Officer also provides the Compensation Committee with a self-assessment of his performance against his objectives. Our Chief Financial Officer provides the Compensation Committee with certifications as to our financial performance for purposes of determining the Company Factor for the Annual Cash Incentive Compensation Plan, our performance against the criteria established by the Compensation Committee for the vesting of restricted stock grants and the payment of performance shares. These financial measures are also certified by our Director of Internal Audit. Our Chief Executive Officer makes recommendations to the Compensation Committee with respect to the compensation awards for the named executive officers other than himself, but the ultimate decisions regarding compensation for these officers are made by the Compensation Committee.

The Impact of Tax Considerations on Executive Compensation Decisions

     While Aqua America’s executive compensation program is structured to be sensitive to the deductibility of compensation for federal income tax purposes, the program is principally designed to achieve our objectives as described above. Section 162(m) of the Code generally precludes the deduction for federal income tax purposes of more than $1 million in compensation (including long-term incentives) paid individually to our Chief Executive Officer and the other named executive officers in any one year, subject to certain specified exceptions. We have determined that it may be appropriate for our Chief Executive Officer’s compensation to be at a level such that a portion is not deductible for federal income tax purposes.

     As noted above, under the change-in-control agreement with our Chief Executive Officer, our payments to our Chief Executive Officer will not be subject to limitations under Section 280G of the Code if the amounts payable to him under his agreement exceed the Section 280G limit by more than 10%, and therefore, a portion of the payments may not be deductible. If the amounts payable to our Chief Executive Officer exceed the Section 280G limit by more than 10%, he shall be paid an additional amount such that the net amount he retains after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income and employment tax and excise tax imposed upon such additional amount shall be equal to the payment otherwise due under the agreement. We included these provisions in our Chief Executive Officer’s change-in-control agreement because we did not want the potential excise tax to serve as a disincentive to our Chief Executive Officer’s pursuit of a change-in-control transaction that might otherwise be in the best interests of our shareholders. We believe that, in light of our Chief Executive Officer’s record of performance, this determination is appropriate.

Equity Ownership Requirements

     In 2005, the Board of Directors established stock ownership guidelines for the named executive officers to encourage these executives to maintain a significant ownership interest in the Company and to help align the interests of these executive officers with the long-term performance of the Company. In 2012, these guidelines were modified to recognize the different levels of executives who may be among the named executive officers and to state the guidelines in terms of the number of shares to be held rather than a dollar value, in order to avoid fluctuations in the number of shares to be held based variations in the Company’s stock price. In establishing the number of shares to be held, the Compensation Committee used a round number of shares the value of which approximates the following multiples of the midpoint of the base salary grade for the executives:

	Approximate Multiple
Position	of Salary Midpoint	Number of Shares
Chief Executive Officer	5	150,000
Executive Vice President	3	40,000
Senior Vice President	2	20,000

     Shareholdings, as defined for ownership requirement purposes include shares held directly or beneficially, and shares under our Employee Stock Purchase Plan or 401(k) plans. Shareholdings do not include exercisable stock options or restricted shares still subject to restrictions. The named executive officers are expected to have shareholdings consistent with these guidelines within five years after their becoming a named executive officer or after receiving a significant promotion. An executive who has not achieved the guideline within this five-year period is expected to retain one-half of any equity awards, after any required tax withholding, in Company stock and to use 10% of any annual cash incentive awards after tax to purchase shares of Company stock until the guideline is met. Each of the named executive officers other than the Chief Executive officer received a significant promotion in 2012, starting a new five-year period. It is the Company’s policy not to permit hedging or short-selling of the Company’s stock by its executive officers.

Recovery of Incentive Compensation

     In the event of a significant restatement of our financial results caused by executive fraud or willful misconduct, the Compensation Committee reserves the right to review the incentive compensation received by the executives with respect to the period to which the restatement relates, recalculate Aqua America’s results for the period to which the restatement relates and seek reimbursement of that portion of the incentive compensation that was based on the misstated financial results from the executive or executives whose fraud or willful misconduct was the cause of the restatement.

COMPENSATION COMMITTEE REPORT

     The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis on pages xx through xx with management. Based on this review and discussion, the Executive Compensation Committee recommended to the Company’s Board of Directors, and the Board of Directors approved, the inclusion of the Compensation Discussion and Analysis in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and proxy statement for the 2012 Annual Meeting of Shareholders.

Respectfully submitted,

William P. Hankowsky, Chairman
Lon R. Greenberg
Ellen T. Ruff

CURRENT COMPENSATION

Summary Compensation Table

     The following Summary Compensation Table shows compensation paid or earned by the Company’s Principal Executive Officer, Principal Financial Officer and the next three most highly compensated executive officers of the Company during the fiscal years ended December 31, 2009, 2010 and 2011.

SUMMARY COMPENSATION TABLE

				Grant Date		Change in Pension
				Fair Value of	Non-Equity	Value and
				Stock and	Incentive	Non-qualified
				Option	Plan	Deferred	All Other	Total
Name and				Awards	Compensation	Compensation	Compensation	Compensation
Principal Position	Year	Salary ($)(1)	Bonus($)	($)(2)	($)(1)(3)	Earnings ($)(4)	($)(5)	($)
Nicholas DeBenedictis	2011	599,346	-	1,948,082	729,006	608,972	188,992	4,074,398
Chief Executive Officer	2010	554,499	-	1,525,760	682,080	543,654	219,124	3,525,117
(Principal Executive Officer)	2009	507,527	-	661,650	382,476	752,583	244,748	2,548,985

David P. Smeltzer	2011	303,952	-	220,943	182,466	367,005	50,657	1,125,023
Executive V.P. and Chief	2010	284,889	-	190,300	163,548	207,357	48,971	895,065
Financial Officer	2009	270,846	-	180,450	104,280	177,035	62,224	794,835
(Principal Financial Officer)

Roy H. Stahl	2011	300,275	-	217,379	179,523	384,638	45,506	1,127,321
Chief Administrative Officer,	2010	286,041	-	190,300	159,197	221,813	46,798	904,149
General Counsel and Secretary	2009	280,000	-	187,425	99,098	237,700	70,809	875,033

Karl M. Kyriss	2011	256,669	-	148,239	113,568	296,186	46,357	861,019
Executive V.P. and President,	2010	246,655	-	138,500	117,994	185,922	37,823	726,894
Aqua Capital Ventures	2009	232,500	-	150,375	64,331	163,083	49,368	659,657

Christopher H. Franklin	2011	249,977	-	145,384	136,425	199,168	42,328	773,283
Executive V.P. and President	2010	240,943	-	138,500	121,286	91,987	33,952	626,668
and Chief Operating Officer,	2009	207,231	-	150,375	61,123	57,784	44,020	520,533
Regulated Operations
____________________

Notes:

(1)	Salary and Non-equity Incentive Plan Compensation amounts include amounts deferred by the individual.

(2)	The grant date fair value of stock based compensation is based on their fair market value on the date of grant as determined in accordance with the Financial Accounting Standards Board’s (FASB) accounting guidance for stock compensation. The assumptions used in calculating the fair market value are set forth in the ‘Employee Stock and Incentive Plan’ footnote to the Company’s audited financial statements in the Company’s Annual Report on Form 10-K.

(3)	Non-Equity Plan Incentive Compensation is shown for the year in which the compensation is earned, regardless of when paid.

(4)	The change in pension value is based on the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from the pension plan measurement date used for financial statement reporting purposes the Company’s audited financial statements for the prior completed fiscal year to the pension plan measurement date used for financial statement reporting purposes in the Company’s audited financial statements for the covered fiscal year.

The amounts in this column also include any changes in cash surrender value of separate life insurance policies purchased with deferred compensation. Those separate life insurance policies were eliminated prior to 2011. The amount for Mr. DeBenedictis in 2010, includes the change in cash surrender value of life insurance of $11,934. The amounts in 2009 include the change in cash surrender value of life insurance of $-22,864 for Mr. DeBenedictis, $-5,369 for Mr. Stahl and $-9,200 for Mr. Franklin.

(5)	For 2011, the amount includes: (i) dividends paid on restricted stock grants pending the vesting or forfeiture of the grants of $30,833 for Mr. DeBenedictis, $4,038 for Mr. Smeltzer, $3,548 for Mr. Stahl, $3,150 for Mr. Kyriss and $3,150 for Mr. Franklin; (ii) dividend equivalents paid to the named executives during the year of $139,975 to Mr. DeBenedictis, $40,038 to Mr. Smeltzer, $33,438 to Mr. Stahl, $32,175 to Mr. Kyriss and $32,175 to Mr. Franklin; and (iii) Company Matching contributions to the Company's 401(k) plan.

For 2010, the amount includes: (i) dividends paid on restricted stock grants pending the vesting or forfeiture of the grants of $48,736 for Mr. DeBenedictis, $4,765 for Mr. Smeltzer, $6,370 for Mr. Stahl, $2,950 for Mr. Kyriss and $2,950 for Mr. Franklin; (ii) amounts contributed by the Company to the Executive Deferral Plan representing the amount of the Company's Matching Contribution under the Company's 401(k) Plan that could not be contributed to the 401(k) Plan as a result of the Internal Revenue Code restrictions on the amount an participant can contribute as a salary deferral to the plan of $1,800 for Messrs DeBenedictis, Smeltzer and Stahl; (iii) dividend equivalents paid to the named executives during the year of $123,200 to Mr. DeBenedictis, $33,600 to Mr. Smeltzer, $28,560 to Mr. Stahl, $26,320 to Mr. Kyriss and $25,200 to Mr. Franklin; (iv) Company Matching contributions to the Company's 401(k) plan and (v) perquisites for Mr. DeBenedictis, which consisted of reimbursement for legal services related to his employment agreement and changes to the Company’s compensation plans and other miscellaneous expenses totaling $26,972 and $392, respectively.

For 2009, the amount includes: (i) dividends paid on restricted stock grants pending the vesting or forfeiture of the grants of $22,287 for Mr. DeBenedictis, $5,916 for Mr. Smeltzer, $6,366 for Mr. Stahl, $4,825 for Mr. Kyriss and $4,825 for Mr. Franklin; (ii) dividend equivalents paid to the named executives during the year of $177,155 to Mr. DeBenedictis, $47,579 to Mr. Smeltzer, $54,462 to Mr. Stahl, $35,943 to Mr. Kyriss and $33,019 to Mr. Franklin; (iii) Company Matching contributions to the Company's 401(k) plan and (iv) perquisites for Mr. DeBenedictis, which consisted of reimbursement for legal services related to his employment agreement and changes to the Company’s compensation plans and other miscellaneous expenses totaling $34,096 and $978, respectively.

     The 2010 stock award for Mr. DeBenedictis includes a special grant of 57,000 shares of restricted stock made in connection with Mr. DeBenedictis’ agreement to enter into an employment agreement in January 2010 to remain as the Company’s Chief Executive Officer beyond his normal retirement date through January 2013. The 2011 stock award for Mr. DeBenedictis includes a special stock grant of 50,000 shares of restricted stock made in connection with Mr. DeBenedictis’ agreement to extend his employment agreement at the request of the Board of Directors for an additional two and one-half years through June 2015.

     Starting with the annual restricted stock grants to the named executive officers in 2010, dividends on shares of restricted stock are accumulated and paid to the named executive officer when the shares of restricted stock are released from restrictions. For prior restricted stock grants to the named executive officers and the restricted stock grants to the Chief Executive Officer in connection with his 2010 employment agreement and the 2011 extension thereof, dividends pending the release of the stock from restrictions are paid to the grantee. In either event, the dividends are included in the All Other Compensation column of the Summary Compensation Table set forth above for the year the dividends are paid. All amounts deferred by participants in the Executive Deferral Plan and all prior deferrals under the Plan are deemed invested in a variety of mutual funds selected by each participant under trust-owned life insurance used by the Company to fund the Executive Deferral Plan, therefore, there are no preferential or above-market earnings on these deferrals. There was a separate life insurance policy for Mr. DeBenedictis under the Plan through March 2010, so the increase in the cash value of such insurance policy is included in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings through that date. Mr. DeBenedictis purchased that insurance policy from the trust holding amounts deferred under the Executive Deferral Plan for the policy’s cash surrender value in March 2010.

Grants of Plan-Based Awards

     The following table sets forth information regarding equity and non-equity awards granted to the named executive officers in 2011.

GRANTS OF PLAN-BASED AWARDS

									All Other
								All Other	Option
								Stock	Awards:		Grant Date
								Awards:	Number of	Exercise or	Fair Value of
		Estimated Future Payouts Under Non-			Estimated Future Payouts Under Equity			Number of	Securities	Base Price of	Stock and
		Equity Incentive Plan Awards(1)			Incentive Plan Awards (5)(6)(7)			Shares of	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Options	Awards	Awards
Name	Date	($)(2)	($)(3)	($)(4)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(8)
N. DeBenedictis	2/25/11	113,006	461,250	864,844	7,200	36,400	28,800	-	-	-	839,582
	12/6/11	-	-	-	-	50,000	-	-	-	-	1,108,500
D. Smeltzer	2/25/11	34,178	139,500	261,563	3,013	6,025	12,050	3,335	-	-	220,943
R. Stahl	2/25/11	29,890	122,000	228,750	2,964	5,928	11,856	3,281	-	-	217,379
K. Kyriss	2/25/11	25,480	104,000	195,000	2,021	4,042	8,084	2,238	-	-	148,239
C. Franklin	2/25/11	24,990	102,000	191,250	1,983	3,965	7,930	2,194	-	-	145,384
____________________

Notes:

(1)	The executive's Non-Equity Incentive Plan Awards are calculated based on the executive's current annual salary multiplied by the executive's target incentive compensation percentage times an Individual Factor times a Company Factor.

(2)	The Threshold Non-Equity Incentive Plan Award is based on the minimum Individual Factor of 70% and the minimum Company Factor of 35%.

(3)	The Target Non-Equity Incentive Plan Award is based on an Individual Factor of 100% and a Company Factor of 100%.

(4)	The Maximum Non-Equity Incentive Plan Award is based on the maximum Individual Factor of 150% and the maximum Company Factor of 125%.

(5)	The February 25, 2011 Equity Incentive Plan Awards are composed of restricted stock units and performance share units. The December 6, 2011 Equity Incentive Grant to Mr. DeBenedicits was in the form of restricted stock. Vesting of the restricted stock units and restricted stock grants to Mr. DeBenedictis are subject to performance conditions, but there are no threshold or maximum amounts related to these grants.

(6)	The performance unit grant for Mr. DeBenedictis vests on the second anniversary of the grant date. The performance unit grants to the other named executive officers vest on the third anniversary of the grant date.

(7)	The restricted stock unit grant for Mr. DeBenedictis vests in two annual installments on the anniversary of the grant date and restricted stock grant to Mr. DeBenedictis vests in two annual installments in 2014 and 2015. The restricted stock unit grants for the other named executive officers vest on the third anniversary of the grant date.

(8)	The grant date fair value of restricted stock and option awards is based on their fair market value on the date of grant as determined under the Financial Accounting Standards Board’s ("FASB") accounting standards for stock compensation. The assumptions used in calculating the fair market value under FASB's accounting standard for stock compensation are set forth in the 'Employee Stock and Incentive Plan' footnote to the Company's audited financial statements in the Company's Annual Report on Form 10-K.

     Under the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns in the table above, the amounts were calculated based on the individual’s target bonus percentage times their current annual salary, and (1) for the Threshold amount, using an Individual Factor of 70% and a Company Factor of 35%, (2) for the Target amount, using an Individual Factor of 100% and a Company Factor of 100%, and (3) for the Maximum amount, using an Individual Factor of 150% and Company Factor of 125%.

     Equity awards in 2011 consisted of restricted stock units and performance share units. The normal annual award of restricted stock units to the Chief Executive Officer in 2011 vests over a period of two years subject to the Company’s achievement of a year-over-year increase in the Company’s operating income in either 2011 or 2012. The special restricted stock award to the Chief Executive Officer in connection with the extension of his employment agreement to June 30, 2015 vests over a two year period in 2014 and 2015 subject to a year-over-year increase in the Company’s operating income in either 2012, 2013 or 2014. The restricted stock unit grants to the other named executive officers vest at the end of three years from the grant date. The performance share unit grants to the named executive officers vest at the end of three years from the grant date, but the amount of the payout can range from zero to 200% of the target grant depending on the Company’s performance against the performance goals described on pages xx and xx above. The threshold level of performance share units that a grantee can earn is 50% of the target grant and the maximum level a grantee can earn is 200% of the target grant. The threshold, target and maximum payout for each of the named executive officers is shown in the Grants of Plan-Based Awards Table above. The Committee has approved a policy for certain adjustments to the calculation of the Company’s operating income for purposes of determining whether the designated performance goals for the restricted stock grants and for the calculation of earnings per share for purposes of determining the extent to which the performance goal tied to earnings per share for the performance share units, as described on page xx, have been met.

     If the Company does not achieve the required financial performance to meet the designated performance criteria, the shares of restricted stock that are subject to such performance criteria that would otherwise vest are forfeited. Therefore, the full number of shares of restricted stock that are subject to performance criteria is included in the Target column under the Estimated Future Payouts Under Equity Incentive Plan Awards in the Grants of Plan Based Awards Table above. Restricted stock units that are not subject to performance criteria are included in the All Other Stock Awards column in the Grants of Plan-Based Awards Table above.

Outstanding Equity Awards at Fiscal Year-End

     The following table sets forth information on outstanding stock option and restricted stock awards held by the named executive officers at the end of 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
			Equity
			Incentive					Equity
			Plan					Incentive Plan	Equity
			Awards:				Market	Awards:	Incentive
			Number of			Number of	Value of	Number of	Plan Awards:
	Number of	Number of	Securities			Shares or	Shares or	Unearned	Market or Payout
	Securities	Securities	Underlying			Units of	Units of	Shares, Units	Value of Unearned
	Underlying	Underlying	Unexercised			Stock That	Stock That	or Other Rights	Shares, Units or
	Unexercised	Unexercised	Unearned	Option	Option	Have Not	Have Not	That Have Not	Other Rights That
	Options	Options	Options	Exercise Price	Expiration	Vested	Vested	Vested	Have Not Vested
Name	(#) Exercisable	(#) Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
N. DeBenedictis								160,800 (1)(8)	$3,545,640
	23,286			$13.7550	5/15/2013
	56,031			$16.1475	3/1/2014
	93,333			$18.3338	2/28/2015
	55,000			$29.4600	3/7/2016
	55,000			$23.2600	2/22/2017
	55,000			$20.1800	2/26/2018
	36,666	18,334 (6)		$19.1200	2/26/2019
	18,333	36,667 (7)		$17.1400	1/22/2020

D. Smeltzer								28,885 (2)(8)	$636,914
	20,831			$13.7550	5/15/2013
	20,000			$16.1475	3/1/2014
	19,999			$18.3338	2/28/2015
	15,000			$29.4600	3/7/2016
	15,000			$23.2600	2/22/2017
	15,000			$20.1800	2/26/2018
	10,000	5,000 (6)		$19.1200	2/26/2019
	5,833	11,667 (7)		$17.1400	1/22/2020

R. Stahl								22,387 (3)(8)	$493,633
	29,998			$13.7550	5/15/2013
	30,000			$16.1475	3/1/2014
	26,666			$18.3338	2/28/2015
	17,000			$29.4600	3/7/2016
	17,000			$23.2600	2/22/2017
	17,000			$20.1800	2/26/2018
	5,833	11,667 (7)		$17.1400	1/22/2020

K. Kyriss								20,322 (4)(8)	$448,100
	2,633			$12.4830	3/3/2013
	13,332			$16.1475	3/1/2014
	13,332			$18.3338	2/28/2015
	12,000			$29.4600	3/7/2016
	10,000			$23.2600	2/22/2017
	12,500			$20.1800	2/26/2018
	8,333	4,167 (6)		$19.1200	2/26/2019
	5,000	10,000 (7)		$17.1400	1/22/2020

C. Franklin								20,124 (5)(8)	$443,734
	1,196			$12.4830	3/3/2013
	10,415			$16.1475	3/1/2014
	13,332			$18.3338	2/28/2015
	10,000			$29.4600	3/7/2016
	10,000			$23.2600	2/22/2017
	12,500			$20.1800	2/26/2018
	8,333	4,167 (6)		$19.1200	2/26/2019
	5,000	10,000 (7)		$17.1400	1/22/2020
____________________

Notes:

(1)	Of Mr. DeBenedictis' 160,800 shares, 110,000 are restricted shares of common stock, 22,000 are restricted share units, and 28,800 are performance share units. Of the 110,000 shares of restricted stock, 7,333 shares vest on January 22, 2012, 19,000 shares vest on January 31, 2012, 7,333 shares vest on February 26, 2012, 7,333 shares vest on January 22, 2013, 19,000 shares vest on January 31, 2013, 19,000 shares vest on January 31, 2013, 25,000 shares vest on February 28, 2014, and 25,000 shares vest on February 28, 2015. Of the 22,000 restricted stock units, 11,000 vest on February 15, 2012 and 11,000 vest on February 15, 2013. The 28,800 performance share units vest on February 25, 2014 and are subject to certain performance criteria.

(2)	Of Mr. Smeltzer's 28,885 shares, 13,500 are restricted shares of common stock, 3,335 are restricted share units, and 12,050 are performance share units. Of Mr. Smeltzer's 13,500 restricted shares of common stock, 6,000 shares vest on February 26, 2012, and 7,500 shares vest on January 22, 2013. All 3,335 restricted stock units vest on February 25, 2014. The 12,050 performance share units vest on February 25, 2014 and are subject to certain performance criteria.

(3)	Of Mr. Stahl's 22,387 shares, 7,250 are restricted shares of common stock, 3,281 are restricted share units, and 11,856 are performance share units. Of Mr. Stahl's 7,250 restricted shares of common stock, 3,750 shares vest on January 22, 2012 and 3,500 shares vest on July 24, 2012. All 3,281 restricted stock units vest on February 25, 2014. The 11,856 performance share units vest on February 25, 2014 and are subject to certain performance criteria.

(4)	Of Mr. Kyriss' 20,322 shares, 10,000 are restricted stock, 2,238 are restricted stock units, and 8,084 are performance share units. Of Mr. Kyriss' 10,000 restricted shares of common stock, 5,000 shares vest on February 26, 2012 and 5,000 shares vest on January 22, 2013. All 2,238 restricted stock units vest on February 25, 2014. The 8,084 performance share units vest on February 25, 2014 and are subject to certain performance criteria.

(5)	Of Mr. Franklin's 20,124 shares, 10,000 are restricted stock, 2,194 are restricted stock units, and 7,930 are performance share units. Of Mr. Franklin's 10,000 restricted shares of common stock, 5,000 shares vest on February 26, 2012 and 5,000 shares vest on January 22, 2013. All 3,281 restricted stock units vest on February 25, 2014. The 7,930 performance share units vest on February 25, 2014 and are subject to certain performance criteria.

(6)	100% vest on February 26, 2012.

(7)	50% vest on January 22, 2012, and 50% vest on January 22, 2013.

(8)	For the purposes of this table, performance share units are calculated as follows based on the three performance criteria: 1) 25% of the performance shares will be earned based on Aqua’s percentile ranking for Total Stockholder Return (TSR) within the S&P MidCap Utilities Index. As of 12/31/2011, Aqua’s TSR in this group is below the 30th percentile rank therefore 0% of this 25% portion of the performance shares would be paid out. 2) 25% of the performance shares will be earned based on attainment of Aqua’s ordinal ranking for TSR compared to a specified peer group of seven investor-owned water companies. As of 12/31/2011, Aqua’s is ranked fourth amongst our competitors in regards to TSR. According to the payout schedule, 100% of this 25% portion of the performance shares would be granted. 3) 50% of the performance shares will be earned based on attainment of a three-year compound annual growth rate in earnings per share. As of 12/31/2011 Aqua's earnings per share is $1.03. If we assume this growth rate for the three year period, 200% of this 50% portion of the performance shares would be granted. These three performance criteria add up to a 125% multiplier of the granted performance shares. According to SEC regulations, if the fiscal year's performance has exceeded the threshold, as it has in this case, then the number of performance share units disclosed in this table shall be based on the next higher performance measure. In this case that is the maximum payout of 200% of the performance shares and is recorded as such in the table above.

Option Exercises and Stock Vested

     The following table sets forth (1) the number of shares of Aqua America’s common stock acquired by the named executive officers in 2011 from the exercise of stock options, (2) the value realized by those officers upon the exercise of those stock options based on the difference between the market price for our Common Stock on the date of exercise and the exercise price for the options, (3) the number of shares of restricted stock or performance shares previously granted to the named executive officers that vested in 2011, and (4) the value realized by those officers upon the vesting of such shares based on the closing market price for our shares of Common Stock on the vesting date.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
			Number of
	Number of		Shares
	Shares Acquired	Value Realized	Acquired on	Value Realized
	on Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)
N. DeBenedictis	-	-	40,999	934,391
D. Smeltzer	20,831	208,584	1,666	36,994
R. Stahl	-	-	8,916	201,841
K. Kyriss	10,700	105,513	-	-
C. Franklin	12,412	123,251	-	-

RETIREMENT PLANS AND OTHER POST-EMPLOYMENT BENEFITS

Pension Benefits

     The following table sets forth (1) the number of years of credited service for the named executive officers under our various retirement plans as of December 31, 2011, (2) the actuarial present value of accumulated benefits under those plans as of December 31, 2011 and (3) any payments made to the named executive officers in 2011 under those plans.

PENSION BENEFITS

		Number of Years	Present Value of
		of Credited	Accumulated	Payments During
		Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
N. DeBenedictis	Retirement Income Plan for Aqua	20	2,217,973	-
	America, Inc. and Subsidiaries
	Supplemental Pension Benefit Plan	20	2,215,856	-
	Supplemental Executive	25	1,108,457	-
	Retirement Plan

D. Smeltzer	Retirement Income Plan for Aqua	26	871,252	-
	America, Inc. and Subsidiaries
	Supplemental Pension Benefit Plan	26	608,311	-

R. Stahl	Retirement Income Plan for Aqua	30	1,654,022	-
	America, Inc. and Subsidiaries
	Supplemental Pension Benefit Plan	30	566,895	-

K. Kyriss	Retirement Income Plan for Aqua	17	819,699	-
	America, Inc. and Subsidiaries
	Supplemental Pension Benefit Plan	17	365,785	-

C. Franklin	Retirement Income Plan for Aqua	19	455,246	-
	America, Inc. and Subsidiaries
	Supplemental Pension Benefit Plan	19	144,614	-

Retirement Income Plan for Aqua America, Inc. and Subsidiaries (the “Retirement Plan”)

     Aqua America, Inc. sponsors a qualified defined benefit Retirement Plan to provide retirement income to Aqua America’s employees hired prior to certain dates starting in 2003. For the portion of the Retirement Plan covering the named executive officers, plan compensation is defined as total compensation paid, but excludes contributions made by Aqua America to a plan of deferred compensation, distributions from a deferred compensation plan, amounts realized from the exercise of stock options or when restricted stock becomes freely transferable, fringe benefits, welfare benefits, reimbursements or other expense allowances, moving expenses and commissions. The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes maximum limitations on the annual amount of pension benefits that may be paid under, and the amount of compensation that may be taken into account in calculating benefits under, a qualified, funded defined benefit pension plan such as the Retirement Plan. The Retirement Plan complies with these ERISA limitations.

     Benefits earned under the final pay formula are equal to 1.35% of average plan compensation plus 0.45% of average plan compensation above Covered Compensation for each year of credited service up to 25 years, and 0.5% of average plan compensation for each year of credited service above 25 years. The annual benefit is further subject to a minimum benefit schedule. Average plan compensation is defined as the average of plan compensation over the highest five consecutive years out of the last ten years. Covered Compensation is defined as the average of the Social Security Wage Bases in effect for each calendar year during the 35-year period ending with the last day of the calendar year of the benefit determination.

     Under the terms of the Retirement Plan, a Company participant becomes fully vested in his or her accrued pension benefit after five years of credited service. Participants may retire as early as age 55 with 10 years of service. Unreduced benefits are available when a participant attains the earlier of age 65 with 5 years of service or age 62 with 30 years of service. Otherwise, benefits are reduced 3% for each year by which retirement precedes the attainment of age 65. Pension benefits earned are payable in the form of a lifetime annuity. Married individuals receive a reduced benefit paid in the form of a qualified joint and survivor annuity.

     Messrs. DeBenedictis, Kyriss and Stahl are currently eligible to retire under the plan.

     The provisions described above cover a significant portion of the company’s non-union workforce hired prior to certain dates starting in 2003, including each of the named executive officers. Certain union employees and certain other non-union employees are covered under separate definitions of plan compensation, benefit formulas and benefit options within the Retirement Plan.

Aqua America, Inc. Supplemental Retirement Plans

     Effective December 1, 1989, the Board of Directors adopted a supplemental benefits plan for salaried employees of the Company (the “Supplemental Pension Benefit Plan”). The Supplemental Pension Benefit Plan is a nonqualified pension benefit plan that is intended to provide an additional pension benefit to Company participants in the Retirement Plan and their beneficiaries whose benefits under the Retirement Plan are adversely affected by the ERISA limitations described above. In addition, deferred compensation is excluded from the Retirement Plan Compensation, but is included in the calculation of benefits under the Supplemental Pension Benefit Plan. The benefit under the Supplemental Pension Benefit Plan is equal to the difference between (i) the amount of the benefit the Company participant would have been entitled to under the Retirement Plan absent such ERISA limitations and including deferred compensation in the final average earnings calculation, and (ii) the amount of the benefit actually payable under the Retirement Plan.

     A non-qualified Supplemental Executive Retirement Plan, or SERP, was established for Mr. DeBenedictis in 1992 with the approval of the Board of Directors. Under the terms of the SERP, Mr. DeBenedictis will be eligible to receive a benefit at normal retirement equal to the difference between (i) the benefit to which he would otherwise be entitled under the Retirement Plan assuming he had 25 years of service and absent the ERISA limitations referred to above, and (ii) the benefit payable to him under the Retirement Plan and the Supplemental Pension Benefit Plan.

     In 2010, the Supplemental Pension Benefit Plan and Mr. DeBenedictis’ SERP were amended to provide in the event of Mr. DeBenedictis’ separation from service due to death, the surviving spouse benefit paid under those Plans will be an amount equal to the actuarial equivalent present value of the surviving spouse benefit that would have been paid had Mr. DeBenedictis retired on the day prior to the day of his death instead of the normal benefit of a 75% joint and survivor annuity determined as if he had retired on the day prior to his death.

     Participants may retire as early as age 55 with 10 years of service under the Supplemental Pension Benefit Plan and the SERP. Unreduced benefits are available when a participant attains the earlier of age 65 with 5 years of service or age 62 with 30 years of service. Otherwise, benefits are reduced 3% for each year by which retirement precedes the attainment of age 65. Pension benefits earned are payable in the form of a lifetime annuity. Married individuals receive a reduced benefit paid in the form of a qualified joint and survivor annuity. Pension benefits under the Supplemental Pension Benefit Plan and the SERP may be paid as a lump sum, paid in a series of installments or under certain circumstances transferred at separation from employment to up to five separation distribution accounts under the Company’s Executive Deferral Plan.

     Messrs. DeBenedictis, Franklin, Kyriss, Smeltzer and Stahl are earning benefits under the Supplemental Pension Benefit Plan, and are fully vested in those benefits. Mr. DeBenedictis is also earning benefits under the SERP and is fully vested. Messrs. DeBenedictis, Kyriss, and Stahl are currently eligible to retire under the Supplemental Pension Benefit Plan and Mr. DeBenedictis is currently eligible to retire under the SERP.

     In 2009, the Company began to fund the Supplemental Pension Benefit Plan and the SERP through the use of trust-owned life insurance.

Actuarial assumptions used to determine values in the Pension Benefits Table

     The amounts shown in the Pension Benefit Table above are actuarial present values of the benefits accumulated through the date shown. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. Assumptions used to determine the values are the same as those disclosed on Aqua America’s financial statements as of those dates with the exception of the assumed retirement age and the assumed probabilities of leaving employment prior to retirement. Retirement was assumed to occur at the earliest possible unreduced retirement age (or current age, if later) for each plan in which the executive participates. For purposes of determining the earliest unreduced retirement age, service was assumed to be granted until the actual date of retirement. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age.

The key assumptions included in the calculations are as follows:

	December 31, 2011	December 31, 2010
Discount rate	5.00%	5.75%
Retirement ages:
Mr. DeBenedictis	66.25	65.25
Mr. Franklin	62	62
Mr. Kyriss	62	62
Mr. Smeltzer	62	62
Mr. Stahl	62	62
Termination, pre-retirement	None	None
mortality and disability rates
Post-Retirement Mortality	IRS Prescribed Male	IRS Prescribed Male
	Mortality Table for	Mortality Table for
	2012 (RP-2000 table; no	2011 (RP-2000 table;
	collar adjustment,	no collar adjustment,
	mortality improvements	mortality improvements
	projected for 7 years	projected for 7 years
	beyond specified date)	beyond specified date)
Form of payment
Retirement Plan Supplemental Pension Benefit Plan and SERP	Single life annuity Single lump sum payment transferred to the Company’s Executive Deferral Plan	Single life annuity Single lump sum payment transferred to the Company’s Executive Deferral Plan

NONQUALIFIED DEFERRED COMPENSATION

     The following table sets forth information regarding contributions to, earnings on, withdrawals from and balances as of the end of 2011 for our nonqualified Executive Deferral Plan.

NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions	Earnings in	Withdrawals /	Balance at
	Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)	($)	($)(1)	($)	($)(2)
N. DeBenedictis	0	0	90,119	-	3,100,066
D. Smeltzer	30,395	0	(310)	(37,266)	116,714
R. Stahl	6,006	0	139	-	126,403
K. Kyriss	89,530	0	(1,671)	-	151,291
C. Franklin	9,999	0	(443)	-	22,245

Notes:

(1)

In 2011, the deferred amounts were deemed invested in mutual funds chosen by the participant under a trust-owned life insurance policy maintained by the Company to fund the Executive Deferral Plan. The earnings shown in this column include the deemed earnings on those mutual funds.

(2)

The aggregate balances include the following amounts previously reported in the Summary Compensation Table in prior years: $37,915 for Mr. DeBenedictis; $1,592 for Mr. Smeltzer; -$4,830 for Mr. Stahl; and -$4,112 for Mr. Franklin.

     Employees with total projected W-2 compensation for 2011 in excess of $137,000 are eligible to participate in the Company's Executive Deferral Plan for 2012. Participants may defer up to 100% of their salary and 100% of their non-equity incentive compensation under the Company's Annual Cash Incentive Compensation Plan. At the time the participant elects to make a deferral under the Executive Deferral Plan, the participant is also required to elect the form of payment with respect to the amounts deferred for the upcoming calendar year. If a separation distribution account is elected, the participant may choose to receive his or her distribution in either a lump sum payment, or, subject to certain requirements, in annual installments over 2 to 15 years. If a flexible distribution account is elected, the participant will receive his or her distribution in a lump sum payment. The executive officers, including the named executive officers, may not commence the receipt of their account balances and the earnings on these deferrals sooner than the first day of the seventh month following the date of the executive’s separation from employment.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Severance and Employment Agreements

     Effective December 6, 2011, the Company and Nicholas DeBenedictis, the Company’s President and Chief Executive Officer, entered into an Amendment to Mr. DeBenedictis’ Employment Agreement (the “Amended Employment Agreement”), under which Mr. DeBenedictis has agreed to extend the term of his existing Employment Agreement from January 31, 2013 to June 30, 2015. Pursuant to the Amended Employment Agreement, Mr. DeBenedictis will continue to serve as the Chief Executive Officer of the Company and will be entitled to annual increases to his current base salary of $615,000 and a target annual incentive bonus that is currently at 75% of base salary. Mr. DeBenedictis will continue to be eligible to participate in the Company’s incentive compensation programs and in the Company’s benefit plans.

     Pursuant to the Amended Employment Agreement, effective December 6, 2011, the Company granted Mr. DeBenedictis a performance-based restricted stock award (the “Stock Award”) under the Omnibus Equity Compensation Plan with respect to 50,000 shares of common stock of the Company. The shares will vest by 2015 based on Mr. DeBenedictis’ continued service and subject to the Company’s achievement of a year–over-year increase in operating income for 2012, 2013 or 2014 and, with respect to the shares that vest in 2015, a determination by the Executive Compensation Committee and the Board of Directors that Mr. DeBenedictis has made satisfactory efforts with respect to a plan for succession. In addition, any shares that vest are subject to restrictions on transfer by Mr. DeBenedictis for a period of two years following the applicable vesting date. If the Company terminates Mr. DeBenedictis’ employment without cause or Mr. DeBenedictis terminates employment for good reason, any unvested shares of the Stock Award will fully vest if the Company achieves a year-over-year increase in operating income for 2012, or 2013 or 2014. If Mr. DeBenedictis dies or his employment is terminated due to disability, or if a change in control of the Company occurs, any unvested shares of the Stock Award will fully vest. If Mr. DeBenedictis’ employment is terminated for cause or if he voluntarily terminates employment without good reason, any unvested shares of the Stock Award will be forfeited.

     No additional severance benefits are provided under the Employment Agreement. Mr. DeBenedictis has a separate severance agreement with the Company, which provides severance benefits under certain circumstances and is not affected by the Employment Agreement. Mr. DeBenedictis continues to be subject to the non-competition covenants set forth in his separate severance agreement.

     Under the Company’s Supplemental Pension Benefit Plan for Salaried Employees and its Supplemental Executive Retirement Plan for Nicholas DeBenedictis, in the event of Mr. DeBenedictis’ death while in the employ of the Company, the surviving spouse benefit will be equal to the benefit Mr. DeBenedictis would have received if he had retired on the day before his death.

Change-in-Control Agreements

     The Company maintains change-in-control agreements with certain executives, including the named executive officers in the Summary Compensation Table. Payments under these agreements are triggered if the covered executive’s employment is terminated other than for cause or the executive resigns for good reason, as defined in the agreements, within two years after a change-in-control of the Company. In addition, the agreement covering Mr. DeBenedictis permits him to trigger the payments under his agreement if he terminates his employment within 12 months after a change-in-control if he determines that circumstances have so changed with respect to the Company that he is no longer able to effectively perform his duties and responsibilities. Mr. DeBenedictis’ payment is also subject to him agreeing to a twelve-month non-compete covenant.

     Payments and benefits under the change-in-control agreements consist of the payment of a multiple of 2 or 3 times the named executive officer’s “Base Compensation”, as defined in the agreements, a lump sum payment in lieu of the continuation of certain health benefits for a period of 2 or 3 years and outplacement services, which are summarized in the following table for the named executive officers.

The following table provides a summary of the benefits to which each named executive officer would be entitled under the change-in-control agreements.

		Payment in
	Multiple of	lieu of
	Base	Health	Outplacement
Executive	Compensation	Benefit	Services
		Continuation
		Period
N. DeBenedictis	3	3 years	1 year
D. Smeltzer	2	2 years	6 months
R. Stahl	2	2 years	6 months
K. Kyriss	2	2 years	6 months
C. Franklin	2	2 years	6 months

     For purposes of the change-in-control agreements, Base Compensation is defined as current base annual salary, plus the greater of the executive’s target bonus for the year in which the executive incurs a termination of employment, or the last actual bonus paid to the executive under the Annual Cash Incentive Compensation Plan (or any successor plan maintained by Aqua America), in all capacities with Aqua America and its subsidiaries or affiliates. The executive’s Base Compensation shall be determined prior to reduction for salary deferred by the executive under any deferred compensation plan of Aqua America and its subsidiaries or affiliates, or otherwise.

     The payment of the multiple of Base Compensation would be made in a lump sum within 60 days after the executive’s termination as defined under the agreements, although pursuant to the requirements of Section 409A of the Internal Revenue Code, part or all of such payment may need to be deferred until the first day of the seventh month following the date of the executive’s separation from employment. Each executive is required to execute a standard release of the Company as a condition to receiving the payment under the agreement.

     Under our 2004 Equity Compensation Plan and 2009 Omnibus Equity Compensation Plan (the “Plans”), unvested stock option and restricted stock equity incentives become immediately vested upon a change-in-control regardless of whether or not the grantee is terminated. For performance shares, if a change-in-control occurs, performance will be measured at the date of the change-in-control, and the number of earned performance shares will be determined as of the date of the change-in-control as follows:

  If a change-in-control occurs more than one year after the grant date, the number of performance shares earned as of the change-in-control date will be the greater of (i) the amount earned based on actual performance or (ii) the target number of performance shares.

  If a change-in-control occurs within one year after the grant date, the number of performance shares earned as of the change-in-control date will be a pro rata portion (based on the number of whole months in the applicable performance period worked from the date of grant to the change-in-control) of the greater of (i) the amount earned based on actual performance or (ii) the target number of performance shares.

     Any performance shares that are not earned at the change-in-control date will be forfeited. The vesting of these equity incentives is applicable to all grantees under the Plans. The value of vested stock options is not included in the tables below.

     For purposes of the change-in-control agreements and the vesting of unvested equity incentives as described above, a change-in-control, subject to certain exceptions, means:

(1)	any person (including any individual, firm, corporation, partnership or other entity except Aqua America, any subsidiary of Aqua America, any employee benefit plan of Aqua America or of any subsidiary, or any person or entity organized, appointed or established by Aqua America for or pursuant to the terms of any such employee benefit plan), together with all affiliates and associates of such person, shall become the beneficial owner in the aggregate of 20% or more of the common stock of Aqua America then outstanding;

(2)	during any 24-month period, individuals who at the beginning of such period constitute the Board of Directors of Aqua America cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by Aqua America’s shareholders, of at least seventy-five percent of the directors who were not directors at the beginning of such period was approved by a vote of at least seventy-five percent of the directors in office at the time of such election or nomination who were directors at the beginning of such period; or

(3)	there occurs a sale of 50% or more of the aggregate assets or earning power of Aqua America and its subsidiaries, or its liquidation is approved by a majority of its shareholders or Aqua America is merged into or is merged with an unrelated entity such that following the merger the shareholders of Aqua America no longer own more than 50% of the resultant entity.

     Copies of these change-in-control agreements for Messrs. DeBenedictis, Smeltzer, Stahl, Kyriss and Franklin have been filed with the SEC as exhibits to Aqua America’s Annual Report on Form 10-K for the year ended December 31, 2008 or incorporated therein by reference.

Retirement and Other Benefits

     Under the terms of our qualified and non-qualified defined benefit retirement plans, eligible salaried employees, including the named executive officers, are entitled to certain pension benefits upon their termination, retirement, death or disability. In general, the terms under which benefits are payable upon these triggering events are the same for all participants under the qualified and non-qualified plans. The present value of accumulated pension benefits, assumed payable at the earliest unreduced age (or current age, if later), for the named executive officers is set forth in the Pension Benefits table on page xx. The pension benefit values included in the tables below reflect the incremental value above the amounts shown in the Pension Benefits table for benefits payable upon each triggering event from all pension plans in the aggregate.

     Aqua America, Inc. sponsors postretirement medical plans to subsidize retiree medical benefits for employees hired prior to certain dates starting in 2003. Under the postretirement medical plans, employees are generally eligible to retire upon attainment of age 55 and completion of 15 years of service. Upon retirement, eligible participants are entitled to receive subsidized medical benefits prior to attainment of age 65 where the subsidy provided is based upon age and years of service upon retirement. Upon attainment of age 65, eligible participants are entitled to receive employer contributions into a premium reimbursement account which may be used by the retiree in paying medical and prescription drug benefit premiums. The postretirement medical benefits shown are those which are payable from the Company under each of the triggering events. Assumptions used to determine the values are the same as those disclosed on Aqua America’s financial statements, except for the assumption of immediate termination, retirement, death or disablement for purposes of the tables on pages xx through xx. Participants not eligible to receive benefits if leaving under a triggering event as of December 31, 2011 are shown with zero value in the tables.

     Upon termination for any reason, the participants in our Executive Deferral Plan, including the named executive officers, would be entitled to a distribution of their account balances as set forth in the Nonqualified Deferred Compensation table on page xx, subject to the restrictions under the Plan described on page xx. The values of these account balances are not included in the tables below. The named executive officers are also eligible for the same death and disability benefits of other eligible salaried employees. These common benefits are not included in the tables below.

     Under the terms of our 2004 Equity Compensation Plan, upon termination of a grantee's employment as a result of retirement, disability or death, the period during which stock options that were granted prior to 2009, which are otherwise exercisable, may be exercised shall not exceed: (i) one year from the date of such termination of employment in the case of death; (ii) two years from the date of such termination in the case of permanent and total disability (within the meaning of Section 22(e)(3) of the Code) or retirement; and (iii) three months from the date of such termination of employment in the case of other disability; provided, however, that in no event shall the period extend beyond the expiration of the option term. To the extent that any option granted prior to 2009 is not otherwise exercisable as of the date on which the grantee ceases to be employed by the Company or any subsidiary, the unexercisable portion of the option shall terminate as of such date.

     Under the terms of the 2004 Equity Compensation Plan, as amended and restated as of January 1, 2009, and under the terms of the 2009 Omnibus Equity Compensation Plan, grantees of stock options in 2009 or thereafter will continue to vest in unvested stock option grants following termination of the grantee’s employment as a result of retirement, provided the grantee does not violate the covenant not to compete provisions of his/her grant, and unvested stock option grants will be immediately vested if the termination of the grantee’s employment is due to his/her disability or death. The period during which stock options may be exercised shall not exceed: (i) one year from the date of such termination of employment in the case of death; (ii) thirty-eight months from the date of such termination in the case of retirement or disability, provided, however, that in no event shall the period extend beyond the expiration of the option term. The Compensation Committee, in its sole discretion, may determine that any portion of an option that has not become exercisable as of the date of the grantee’s death, termination of employment on account of permanent and total disability or other termination of employment may be exercised by a grantee, or in the case of death, a grantee’s legal representative or beneficiary.

     For restricted stock grants made prior to 2009, if a grantee's regular full-time employment terminates prior to the vesting of a restricted stock grant, the restricted stock grant terminates as to all unvested shares. Under the terms of the 2004 Equity Compensation Plan, as amended and restated as of January 1, 2009, and under the terms of the 2009 Omnibus Equity Compensation Plan, grantees of restricted stock in 2009 or thereafter will (i) continue to vest in their unvested grants following the grantee’s termination of employment as a result of retirement, (ii) vest in a pro-rata portion of unvested grants upon the grantee’s termination of employment as a result of early retirement, or (iii) vest immediately in unvested grants following the grantee’s termination of employment as a result of death or disability. The Compensation Committee may, however, provide for complete or partial exceptions to these provisions as it deems equitable.

     Under the terms of the 2004 Equity Compensation Plan, as amended and restated as of January 1, 2009, and under the terms of the 2009 Omnibus Equity Compensation Plan, except as otherwise determined by the Compensation Committee, no payment of any accrued dividend equivalent amount shall be made to any grantee unless the grantee is a regular full-time employee of the Company or any of its subsidiaries as of March 1 prior to the payment, unless the grantee’s termination of employment was a result of the grantee’s retirement, death or disability.

     Under the terms of the restricted stock unit grants made in 2011 under the 2009 Omnibus Equity Compensation Plan, grantees of restricted stock units will (i) vest in a pro-rata portion of unvested grants upon the grantee’s termination of employment as a result of retirement or (ii) vest immediately in unvested grants following the grantee’s termination of employment as a result of death or disability. Shares of Company stock equal to the pro-rata portion of the restricted stock units shall be issued to the grantee within sixty (60) days following the grantee’s retirement, death or disability, subject to applicable tax withholding. Under the terms of the performance share unit grants made in 2011 under the 2009 Omnibus Equity Compensation Plan, grantees of performance share units will (i) vest in a pro-rata portion of unvested grants upon the grantee’s termination of employment as a result of retirement or (ii) vest immediately in unvested grants following the grantee’s termination of employment as a result of death or disability. Shares of Company stock equal to the pro-rata portion of the performance share units shall be issued to the grantee on the vesting date for such performance share units.

     The total estimated value of the payments that would be triggered by a termination following a change-in-control, a termination other than for cause without a change-in-control, retirement, death or disability for the named executive officers calculated assuming that the triggering event for the payments occurred on December 31, 2011 and assuming a value for our Common Stock as of December 31, 2011 for purposes of valuing the vesting of the equity incentives are set forth below.

NICHOLAS DEBENEDICTIS

	Change-in-
Payments and Benefits Upon Separation	Control	Termination	Retirement	Death	Disability
	$	$	$	$	$
Triggered Payments and Benefits
Severance Payment	3,844,279	599,346	-	-	-
Prorated current year bonus	449,510	449,510	449,510	449,510	449,510
Acceleration of option vesting	233,754	-	-	-	-
Payment of accrued dividend equivalents	106,275	-	106,275	106,275	106,275
Vesting of restricted stock	1,799,905	-	-	-	-
Vesting of restricted share units	282,975	-	-	-	-
Vesting of performance share units	185,220	-	-	-	-
Continuation of welfare benefits	70,569	11,762	-	-	-
Outplacement services	30,000	-	-	-	-
Transfer of life insurance policy	-	-	-	-	-
Excise tax Gross up	1,925,414	-	-	-	-

Vested Retirement Benefits
Incremental pension value above that included in the Pension Benefits Table	-	-	-	-	-
Present value of retiree medical benefits	87,166	87,166	87,166	-	87,166

Total	9,015,067	1,147,784	642,951	555,785	642,951

DAVID P. SMELTZER

	Change-in-
Payments and Benefits Upon Separation	Control	Termination	Retirement	Death	Disability
	$	$	$	$	$
Triggered Payments and Benefits
Severance Payment	935,000	151,976	-	-	-
Prorated current year bonus	136,778	136,778	136,778	136,778	136,778
Acceleration of option vesting	71,935	-	-	-	-
Payment of accrued dividend equivalents	32,250	-	32,250	32,250	32,250
Vesting of restricted stock	273,660	-	-	-	-
Vesting of restricted share units	42,896	-	-	-	-
Vesting of performance share units	77,497	-	-	-	-
Continuation of welfare benefits	96,041	24,010	-	-	-
Outplacement services	15,000	-	-	-	-

Vested Retirement Benefits
Incremental pension value above that included in the Pension Benefits Table	179,488	179,488	-	-	181,310
Present value of retiree medical benefits	-	-	-	-	-

Total	1,860,545	492,252	169,028	169,028	350,338

ROY H. STAHL

	Change-in-
Payments and Benefits Upon Separation	Control	Termination	Retirement	Death	Disability
	$	$	$	$	$
Triggered Payments and Benefits
Severance Payment	918,944	150,138	-	-	-
Prorated current year bonus	120,110	120,110	120,110	120,110	120,110
Acceleration of option vesting	57,285	-	-	-	-
Payment of accrued dividend equivalents	13,345	-	13,345	13,345	13,345
Vesting of restricted stock	126,948	-	-	-	-
Vesting of restricted share units	42,202	-	-	-	-
Vesting of performance share units	76,249	-	-	-	-
Continuation of welfare benefits	94,591	23,648	-	-	-
Outplacement services	15,000	-	-	-	-

Vested Retirement Benefits
Incremental pension value above that included in the Pension Benefits Table	-	-	-	-	-
Present value of retiree medical benefits	173,569	173,569	173,569	-	173,569

Total	1,638,243	467,464	307,024	133,455	307,024

KARL M. KYRISS

	Change-in-
Payments and Benefits Upon Separation	Control	Termination	Retirement	Death	Disability
	$	$	$	$	$
Triggered Payments and Benefits
Severance Payment	749,327	128,335	-	-	-
Prorated current year bonus	102,668	102,668	102,668	102,668	102,668
Acceleration of option vesting	61,309	-	-	-	-
Payment of accrued dividend equivalents	26,750	-	26,750	26,750	26,750
Vesting of restricted stock	199,950	-	-	-	-
Vesting of restricted share units	28,786	-	-	-	-
Vesting of performance share units	51,990	-	-	-	-
Continuation of welfare benefits	71,650	17,913	-	-	-
Outplacement services	15,000	-	-	-	-

Vested Retirement Benefits
Incremental pension value above that included in the Pension Benefits Table	-	-	-	-	237,331
Present value of retiree medical benefits	112,633	112,633	112,633	-	112,633

Total	1,420,063	361,548	242,051	129,418	479,382

CHRISTOPHER H. FRANKLIN

	Change-in-
Payments and Benefits Upon Separation	Control	Termination	Retirement	Death	Disability
	$	$	$	$	$
Triggered Payments and Benefits
Severance Payment	742,525	124,989	-	-	-
Prorated current year bonus	99,991	99,991	99,991	99,991	99,991
Acceleration of option vesting	61,309	-	-	-	-
Payment of accrued dividend equivalents	28,325	-	28,325	28,325	28,325
Vesting of restricted stock	199,950	-	-	-	-
Vesting of restricted share units	28,220	-	-	-	-
Vesting of performance share units	51,000	-	-	-	-
Continuation of welfare benefits	94,591	23,648	-	-	-
Outplacement services	15,000	-	-	-	-

Vested Retirement Benefits
Incremental pension value above that included in the Pension Benefits Table	58,595	58,595	-	-	336,108
Present value of retiree medical benefits	-	-	-	-	-

Total	1,379,506	307,222	128,316	128,316	464,424

     The amounts shown in the tables above reflect the excess of the value of pension benefits under each of the triggering events over the value included in the Pension Benefits table on page xx. The total values calculated, prior to the offset for the amount shown in the Pension Benefits table are calculated as set forth below.

Termination

     Once vested, participants are eligible to receive qualified benefits under the Retirement Plan and nonqualified benefits from the Supplemental Pension Benefit Plan and the SERP. Benefits vest upon attaining five years of service. Pension benefits for Messrs. DeBenedictis, Franklin, Kyriss, Smeltzer and Stahl are vested and payable from the Retirement Plan as well as the Supplemental Pension Benefit Plan. Additionally, Mr. DeBenedictis is eligible and vested in his benefit payable from the SERP.

     The full value of the benefits payable due to termination is determined based on the assumed timing and form of the benefits payable as follows: the benefits for Messrs. DeBenedictis, Kyriss and Stahl are payable as an immediate life annuity from the Retirement Plan and an immediate lump sum payment (transferred to the Company’s Executive Deferral Plan) from the non-qualified plans; and the benefits for Mr. Franklin and Mr. Smeltzer are payable as a life annuity beginning at age 55 from the Retirement Plan and an immediate lump sum payment at age 55 from the non-qualified plans. Benefits have been reduced for early commencement by 3% per year of commencement prior to age 65.

Retirement

     In the case of retirement, the present value of benefits is determined in the same manner as termination. Mr. Kyriss and Mr. Stahl are eligible for early retirement from the qualified Retirement Plan and Supplemental Pension Benefit Plan. Mr. DeBenedictis is eligible for retirement from the qualified Retirement Plan, the Supplemental Pension Benefit Plan and the SERP. Mr. Franklin and Mr. Smeltzer are not currently eligible to retire.

Death

     Vested benefits under the Retirement Plan are payable to the participant’s surviving spouse as a single life annuity upon the death of the participant. The benefit will be paid to the spouse as early as the deceased participant’s earliest retirement age (age 55 with ten years of service or age 65). The benefit will be equal to 75% of the benefit calculated as if the participant had separated from service on the date of death (assumed to be December 31, 2011 in the table), survived to the earliest retirement age and retired with a qualified contingent annuity. Vested benefits under the Supplemental Pension Benefit Plan and the SERP are payable to the participant’s surviving spouse as a lump sum (or in certain cases transferred to the Company’s Executive Deferral Plan) upon the death of the participant. The benefit will be equal to 75% (100% for Mr. DeBenedictis) of the benefit calculated as if the participant had separated from service on the date of death (assumed to be December 31, 2011 in the table), survived to the earliest retirement age and retired with a qualified contingent annuity. For each of the participants, the total present value of pension benefits payable upon death is less than the amount shown in the Pension Benefits Table. For purposes of the benefit calculations shown, spouses are assumed to be three years younger than the participant.

     In 2010, the Supplemental Pension Benefit Plan and Mr. DeBenedictis’ SERP were amended to provide, in the event of Mr. DeBenedictis’ separation from service due to death, the surviving spouse benefit under those Plans will be an amount equal to the actuarial equivalent value of the surviving spouse benefit that would have been paid had Mr. DeBenedictis retired on the day prior to the day of his death, instead of the normal benefit of a 75% joint and survivor annuity determined as if he had retired on the day prior to his death.

Disability

     If an individual is terminated as a result of a disability with less than ten years of service, the benefits are payable in the same amount and form as an individual who is terminated. Individuals who terminate employment as a result of a disability with at least ten years of service are entitled to future accruals until age 65 (or earlier date if elected by the participant) assuming level future earnings and continued service. The benefits are not payable until age 65, unless elected by the participant for an earlier age. Upon the attainment of age 65, the individual would be entitled to the same options as an individual who retired from the Retirement Plan.

     Messrs. DeBenedictis, Franklin, Kyriss, Smeltzer and Stahl have each completed ten years of service. Therefore, for purposes of this present value calculation, participants are assumed to accrue additional service and earnings until age 65, at which time pension payments are assumed to commence.

Change-in-Control

     Upon a Change-in-Control, the benefits payable to each of the named executives will be the same as those described in the Termination section above.

DIRECTOR COMPENSATION

     The following table sets forth the compensation paid to the Aqua America Board of Directors in 2011.

DIRECTOR COMPENSATION

					Change in
					Pension Value
					and
				Non-Equity	Nonqualified
	Fees Earned			Incentive	Deferred
	or Paid in	Stock	Option	Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)	($)	($)	($)	($)
Mary C. Carroll	52,500	44,880	-	-	-	-	97,380
Nicholas DeBenedictis (3)	-	-	-	-	-	-	-
Richard H. Glanton	62,500	44,880	-	-	-	-	107,380
Lon R. Greenberg	57,000	44,880	-	-	-	-	101,880
William P. Hankowsky	63,000	44,880	-	-	-	-	107,880
Wendell F. Holland (4)	19,500	-	-	-	-	-	19,500
Mario Mele	49,500	44,880	-	-	-	-	94,380
Ellen T. Ruff	51,000	44,880	-	-	-	-	95,880
Richard L. Smoot	59,500	44,880	-	-	-	-	104,380
Andrew J. Sordoni III	48,000	44,880	-	-	-	-	92,880
____________________

Notes:

(1)

Includes: (a) an annual cash retainer of $33,000 per year; (b) Board meeting fees of $1,500 per meeting; (c) Committee meeting fees of $1,500 per meeting; and (d) annual Committee Chair retainers of $10,000 for the Chair of the Audit Committee and Chair of the Corporate Governance Committee and $7,500 for the Chair of the Executive Compensation Committee. The amount for Ms. Carroll includes $3,000 for her attendance at two meetings of the Retirement and Employee Benefits Committee as the Board's representative to this management Committee.

(2)

Directors received an annual stock grant of $45,000 of Company stock, rounded to the nearest 100 shares on the first of the month following the Annual Meeting of Shareholders. The grant date fair value of stock and option awards is based on their fair market value on the date of grant as determined under FASB's accounting standard for stock compensation. The assumptions used in calculating the fair market value under FASB's accounting standard for stock compensation are set forth in the Employee Stock and Incentive Plan footnote to the Company's audited financial statements in the Company's Annual Report on Form 10-K.

(3)	As an officer of the Company, Mr. DeBenedictis does not receive any fees for his service on the Board of Directors.

(4)	Mr. Holland joined the Board of Directors in October 2011 and, therefore, he did not receive a stock grant in 2011.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report, including: the quality of the accounting principles, practices and judgments; the reasonableness of significant judgments; the clarity of disclosures in the financial statements; and the integrity of the Company’s financial reporting processes and controls. The Committee also discussed the selection and evaluation of the independent registered public accounting firm, including the review of all relationships between the independent registered public accounting firm and the Company.

     The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States of America, their judgments as to the quality of the Company’s accounting principles and such other matters as required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from management and the Company, including the matters in the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services with the accountants’ independence.

     The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm, the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

Respectfully submitted,

Richard L. Smoot, Chairman
William P. Hankowsky
Andrew J. Sordoni, III
Lon R. Greenberg

     The foregoing reports of the Audit Committee and the Executive Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

(Proposal No. 2)

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE 2012 FISCAL YEAR

     The Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for the Company for the 2012 fiscal year. PwC has been the Company’s independent registered public accountants since 2000. The Board of Directors recommends that the Shareholders ratify the appointment.

     Although Shareholder ratification of the appointment of PwC is not required by law or the Company’s Bylaws, the Board of Directors believes that it is desirable to give our shareholders the opportunity to ratify the appointment. If the shareholders do not ratify the appointment of PwC, the Audit Committee will take this into consideration and may or may not consider the appointment of another independent registered public accounting firm for the Company for 2012 or for future years. Even if the appointment of PwC is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm during the year if the Audit Committee determines such a change would be in the best interests of the Company. Representatives of PwC are expected to be present at the 2012 Annual Meeting of Shareholders, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

     PwC has informed us that they are not aware of any independence-related relationships between their firm and the Company other than the professional services discussed in “Services and Fees” below.

     Under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. As a result, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that such services do not impair the auditor’s independence from the Company. The Audit Committee has established a procedure to pre-approve all auditing and non-auditing fees proposed to be provided by the Company’s independent registered public accounting firm prior to engaging the accountants for that purpose. Consideration and approval of such services occurs at the Audit Committee’s regularly scheduled meetings, or by unanimous consent of all the Audit Committee members between meetings. All fees and services were approved by the Audit Committee for the 2011 fiscal year.

Services and Fees

     The following table presents the fees paid to PwC for professional services rendered with respect to the 2011 fiscal year and 2010 fiscal year:

	Fiscal Year
	2011	2010
Audit Fees (1)	$1,233,080	$1,112,500
Audit-Related Fees	0	0
Tax Fees (2)	53,625	28,500
All Other Fees (3)	3,300	3,000
Total	$1,290,005	$1,144,000
____________________

(1)

Represents fees for any professional services provided in connection with the audit of the Company’s annual financial statements (including the audit of internal control over financial reporting), reviews of the Company’s interim financial statements included in Form 10-Qs, audits of the Company’s subsidiaries and services in connection with the issuance of securities.

(2)	Represents fees for any professional services in connection with the review of the Company’s federal and state tax returns and advisory services for other tax compliance, tax planning and tax advice.

(3)	Represents software licensing fees for accounting research tools and disclosure checklists.

     The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year.

(Proposal No. 3)

APPROVAL OF AN AMENDMENT TO THE COMPANY’S ARTICLES OF
INCORPORATION FOR THE DECLASSIFICATION OF THE BOARD OF
DIRECTORS AND THE TRANSITION TO THE ANNUAL ELECTION OF
DIRECTORS

Voting on Proposal No. 3

     At the Aqua America Annual Meeting, there will be presented to the shareholders a proposal to approve the Board of Directors’ adoption of an Amendment to the Company’s Articles of Incorporation providing for the declassification of the Board of Directors and the transition to the annual election of directors. At its meeting on October 4, 2011, the Board of Directors unanimously approved the Amendment to the Company’s Articles of Incorporation, subject to the approval thereof by the shareholders of the Company at the Company’s 2012 Annual Meeting, and to be effective immediately upon such approval and filing with the Department of State of the Commonwealth of Pennsylvania. The Amendment to the Company’s Articles of Incorporation will not be effective unless and until shareholder approval is obtained.

The text of the Amendment to the Company’s Articles of Incorporation is set forth on Appendix B to this Proxy Statement.

Purposes and Effects

     At the 2011 Annual Meeting, the shareholders approved a shareholder proposal that urged the Board of Directors to take the necessary steps to declassify the Board for the purpose of director elections in a manner that does not affect the unexpired terms of directors previously elected.

     After careful consideration, the Board of Directors determined that amending the Articles of Incorporation to provide for the declassification of the Board and for the annual election of directors is in the best interests of the Company and its shareholders, with such annual election to be phased-in over a three-year period, beginning with the 2012 Annual Meeting, such that the term of each current directors will continue through the end of the term for which such director was elected. Thus, if the Amendment to the Company’s Articles of Incorporation set forth below is approved the by the shareholders at the 2012 Annual Meeting:

(i)	the directors with terms expiring at the 2012 Annual Meeting will be elected for a one-year term expiring at the 2013 Annual Meeting;

(ii)	the directors with terms expiring at the 2013 Annual Meeting, including any then current directors previously elected at the 2010 and 2012 Annual Meetings and nominated for re-election, will be elected for a one-year term expiring at the 2014 Annual Meeting; and

(iii)	the directors with terms expiring at the 2014 meeting, including any then current directors previously elected at the 2011, 2012 and 2013 Annual Meetings and nominated for re-election, will be elected for a one-year term expiring at the 2015 Annual Meeting.

     In formulating its recommendation, the Board of Directors considered the present system in which each director is elected for three year terms. However, the Board of Directors concluded that enabling our shareholders to annually vote on each Director will provide the Board with the shareholders input every year. It believes that an annual vote will best enable it to obtain shareholder views on a reasonably current basis.

     The Board of Directors unanimously recommends that you vote “FOR” approval of the foregoing Amendment to the Company’s Articles of Incorporation.

(Proposal No. 4)

APPROVAL OF THE AQUA AMERICA, INC. 2012 EMPLOYEE STOCK PURCHASE PLAN

APPROVAL OF THE AQUA AMERICA, INC.
2012 EMPLOYEE STOCK PURCHASE PLAN

     On February 24, 2012, our Board of Directors adopted the Aqua America, Inc. 2012 Employee Stock Purchase Plan (the “ESPP”), subject to shareholder approval at the 2012 annual meeting. If approved by our shareholders, the ESPP will become effective on June 1, 2012.

     Our Board of Directors believes it is in our best interests and the interests of our shareholders to adopt the ESPP. The ESPP is intended to encourage ownership in shares of our common stock by our employees and to provide an additional incentive for them to promote the long-term growth and success of our business. We believe that providing our employees with a convenient method to invest in our shares of our common stock will increase the equity stake of our employees and will benefit our shareholders by aligning more closely the interest of participating employees with those of our shareholders. The ESPP will replace our prior employee stock purchase plan, which terminated on March 6, 2011. Shareholder approval of the ESPP is necessary in order for the ESPP to meet the requirements of Section 423 of the Internal Revenue Code.

     The material terms of the ESPP are summarized below. A copy of the full text of the ESPP is attached to this Proxy Statement as Exhibit C. This summary of the ESPP is not intended to be a complete description of the ESPP and is qualified in its entirety by the actual text of the ESPP to which reference is made.

Summary of the 2012 Employee Stock Purchase Plan

     Purpose. The purpose of the ESPP is to provide eligible employees with an opportunity to purchase shares of our common stock at a discounted rate. This allows eligible employees the opportunity to acquire an ownership interest in us. These ownership interests are designed to provide an incentive for eligible employees to help increase our long-term growth and success and provide an opportunity to share in that success as we continue to shape the future of our business.

     Administration. The ESPP is administered by a committee appointed by our Board of Directors. The committee will have full discretionary authority to interpret the ESPP and to adopt and prescribe the contents of all forms required in connection with the administration of the ESPP. The findings, decisions and determinations made by the committee are final and binding. All references to the plan administrator will be deemed to refer to the committee appointed to administer the ESPP.

     Shares Available for Issuance Under the ESPP. We have reserved 1,000,000 shares of our common stock for issuance under the ESPP. The foregoing share limit is subject to adjustments in certain circumstances described below. The shares of our common stock available for issuance under the ESPP may be treasury or newly issued shares or shares we purchase on the open market.

     Adjustments. In connection with stock splits, stock dividends, recapitalizations, combination of shares, exchange of shares and other events affecting our common stock, the plan administrator will make adjustments as it deems appropriate to the maximum number and class of securities issuable under the ESPP, the maximum number and class of securities purchasable per participant on any purchase date, the maximum number and class of securities purchasable in total by all participants on any purchase date, and the number and class of securities and the price per share in effect under each outstanding option, in order to prevent the dilution or enlargement of benefits thereunder.

     Eligibility. Each of our employees and employees of our subsidiaries that adopt the ESPP (i) who are classified as active regular or part-time non-union employees or as active full or part-time union employees or (ii) who are regularly scheduled to work more than twenty (20) hours per week and for more than five (5) months per calendar year will be eligible to participate in the ESPP, subject to the terms of any applicable collective bargaining agreement. No minimum period of service is required before an employee is eligible to participate in the ESPP.

     Under the requirements of the Internal Revenue Code, an employee who owns five percent (5%) or more of the total combined voting power of all classes of our stock is not eligible to participate in the ESPP. For purposes of determining who is a five percent (5%) owner, attribution of ownership rules apply, and shares of our common stock subject to outstanding options are taken into account. As of June 1, 2012 executive officers and employees are eligible to participate in the ESPP.

     Participation. Each eligible employee who executes and files a purchase agreement within the required time period will be granted an option to purchase shares of our common stock for the purchase period. A participant’s purchase of shares of our common stock is funded through payroll deduction accumulations or a lump sum deposit by the participant into the ESPP. Payroll deductions may not be less than five dollars ($5.00) per paycheck for a participant paid on a weekly basis (or ten dollars ($10.00) per paycheck for a participant paid on a bi-weekly basis) or more than ten percent (10%) of a participant’s compensation. Deposits funds may not be less than twenty-five dollars ($25.00) per purchase period or more than ten percent (10%) of a participant’s compensation. The total amount that a participant may deposit into the ESPP together with payroll deductions may not exceed twenty-five thousand dollars ($25,000) (determined at the time an option is granted) for each calendar year. Only one deposit may be made in a purchase period.

     Purchase Period. Under the ESPP, there will be a series of purchase periods while the ESPP is in effect, each one month long (unless otherwise specified by the plan administrator). The first purchase period will begin on June 1, 2012 and will end on June 30, 2012, subject to shareholder approval of the ESPP. Unless the participant notifies the plan administrator of his or her desire not to make a purchase, the option will automatically be exercised on the last day of the purchase period, which is the purchase date, based on the employee’s accumulated contributions to the ESPP. The largest number of whole and fractional shares of our common stock that can be purchased with the amounts in the participant’s account will be purchased and any remaining amounts will be held in the participant’s account, without interest, and applied to purchase shares of our common stock on the next purchase date.

     Purchase Price. The purchase price of each share of our common stock under the ESPP will be equal to 95% of the average of the high and low trading prices for shares of our common stock as reported on the New York Stock Exchange Composite Transactions on the applicable date, unless the plan administrator determines otherwise. Before the beginning of a purchase period, the plan administrator may determine, in its sole discretion, that the purchase price will be based on another percentage of our common stock price as long as such percentage is not less than the lower of (i) eighty-five percent (85%) of the value of our common stock on the first day of the purchase period, or (ii) eighty-five percent (85%) of the value of our common stock on the purchase date.

     Maximum Number of Purchasable Shares. The maximum number of shares of our common stock that a participant may purchase on any purchase date is the lesser of (a) the number of whole and fractional shares that can be purchased by applying the full balance of the participant’s withheld and deposited funds to purchase shares at the purchase price, or (b) the participant’s proportionate part of the maximum number of shares of our common stock available under the ESPP. Before the beginning of a purchase period, the plan administrator may establish the maximum number of shares of our common stock that may be purchased by a participant on any one purchase date.

     No participant may purchase more than twenty-five thousand ($25,000) worth of our common stock during each calendar year under the ESPP.

     Resale of Stock. When shares are purchased, they will be credited to an account for the participant. If a participant sells shares of our common stock purchased under the ESPP, any sales charges resulting from the sale of shares of our common stock will be deducted from the amounts payable to the participant.

     Dividends. After shares are purchased, dividends are paid on all whole and fractional shares of our common stock held in a participant’s account established under the ESPP. Unless otherwise directed by a participant, all dividends paid on such shares are automatically reinvested under our Dividend Reinvestment and Direct Stock Purchase Plan.

     Discontinuance of Participation. Participants may cease participation in the ESPP at any time during any purchase period. A participant who elects to discontinue participation in the ESPP for a particular purchase period may make a contribution to the ESPP by depositing funds as described above, but may not resume payroll deductions during that purchase period. The participant may again elect to participate for the next purchase period as long as the participant remains an eligible employee.

     Participation ends automatically and no further purchase of shares will be made if the participant ceases to be an eligible employee for any reason (including death, disability or change in status), except that a participant who is on an approved leave of absence may continue to participate in the ESPP by making cash payments equal to the payroll deductions that would have been made had the leave of absence not occurred. Any funds held in such participant’s account at the time he or she ceases to be an eligible employee will be paid back to the participant without interest as soon as practicable following the date the participant ceases to be an eligible employee.

     If a participant terminates employment with us or otherwise ceases to be an eligible employee, the participant will receive the shares of our common stock held in his or her account under the ESPP unless the participant elects for his or her shares to be sold, as described above.

     Certain Transactions; Change in Control. If we experience a dissolution or liquidation, a merger or consolidation in which we are not the surviving company, or a change in control, as defined in our 2009 Omnibus Equity Compensation Plan, while the ESPP is in effect, the ESPP and any offering will terminate and, unless the plan administrator determines otherwise, the balance of any amounts withheld from participants’ compensation or deposited that have not been applied to purchase shares of our common stock will be returned to the participants.

     A change in control will be deemed to have taken place if any one of the following events occurs:

  A person or group, other than us, one of our affiliates or one of our employee benefit plans, acquires 20% or more of our common stock then outstanding;

  During any 24-month period, there is a change in the majority of our Board of Directors other than by approval of our Board of Directors immediately prior to such change; or

  There is a sale of 50% or more of our, or our subsidiaries’, aggregate assets or earning power or our liquidation is approved by a majority of our shareholders or we are merged into or are merged with an unrelated entity such that following the merger our shareholders no longer own more than 50% of the resultant entity.

     Amendment. Our Board of Directors may amend the ESPP at any time. However, our Board of Directors may not amend the ESPP without shareholder approval if such approval is required under applicable law.

     Without shareholder and participant consent, the plan administrator is entitled to change the purchase periods or purchase price, change the maximum number of shares of our common stock purchasable per participant on any purchase date, limit the frequency and/or number of changes in the amounts withheld or contributed during purchase periods, establish the exchange ratio applicable to amounts withheld or contributed in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of shares of our common stock for each participant properly correspond with amounts withheld from the participant's compensation or contributed by the participant, and establish such other limitations or procedures as the plan administrator determines, in its sole discretion, are advisable and consistent with the ESPP.

     Termination. The ESPP will continue in effect until terminated in accordance with the terms of the ESPP or by action of our Board of Directors. Our Board of Directors may terminate the ESPP at any time. Upon termination of the ESPP, the balance of any participant account that has not been applied to purchase shares of our common stock will be refunded to the participant.

     Benefits Under the ESPP. The benefits to be received by participants in the ESPP are not determinable because, under the terms of the ESPP, the amounts of future stock purchases are based upon elections made by participants subject to the terms and limits of the ESPP. Future purchase prices are not determinable because they will be based upon the closing selling price of our common stock. No shares of our common stock have been issued with respect to the ESPP.

     The closing selling price per share of our common stock on March xx, 2012, was $xx.xx.

Federal Income Tax Consequences

     The following is a brief description of the U.S. federal income tax consequences generally arising with respect to options that may be awarded under the ESPP. The ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. The ESPP is not intended to qualify under Section 401 of the Internal Revenue Code and is not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended. This description of the federal income tax consequences of the ESPP is not a complete description. There may be different tax consequences under certain circumstances, and there may be federal gift and estate tax consequences and state, local and foreign tax consequences. All affected individuals should consult their own advisors regarding their own situation. This discussion is intended for the information of the shareholders considering how to vote at the annual meeting and not as tax guidance to individuals who will participate in the ESPP.

     Under the Internal Revenue Code as currently in effect, a participant in the ESPP will not be deemed to have recognized income, nor will we be entitled to a deduction, upon the participant’s purchase of our common stock under the ESPP. Instead, a participant will recognize income when he or she sells or otherwise disposes of our common stock or upon his or her death.

     If a participant sells our common stock purchased under the ESPP more than two years after the date on which the option to purchase our common stock was granted and more than one year after the purchase of our common stock (the holding period), a portion of the participant’s gain will be ordinary income and a portion will be capital gain. The participant will be taxed at ordinary income tax rates on the excess of the value of our common stock on the date on which the option was granted over the purchase price, or, if less, the entire gain on the sale. The participant will have additional capital gain or loss equal to the difference, if any, between the proceeds of the sale and the participant’s basis in our common stock (the purchase price plus any ordinary income realized). The capital gain rate will depend on how long our common stock is held by the participant. We will not be entitled to any tax deduction with respect to a sale by a participant after the holding period.

     If a participant sells our common stock before the expiration of the holding period, the participant generally will be taxed at ordinary income tax rates to the extent that the value of our common stock on the purchase date exceeded the purchase price. We will be entitled to a corresponding deduction. The participant will have additional capital gain or loss on the difference between the proceeds of the sale and the participant’s basis in our common stock (the purchase price plus any ordinary income realized). The capital gain rate will depend on how long our common stock is held by the participant.

     The estate of a participant who dies while holding our common stock purchased under the ESPP will recognize ordinary income in the year of the participant’s death in an amount equal to the excess of the value of our common stock on the date on which the option was granted over the purchase price, or, if less, the amount by which the fair market value of our common stock on the date of death exceeds the purchase price.

Vote Required and Recommendation of our Board of Directors

     Since this proposal is submitted to the shareholders with the approval of a majority of the entire Board of Directors, under the Company’s Articles of Incorporation and Bylaws, the affirmative vote of a majority of the votes cast by those shareholders present in person or by proxy at the meeting is required to approve the Company’s Employee Stock Purchase Plan. Abstentions and broker non-votes will not be considered votes cast on this Proposal and, therefore, will have no effect.

     The Board of Directors unanimously recommends that you vote “FOR” approval of the 2012 Employee Stock Purchase Plan.

Proposal No. 5

ADVISORY VOTE ON EXECUTIVE COMPENSATION

     Even though a plurality of the shares voted at the 2011 Annual Meeting were voted in favor of having the Company present its executive compensation program to an advisory vote by the Company’s shareholders every three years, the Company has chosen to present its shareholders with an advisory (non-binding) vote on the executive compensation programs as described in this Proxy Statement for our named executive officers (sometimes referred to as “Say on Pay”) again in 2012. Accordingly, the following resolution is being presented by the Board of Directors at the 2012 Annual Meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

     This vote is non-binding. The Board of Directors and the Executive Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

     As described in detail under our Compensation Discussion and Analysis on pages xx through xx of this Proxy Statement, our executive compensation programs are designed to motivate our executives to achieve our primary goals of providing our customers with quality, cost-effective and reliable water and wastewater services and providing our shareholders with a long-term, positive return on their investment. We believe that our executive compensation program, with its balance of short-term incentives and long-term incentives, and share ownership guidelines reward sustained performance that is aligned with the interests of our customers, employees and long-term shareholders. Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.

The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the executive compensation programs for our named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement.

(Proposal No. 6)

SHAREHOLDER PROPOSAL

     Northstar Asset Management, Inc. (“Northstar”), which beneficially owns 121 shares of the Company’s Common Stock valued at $2,649.90 for at least one year prior to November 30, 2011, the date it submitted the shareholder proposal, submitted the following shareholder proposal:

WHEREAS, Aqua America, Inc utilizes natural water resources for our company's livelihood, and water quality and quantity is vital for Aqua America's success. Three million residents throughout thirteen states from Maine to Texas rely on our company's water service for survival;

At the time of writing this resolution, the U.S. Drought Monitor reports that 31% of the U.S. is in a drought, while nearly 9% is in an "'exceptional" drought. 100% of Texas is currently in a drought, 88% of which is described by the U.S. Drought Monitor as "extreme" or "exceptional." Further, 95% of Georgia is in a drought, as well as 40% of North Carolina and 69% of Missouri, all states our Company serves.

Scientific evidence points to climate change as the reason behind droughts throughout the world. The impact of climate change has been so extreme that the UN Development Program has defined the current global water scarcity as "water apartheid" due to structural wealth and location inequalities in access to safe water. As shareholders, we are concerned that climate change will put significant pressure on our Company to provide safe, sufficient, acceptable, physically accessible and affordable water for personal and domestic use.

On September 30, 2010, the UN Human Rights Council adopted a resolution affirming that access to water and sanitation are human rights. UN Special Rapporteur Catarina de Albuquerque explained that "the right to water and sanitation is contained in existing human rights treaties and is therefore legally binding ... The right to water and sanitation is a human right, equal to all other human rights, which implies that it is justifiable and enforceable." The United States joined the consensus in voting for this resolution.

Our company's continued operation without strong human right and environmental policies face serious risks to our reputation and share value if we are seen to be responsible for or complicit in human rights violations, specifically the violation or erosion of the right to sufficient, safe, acceptable, physically accessible and affordable water;

Significant commercial advantages may accrue to our Company by creating a comprehensive human right to water policy, including enhanced corporate reputation, improved community and stakeholder relations, reduced risk of adverse publicity, consumer boycotts, divestment campaigns, and lawsuits;

RESOLVED, the shareholders request the Board of Directors to create a comprehensive policy articulating our company’s respect for and commitment to the human right to water.

Supporting Statement

Proponents believe the policy should elucidate Aqua America’s commitment to ensuring sustainable access to water resources, entitling everyone to sufficient, safe, acceptable, physically accessible and affordable water while operating our business.”

Our Response to the Shareholder Proposal

     The Board of Directors and the Corporate Governance Committee regularly review and evaluate a broad range of corporate governance issues affecting the Company. The Board of Directors has carefully considered the Shareholder Proposal and concluded that implementation of the Shareholder Proposal would not be in the best interests of the Company or its shareholders for the reasons more fully described below. Therefore, the Board of Directors recommends that you vote AGAINST the Shareholder Proposal.

     The Company opposes the Shareholder Proposal as presented for two primary reasons. First, we believe that the Company has effectively fulfilled the stated purpose and intent of the Shareholder Proposal through its publicly disclosed policy statements, which clearly present the Company’s positions with respect to the issues raised in the Shareholder Proposal. Second, the Company believes that the issues included in Northstar’s definition of water as a human right are almost entirely determined by the laws and regulations that govern how the Company’s public utilities operate.

     The Shareholder Proposal requests that the Board of Directors create a comprehensive policy articulating our Company’s respect for and commitment to the human right to water. It is the Company’s position that, by its very nature as a public water utility, the Company operates under a comprehensive policy that respects and is committed to the public’s right to water. Additionally, the Company has already formally articulated the policy requested by the Shareholder Proposal through its publicly available Mission Statement, Fact Sheet and Sustainability Report, all of which are available on the Company’s website.

          A. Mission Statement and Fact Sheet.

     The Company’s Mission Statement (available at https://www.aquaamerica.com/Pages/Mission.aspx), which has been approved by the Company’s Board of Directors, holds, in part, that Aqua America is dedicated to “[p]roviding quality water and wastewater service, in a manner consistent with applicable standards for public health and environmental quality standards” and “[c]ontinuing its capital investment in system improvements including the rehabilitation and replacement of key infrastructure and facilities.” The Mission Statement also states that: “Aqua is equally responsible to its shareholders, customers, employees and communities, as each represent our potential and our success. We earn public trust through our integrity, tenacity and the diligence with which we consistently deliver services that are basic to the quality of life we enjoy in the United States – potable water and the disposal of wastewater.”

     Moreover, in the Company’s Fact Sheet (available at http://ir.aquaamerica.com/ (follow “Fact Sheet” hyperlink)), the Company states: “The core business of our regulated subsidiaries is to treat this essential natural resource to a quality to meet required drinking water standards to sustain a healthy life and, after it is consumed, re-treat and deliver it to nature at a quality that can sustain a healthy environment.”

     These statements clearly show the Company’s respect for and commitment to a human right to water and address the Shareholder Proposal’s underlying concerns and its essential objective.

          B. Sustainability Report.

     The Company also provides a comprehensive statement of its policies for providing quality water and wastewater service to the public in a sustainable manner through its Sustainability Report, which was prepared with the approval of the Company’s Board of Directors. A copy of the 2011 Sustainability Report is available at http://ir.aquaamerica.com (follow “Sustainability Report” hyperlink). In the Sustainability Report, the Company’s Chairman and Chief Executive Officer states:

Water is the substance of all life and the ultimate sustainable resource. It is the most recycled natural resource on the planet. At Aqua America, Inc., water is our business, and we are committed to its collection, treatment and delivery in ways that are both sustainable and beneficial for today’s society.

At Aqua, we agree that sustainability involves conducting business in ways that can be maintained for generations, while being mindful of the impacts on society and the environment over future generations. However, sustainability requires more than making efforts to reduce a carbon footprint and reducing greenhouse gas emissions. It also requires investing in needed infrastructure improvements, being stewards of natural resources and building a corporate culture and organization that will outlive current management.

     Investment in the country’s water infrastructure is critical to any assessment of an organization’s respect for and commitment to the human right to water. As stated in the Company’s Sustainability Report:

In 2009, the American Society of Civil Engineers issued a report card on America’s infrastructure giving a grade of D+ to the nation’s drinking water and wastewater systems. A 2008 Environmental Protection Agency (EPA) needs survey has stated that replacing the nation’s infrastructure is the third largest category of expenditure (behind defense spending and Social Security) that the country faces. The EPA estimates that over the next 20 years more than $335 billion will need to be invested in infrastructure to continue delivering safe drinking water.

With much of the nation’s distribution pipes nearing the end of their usable life, many of the 55,000 community water systems in the U.S. will have difficulty raising the necessary capital to invest in these projects. Aqua America is a leader among U.S. water suppliers in infrastructure replacement and rehabilitation investments and is proud to have built, rebuilt and rehabilitated much of the environmental infrastructure that continues to sustain the regions it has served throughout its 125-year history. Collectively, Aqua America’s utility subsidiaries have invested nearly $1.4 billion in water and wastewater infrastructure between 2006 and 2010.

A typical water utility rehabilitates or replaces less than half of one percent of its distribution system each year. Aqua America is a leader in infrastructure renewal. For example, in some older systems Aqua Pennsylvania Southeast is replacing more than 2 percent of the distribution system annually. Replacing aged water mains reduces damage from breaks, inconveniences to customers, water loss from leaks and costs of emergency repairs, water production at plants and water transportation in the distribution system.

     In its Sustainability Report, the Company sets forth detailed information on its policies and initiatives illustrating that the Company has already substantially implemented policies regarding its commitment to a human right to water and the underlying elements of such a right. For example, the Sustainability Report highlights the following aspects of the Company’s commitment to a human right to water:

  over $300 million annual infrastructure replacement and rehabilitation program to continually upgrade its water treatment, storage and distribution systems;

  programs to reduce unaccounted for water and detect and repair leaks in its distribution system;

  remote meter reading system to make water usage easier to track, thereby increasing customers’ opportunities to find leaks in their home;

  programs to assist low income customers who are struggling to pay their water bill;

  participation in a U.S. Environmental Protection Agency-sponsored program that brings together local water utilities, governments, product manufacturers, retailers and stakeholders who share a common interest to decrease water use and practice conservation;

  leadership in renovating older, less efficient water facilities with state-of-the-art technology;

  wastewater recycling and reuse activities;

  sustainable and environmentally-friendly means for disposing of residual wastes from its treatment facilities;

  watershed protection activities;

  various awards for its environmental stewardship;

  recognition from Water for People for the Company’s support for the development of more efficient water systems in developing countries;

  efforts to reduce greenhouse gas emissions in its operations; and

  use of alternative energy sources, including solar energy installation to help power its treatment plants.

     The Company believes its Mission Statement, Fact Sheet, Sustainability Report and other policies and public statements regarding water on its website already address the underlying concerns and accomplish the essential objective of the Shareholder Proposal.

     An analysis of each of the elements of a human right to water as defined by the Shareholder Proposal demonstrates that Aqua America has substantially implemented the Shareholder Proposal. The Company’s policies, as outlined above, address water quality, availability, sufficiency and physical accessibility by emphasizing the Company’s commitment to replacing and rehabilitating water infrastructure, by implementing programs to reduce water leakage, by practicing and promoting recycling and reuse of water resources and by participating in federal programs to decrease water use, practice conservation and save water. Regarding affordability of water, although water rates are set through the regulatory process, the Company supports and has implemented programs to assist low income customers who are struggling to pay their water bill. These are only some illustrative examples of how the Company’s existing policies already achieve the essential objective of the Shareholder Proposal.

     Accordingly, the Company’s existing policies already substantially implement the Shareholder Proposal and provide a comprehensive statement on the Company’s policies and activities regarding its respect for and commitment to providing quality, reliable water service to its customers, thereby already fulfilling the essential objective of the Shareholder Proposal.

     Additionally, in requesting creation of a “comprehensive policy” regarding the “human right to water,” the Shareholder Proposal articulates Northstar’s position on the main elements of this right, namely the provision of “safe, sufficient, acceptable, physically accessible, and affordable water for personal and domestic use.” Most, if not all, of these elements are almost entirely governed by regulations that the Company must comply with on a day-to-day basis and that dictate the quality, quantity, price and availability of water, the primary product that the Company, as a public water utility, provides to its customers. In fact, government regulatory bodies, not the Company, determine the nature and extent of any such human right to water because these bodies fix the specific rules and standards governing the quality, quantity, price and availability of water. The Company is regulated by state and, in some cases, local utility regulatory bodies and environmental regulatory bodies in every jurisdiction in which it operates. In general, the utility regulators determine the adequacy of the water service provided to customers and the price to be charged for the water service. The Company cannot choose to provide water at rates different than the rates approved by the utility regulators. In addition, the utility regulators govern the Company’s financing activities used to fund its operations and infrastructure investments, the Company’s levels of customer service and the Company’s billing practices. The utility regulators determine where the Company can operate and where it cannot.

     In addition to the utility regulators, the quality of water supplied by a water utility is governed by environmental regulators who establish and enforce safe drinking water standards. These standards are reviewed and updated periodically by the environmental regulators to help ensure the quality of the drinking water provided to the public. Violations of these standards must be reported to the environmental regulator, and utilities may be fined for failing to adhere to these standards.

     In presenting its position with respect to the elements of a human right to water, namely “sufficient, safe, acceptable, physically accessible and affordable water,” the Shareholder Proposal intervenes in management’s ongoing efforts to ensure the Company’s compliance with all of the aforementioned laws and regulations and with management’s decisions regarding production quality and quantity of water, which is closely intertwined with the Company’s compliance efforts.

     The Board of Directors unanimously recommends that you vote “AGAINST” the shareholder proposal.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

     Shareholders may submit proposals, which are proper subjects for inclusion in the Company’s proxy statement and form of proxy (“Proxy Materials”) for consideration at an Annual Meeting of Shareholders, by following the procedures prescribed by Rule 14a-8(e) of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in the Company’s Proxy Materials relating to the 2013 Annual Meeting of Shareholders, proposals must be submitted in writing and received by the Company at the address below no later than November 30, 2012.

     In addition, a shareholder of the Company may wish to propose business to be considered at an Annual Meeting of Shareholders, but not to have the proposed business included in the Company’s Proxy Materials relating to that meeting. Section 3.17 of the Company’s Bylaws requires that the Company receive written notice of business that a shareholder wishes to present for consideration at the 2013 Annual Meeting of Shareholders (other than matters included in the Company’s Proxy Materials pursuant to the preceding paragraph) no earlier than January 10, 2013 nor later than February 9, 2013. The notice must meet certain other requirements set forth in Section 3.17 of the Company’s Bylaws. Copies of the Company’s Bylaws can be obtained by submitting a written request to the Secretary of the Company at the address below.

Proposals, notices and requests for a copy of our Bylaws should be addressed as follows:

Corporate Secretary
Aqua America, Inc.
762 W. Lancaster Avenue
Bryn Mawr, PA 19010

PROCEDURES FOR NOMINATING OR RECOMMENDING FOR
NOMINATION CANDIDATES FOR DIRECTOR

     Nominations for election of directors may be made at the 2012 Annual Meeting by any shareholder entitled to vote for the election of directors, provided that written notice (the “Notice”) of the shareholder’s intent to nominate a director at the meeting is filed with the Secretary of the Company prior to the 2012 Annual Meeting in accordance with provisions of the Company’s Articles of Incorporation and Bylaws.

     Section 4.13 of the Company’s Bylaws requires the Notice to be received by the Secretary of the Company not less than 14 days nor more than 50 days prior to any meeting of the shareholders called for the election of directors, with certain exceptions. These notice requirements do not apply to nominations for which proxies are solicited under applicable regulations of the SEC. The Notice must contain or be accompanied by the following information:

     (1) the name and residence of the shareholder who intends to make the nomination;

     (2) a representation that the shareholder is a holder of record of voting stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the Notice;

     (3) such information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the SEC’s proxy rules had each nominee been nominated, or intended to be nominated, by the management or the Board of Directors of the Company;

     (4) a description of all arrangements or understandings among the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; and

     (5) the consent of each nominee to serve as a director of the Company if so elected.

     Pursuant to the above requirements, appropriate Notices in respect of nominations for directors for the 2012 Annual Meeting must be received by the Secretary of the Company no later than April 26, 2012.

     In addition, the Corporate Governance Committee of our Board of Directors will consider candidates for director recommended by shareholders under certain circumstances. Recommendations of candidates by shareholders should be submitted to the Chairman of the Corporate Governance Committee at least 120 days before the date on which the Company first mailed its Proxy Materials for the prior year’s Annual Meeting of Shareholders – that is, with respect to the 2013 Annual Meeting, no later than November 30, 2012.

CONSIDERATION OF DIRECTOR CANDIDATES

     The Corporate Governance Committee identifies, evaluates and recommends director candidates to our Board of Directors for nomination. The process followed by our Corporate Governance Committee to identify and evaluate director candidates includes requests to current directors and others for recommendations, meetings from time to time to evaluate potential candidates and interviews of selected candidates.

     In considering candidates for director, the Corporate Governance Committee will consider the candidates’ personal abilities, qualifications, independence, knowledge, judgment, character, leadership skills, education, background and their expertise and experience in fields and disciplines relevant to the Company, including financial expertise or financial literacy. When assessing a candidate, consideration will be given to the effect such candidate will have on the diversity of the Board. Diversity of the Board is evaluated by considering a broad range of attributes, such as background, both geographic and demographic (including, without limitation race, gender and national origin), expertise and experience. Due consideration will also be given to the position the candidate holds at the time of their nomination and their capabilities to advance the Corporation’s interests with its various constituencies. The Corporate Governance Committee considers all of these qualities when selecting, subject to ratification by our Board of Directors, candidates for director.

     Shareholders may recommend individuals to our Corporate Governance Committee for consideration as potential director candidates by following the procedures set forth above under “Procedures for Nominating or Recommending for Nomination Candidates for Director.” The Corporate Governance Committee will evaluate shareholder-recommended candidates in the same manner as it evaluates candidates recommended by others.

COMMUNICATIONS WITH THE COMPANY OR INDEPENDENT DIRECTORS

     The Company receives many shareholder suggestions which are not in the form of proposals. All are given careful consideration. We welcome and encourage your comments and suggestions. Your correspondence should be addressed as follows:

Corporate Secretary
Aqua America, Inc.
762 W. Lancaster Avenue
Bryn Mawr, PA 19010

     In addition, shareholders or other interested parties may communicate directly with the independent directors or the lead independent director by writing to the address set forth below. The Company will review all such correspondence and provide any comments along with the full text of the shareholder’s or other interested party’s communication to the independent directors or the presiding independent director.

The Independent Directors or Lead Independent Director
Aqua America, Inc.
c/o Corporate Secretary
762 W. Lancaster Avenue
Bryn Mawr, PA 19010

ADDITIONAL INFORMATION

     The Company will provide without charge, upon written request, a copy of the Company’s Annual Report on Form 10-K for 2011 and 2011 Annual Report to Shareholders. Please direct your requests to Investor Relations Department, Aqua America, Inc., 762 W. Lancaster Avenue, Bryn Mawr, PA 19010. Copies of our Corporate Governance Guidelines, Committee Charters and Code of Ethical Business Conduct can be obtained free of charge from the Corporate Governance portion of the Investor Relations section of the Company’s Web site, www.aquaamerica.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities (a 10% Shareholder), to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% Shareholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on the Company’s review of the copies of such forms received by it during 2011, the Company believes that all filings required to be made by the reporting persons were made on a timely basis, except for two late Form 4 filings with respect to stock purchases through dividend reinvestments under the Company’s Dividend Reinvestment Plan by Mr. Kyriss in June and September 2011.

OTHER MATTERS

     The Board of Directors is not aware of any other matters which may come before the meeting. However, if any further business should properly come before the meeting, the persons named in the enclosed proxy will vote upon such business in accordance with their judgment.

By Order of the Board of Directors,

ROY H. STAHL
Secretary

March 30, 2012

APPENDIX A

Utility Companies Included in the Utility Industry Database used by the Executive Compensation Committee’s compensation consultant

1.	Allegheny Energy	30.	NV Energy
2.	Allete	31.	NW Natural
3.	Alliant Energy	32.	Nicor
4.	Ameren	33.	NorthWestern Energy
5.	American Electric Power	34.	Northeast Utilities
6.	Atmos	35.	OGE Energy
7.	Avista	36.	Otter Tail
8.	Black Hills	37.	PNM Resources
9.	CMS Energy	38.	PPL
10.	CenterPoint Energy	39.	Pacific Gas & Electric
11.	Cleco	40.	Pepco Holdings
12.	Consolidated Edison	41.	Pinnacle West Capital
13.	Constellation Energy	42.	Portland General Electric
14.	Dominion Resources	43.	Progress Energy
15.	DPL	44.	Public Service Enterprise Group
16.	Duke Energy	45.	Puget Energy
17.	E.ON U.S.	46.	SCANA
18.	Edison International	47.	Sempra Energy
19.	Energy Future Holdings	48.	Southern Company
20.	Entergy	49.	Southern Union Company
21.	Exelon	50.	TECO Energy
22.	FPL Group	51.	UIL Holdings
23.	FirstEnergy	52.	UniSource Energy
24.	Hawaiian Electric	53.	Unitil
25.	IDACORP	54.	Westar Energy
26.	Integrys Energy Group	55.	Wisconsin Energy
27.	MDU Resources	56.	Xcel Energy
28.	MGE Energy
29.	NSTAR	Total: 56

APPENDIX B

AMENDMENT TO RESTATED ARTICLES OF INCORPORATION OF
AQUA AMERICA, INC.

Article V, Section 5.01(a) of the Restated Articles of Incorporation of Aqua America, Inc. is amended and restated in its entirety as follows:

     5.01(a) Number; Term. The Board of Directors of the Corporation shall consist of such number of directors as shall be fixed from time to time by resolution of the Board adopted by a vote of three-quarters of the entire Board of Directors. Cumulative voting for directors shall not be permitted. Directors shall be elected at each annual meeting of shareholders, to serve for a term of one-year and until his or her successor is duly elected and qualified, in the manner provided in the Bylaws or, in order to fill any vacancy on the Board of Directors, in the manner provided in the Bylaws.

Article V, Section 5.01(b), Clause (1) of the Restated Articles of Incorporation of Aqua America, Inc. is amended and restated in its entirety as follows:

(1) such person is elected to fill a vacancy in the Board of Directors (including any vacancy resulting from any increase in the authorized number of directors) by a vote of a majority of the entire Board of Directors, and any director so elected shall hold office until the next election of directors and until a successor shall have been elected and qualified; or

APPENDIX C

AQUA AMERICA, INC.

2012 EMPLOYEE STOCK PURCHASE PLAN

     The purpose of the Aqua America, Inc. 2012 Employee Stock Purchase Plan (the “Plan”) is to provide eligible employees of Aqua America, Inc. (the “Company”) and its designated subsidiaries an opportunity to purchase the common stock of the Company. The Board of Directors of the Company believes that employee participation in stock ownership will be to the mutual benefit of the employees and the Company. The Plan must be approved by the shareholders of the Company within twelve (12) months after the date on which the Plan is adopted.

1. Definitions

     1.1 “Board of Directors” means the Board of Directors of the Company.

     1.2 “Code” means the Internal Revenue Code of 1986, as amended. References to specific sections of the Code shall be taken to be references to corresponding sections of any successor statute.

     1.3 “Committee” means the committee appointed by the Board of Directors to administer the Plan, as provided in Section 5.4.

     1.4 “Company” means Aqua America, Inc., a Pennsylvania corporation or any successor by merger or otherwise.

     1.5 “Compensation” means a Participant’s base wages, overtime pay, commissions, cash bonuses, premium pay and shift differential, before giving effect to any compensation reductions made in connection with plans described in Sections 401(k) or 125 of the Code. The Committee may make modifications to the definition of Compensation for one or more offerings as deemed appropriate and consistent with Section 423 of the Code.

     1.6 “Effective Date” means June 1, 2012, subject to shareholder approval of the Plan.

     1.7 “Election Date” means the first business day of each calendar month during which the Plan is in effect, or such other dates as the Committee shall specify.

     1.8 “Eligible Employee” means:

          (a) Each employee who is employed by an Employer and (i) is classified by the Employer as an “active regular or part-time non-union employee” or as an “active full or part-time union employee” and (ii) each person who is not so classified, if such person’s customary employment is for more than twenty (20) hours per week and for more than five (5) months per year, and

          (b) Each employee of an Employer who is not deemed for purposes of Section 423(b)(3) of the Code to own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of Stock of the Company or any Subsidiary as defined under Section 423 of the Code.

          (c) In the event the collective bargaining unit of which the employee is a member does not allow participation in the Plan, such employee shall not be an Eligible Employee and shall be excluded from participation in the Plan.

          (d) Notwithstanding any provision contained in the Plan to the contrary, the following individuals shall not Eligible Employees and shall be excluded from participation in the Plan: (i) any individual who is classified by an Employer as an independent contractor, or (ii) who is otherwise treated by an Employer as other than an employee on its payroll records, including any individual who has signed a document stating that he or she is not eligible to participate in Company benefits, or any leased employee within the meaning of Code section 414(n) or other leased employee, temporary employee, freelancer, lease-to-hire worker, common law employee or worker who performs services for an Employer and who is paid by a job agency or similar outside employment or staffing agency, regardless of whether any of the above such individuals are subsequently determined by the Internal Revenue Service, the U.S. Department of Labor or a court to be employees. The purpose of this provision is to exclude from participation in the Plan all individuals who may be actual common law employees of an Employer but who, absent a recharacterization of their status by a court or agency, are not paid as though they were employees, regardless of the reason any such individual is excluded from the payroll and regardless of whether that exclusion is later determined to be incorrect.

     1.9 “Employer” means the Company and each Subsidiary.

     1.10 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and as the same may hereafter be amended.

     1.11 “Market Value” means the average of the high and low trading prices for the Stock as reported on the NYSE Composite Transactions or, if the Stock is no longer traded on the NYSE, on such other principal market on which the Stock is traded on the date of reference. If there was no such price reported for the date of reference, “Market Value” means the average of the high and low trading prices for the Stock on the day next preceding the date of reference for which such price was reported or, if there was no such reported price, the fair market value as determined by the Committee.

     1.12 “NYSE” means the New York Stock Exchange.

     1.13 “Participant” means each Eligible Employee who elects to participate in the Plan in accordance with Section 2.1 below.

     1.14 “Plan” means the Aqua America, Inc. 2012 Employee Stock Purchase Plan, as set forth herein and as hereafter amended.

     1.15 “Plan Year” means each calendar year during which the Plan is in effect.

     1.16 “Purchase Agreement” means the instrument prescribed by the Committee pursuant to which an Eligible Employee may enroll as a Participant and subscribe for the purchase of shares of Stock on the terms and conditions offered by the Company. The Purchase Agreement is intended to evidence the Company’s offer of an option to the Eligible Employee to purchase Stock on the terms and conditions set forth therein and herein. A Purchase Agreement may be delivered and executed electronically if such a process is authorized by the Company.

     1.17 “Purchase Date” means the last day of each Purchase Period.

     1.18 “Purchase Period” means each one-month period or other period specified by the Committee in a manner consistent with Section 423 of the Code, beginning on or after the Effective Date, during which the Participant’s Stock purchase is funded through payroll deduction accumulations or a lump sum deposit under Section 3.5(b).

     1.19 “Purchase Price” means the purchase price for shares of Stock purchased under the Plan, determined as set forth in Section 3.3.

     1.20 “Stock” means the common shares of the Company.

     1.21 “Subsidiary” means any present or future corporation (i) which constitutes a "subsidiary corporation" of the Company as that term is defined in Section 424 of the Code, and (ii) is designated as a participating entity in the Plan by the Committee. Unless the Committee specifically designates otherwise, a Canadian or other non-U.S. subsidiary shall not be considered a Subsidiary for purposes of the Plan, and employees of such a subsidiary shall not be Eligible Employees.

2. Admission to Participation.

     2.1 Initial Participation. An Eligible Employee may elect to participate in the Plan and may become a Participant effective as of any Election Date, by executing and filing with the Committee a Purchase Agreement at such time in advance of the Election Date as the Committee shall prescribe. The Purchase Agreement shall remain in effect until it is modified through discontinuance of participation under Section 2.2 or a change under Section 3.5.

     2.2 Discontinuance of Participation.

          (a) A Participant may voluntarily cease his or her participation in the Plan and stop payroll deductions at any time by filing a notice of cessation of participation on such form and at such time in advance of the Purchase Date as the Committee shall prescribe. A Participant who ceases contributions during a Purchase Period may make additional contributions to the Plan during the Purchase Period by depositing funds with the Company in accordance with Section 3.5(b) below. The Participant may again elect to make payroll deductions on the next Election Date, if the Participant is then an Eligible Employee. A Participant who ceases contributions during a Purchase Period may request payment of any funds held in his or her account under the Plan. Any funds remaining in the Participant’s account on the Purchase Date shall be used to purchase Stock pursuant to Section 3.4, if the Participant remains an Eligible Employee.

          (b) If a Participant ceases to be an Eligible Employee, his or her participation automatically shall cease and no further purchase of Stock shall be made for the Participant. In such event, any funds held in the Participant’s account shall be returned, without interest, to such Participant (or, to his/her designated beneficiary, as the case may be), as soon as practicable following the date the Participant ceases to be an Eligible Employee.

     2.3 Readmission to Participation. Any Eligible Employee who has previously been a Participant, who has discontinued participation (whether by cessation of eligibility or otherwise), and who wishes to be reinstated as a Participant may again become a Participant by executing and filing with the Committee a new Purchase Agreement. Reinstatement to Participant status shall be effective as of any subsequent Election Date, provided the Participant files a new Purchase Agreement with the Committee at such time in advance of the Election Date as the Committee shall prescribe.

     2.4 Leave of Absence. A Participant who is on an approved leave of absence may continue to participate in the Plan during the leave of absence by making cash payments to the Company, at such times as the Committee determines, equal to the payroll deductions that would been made had the leave of absence not occurred.

3. Stock Purchase and Resale.

     3.1 Reservation of Shares. There shall be 1,000,000 shares of Stock reserved for issuance or transfer under the Plan, subject to adjustment in accordance with Section 4. Subject to Section 4, the aggregate number of shares of Stock that may be purchased under the Plan shall not exceed the number of shares of Stock reserved under the Plan. The shares of Stock may be (i) Treasury or newly issued shares of the Company or (ii) purchased by the Company on the open market.

     3.2 Limitation on Shares Available.

          (a) The maximum number of shares of Stock that may be purchased for each Participant on a Purchase Date is the lesser of (a) the number of whole and fractional shares of Stock that can be purchased by applying the full balance of the Participant’s withheld funds and deposits for the Purchase Period to the purchase of shares of Stock at the Purchase Price, or (b) the Participant’s proportionate part of the maximum number of shares of Stock available under the Plan, as stated in Section 3.1.

          (b) Notwithstanding the foregoing, if any person entitled to purchase shares of Stock pursuant to any offering under the Plan would be deemed for purposes of Section 423(b)(3) of the Code to own stock (including any number of shares of Stock that such person would be entitled to purchase under the Plan) possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, the maximum number of shares of Stock that such person shall be entitled to purchase pursuant to the Plan shall be reduced to that number which, when added to the number of shares of stock that such person is deemed to own (excluding any number of shares of Stock that such person would be entitled to purchase under the Plan), is one less than such five percent (5%). Any amounts withheld from a Participant’s Compensation that cannot be applied to the purchase of Stock by reason of the foregoing limitation shall be returned to the Participant as soon as practicable.

          (c) A Participant may not purchase shares of Stock having an aggregate Market Value of more than twenty-five thousand dollars ($25,000), determined at the time an option is granted under Section 3.4 below in accordance with the Treasury regulations issued under Section 423 of the Code, for any calendar year in which one or more offerings under the Plan are outstanding at any time, and a Participant may not purchase a share of Stock under any offering after the expiration of the Purchase Period for the offering.

          (d) Before the beginning of the Purchase Period, the Committee may establish the maximum number of shares of Stock that may be purchased by a Participant on any one Purchase Date.

     3.3 Purchase Price of Shares. Unless the Committee determines otherwise, when a Participant purchases shares of Stock through this Plan, the Participant shall pay 95% of the Market Value of the Stock on the Purchase Date. The Committee may determine, in its sole discretion in advance of a Purchase Period, that the Purchase Price shall be based on another percentage of the Market Value of the Stock, so long as the Purchase Price is not less than the lower of (i) eighty-five percent (85%) of the Market Value per share on the first day of the Purchase Period, or (ii) eighty-five percent (85%) of the Market Value of such share on the Purchase Date.

     3.4 Exercise of Purchase Privilege.

          (a) As of the first day of each Purchase Period, each Participant shall be granted an option to purchase shares of Stock at the Purchase Price specified in Section 3.3. The option shall continue in effect through the Purchase Date for the Purchase Period. Subject to the provisions of Section 3.2 above, on each Purchase Date, the Participant shall automatically be deemed to have exercised his or her option to purchase shares of Stock, unless he or she notifies the Committee, in such manner and at such time in advance of the Purchase Date as the Committee shall prescribe, of his or her desire not to make such purchase.

          (b) Subject to the provisions of Section 3.2, there shall be purchased for the Participant on each Purchase Date, at the Purchase Price for the Purchase Period, the largest number of whole and fractional shares of Stock as can be purchased with the amounts withheld from the Participant’s Compensation or deposited by the Participant as described in Section 3.5(b) during the Purchase Period. Each such purchase shall be deemed to have occurred on the Purchase Date occurring at the close of the Purchase Period for which the purchase was made. Any amounts that are withheld from a Participant’s Compensation or deposited by the Participant during a Purchase Period and that remain after the purchase of whole and fractional shares of Stock on a Purchase Date will be held in the Participant’s account, without interest, and applied on the Participant’s behalf to purchase Stock on the next Purchase Date.

     3.5 Payroll Deductions and Deposits.

          (a) Each Participant shall authorize payroll deductions from his or her Compensation for the purpose of funding the purchase of Stock pursuant to his or her Purchase Agreement. In the Purchase Agreement, each Participant shall authorize an after-tax payroll deduction from each payment of Compensation during the Purchase Period of an amount (i) not less than $5.00 per paycheck for a Participant who is paid on a weekly payroll period basis or $10.00 per paycheck for a Participant who is paid on a biweekly or semi-monthly payroll period basis, and (ii) not more than ten percent (10%) of a Participant’s Compensation, rounded to the next highest whole dollar amount. A Participant may change the payroll deduction to any permissible level effective as of any Election Date. A change shall be made by filing with the Committee a notice in such form and at such time in advance of the Election Date on which the change is to be effective as the Committee shall prescribe.

          (b) The Committee may allow Participants to deposit funds with the Company to be used for the purpose of purchasing Stock pursuant to their Purchase Agreements, instead of or in addition to payroll deductions pursuant to Section 3.5(a), subject to the following: (i) one deposit as described in this paragraph shall be accepted in a Purchase Period, (ii) the minimum amount that a Participant may contribute to the Plan pursuant to this paragraph shall be twenty-five dollars ($25.00) per Purchase Period, (iii) a Participant shall not deposit more than ten percent (10%) of a Participant’s Compensation, rounded to the next highest whole dollar amount, and (iv) the total amount that the Participant may contribute to the Plan pursuant to this paragraph together with all payroll deductions pursuant to paragraph (a) above may not exceed the twenty-five thousand dollar ($25,000) accrual limitation specified in paragraph (c) of Section 3.2 above. The Committee shall designate the dates by which any such deposits must be made for a Purchase Period.

          (c) Notwithstanding the foregoing, to the extent necessary to comply with the limitations of Section 423(b)(8) of the Code, a Participant's payroll deductions may be decreased to zero percent (0%) during any Purchase Period if such Participant would, as a result of such limitations, be precluded from buying any additional Stock on the Purchase Date for that Purchase Period. The suspension of such payroll deductions shall not terminate the Participant’s participation in the Plan. Payroll deductions shall recommence at the rate provided in such Participant's Purchase Agreement at the beginning of the first Purchase Period for which the Participant is able to purchase shares in compliance with the limitations of Section 423(b)(8) of the Code.

     3.6 Payment for Stock. The Purchase Price for all shares of Stock purchased by a Participant under the Plan shall be paid out of the Participant’s authorized payroll deductions and any deposits made by a Participant pursuant to Section 3.5(b). All funds received or held by the Company under the Plan are general assets of the Company, shall be held free of any trust or other restriction, and may be used for any corporate purpose.

     3.7 Share Ownership; Issuance of Certificates.

          (a) The shares of Stock purchased by a Participant on a Purchase Date shall, for all purposes, be deemed to have been issued or sold at the close of business on the Purchase Date. Prior to that time, none of the rights or privileges of a shareholder of the Company shall inure to the Participant with respect to such shares of Stock. All the shares of Stock purchased under the Plan shall be delivered by the Company in a manner as determined by the Committee.

          (b) The Committee, in its sole discretion, may determine that shares of Stock shall be delivered by (i) issuing and delivering to the Participant a certificate for the number of shares of Stock purchased by the Participant, (ii) issuing and delivering certificates for the number of shares of Stock purchased to a firm which is a member of the National Association of Securities Dealers, as selected by the Committee from time to time, which shares shall be maintained by such firm in a separate account for each Participant, or (iii) issuing and delivering certificates for the number of shares of Stock purchased by Participants to a bank or trust company or affiliate thereof, as selected by the Committee from time to time, which shares may be held by such bank or trust company or affiliate in street name, but with a separate account maintained by such entity for each Participant reflecting such Participant’s share interests in the Stock. Each certificate or account, as the case may be, may be in the name of the Participant or, if he or she so designates on the Participant’s Purchase Agreement, in the Participant’s name jointly with the Participant’s spouse, with right of survivorship, or in such other form as the Committee may permit.

          (c) The Committee, in its sole discretion, may impose such restrictions or limitations as it shall determine on the resale of Stock, the issuance of individual stock certificates or the withdrawal from any shareholder accounts established for a Participant.

          (d) Dividends will be paid on all whole and fractional shares purchased by a Participant. Unless otherwise directed by the Participant, all dividends paid with respect to shares purchased by each Participant shall be automatically reinvested under the Aqua America, Inc. Dividend Reinvestment and Direct Stock Purchase Plan.

     3.8 Distribution of Shares or Resale of Stock.

          (a) In accordance with the procedures established by the Committee, a Participant may request a distribution of shares of Stock purchased for the Participant under the Plan or order the sale of such shares at any time by making a request in such form and at such time as the Committee shall prescribe.

          (b) If a Participant terminates his or her employment with the Employer or otherwise ceases to be an Eligible Employee, the Participant shall receive a distribution of his or her shares of Stock held in any shareholder account established under the Plan, unless the Participant elects to have the shares of Stock sold in accordance with such procedures as the Committee shall prescribe.

          (c) If a Participant is to receive a distribution of shares of Stock, or if shares are to be sold, the distribution or sale shall be made in whole shares of Stock, with fractional shares paid in cash. Any sales charges resulting from a sale of Stock shall be deducted from amounts payable to the Participant.

     3.9 Conditions Upon Issuance of Shares.

          (a) Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. In addition, should the Plan not be registered on a Purchase Date of any Purchase Period in any foreign jurisdiction in which such registration is required, then no options granted with respect to the Purchase Period to employees in that foreign jurisdiction shall be exercised on such Purchase Date, and all contributions accumulated on behalf of such employees during the Purchase Period ending with such Purchase Date shall be distributed to the participating employees in that foreign jurisdiction without interest unless the terms of the offering specifically provide otherwise or otherwise required by applicable law.

          (b) As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

4. Special Adjustments.

     4.1 Shares Unavailable. If, on any Purchase Date, the aggregate funds available for the purchase of Stock would purchase a number of shares in excess of the number of shares of Stock then available for purchase under the Plan, the following events shall occur:

          (a) The number of shares of Stock that would otherwise be purchased by each Participant shall be proportionately reduced on the Purchase Date in order to eliminate such excess;

          (b) The Plan shall automatically terminate immediately after the Purchase Date as of which the supply of available shares is exhausted; and

          (c) Any amounts remaining shall be repaid to the Participants.

     4.2 Changes in Capitalization. If there is any change in the number or kind of shares of Stock outstanding by reason of any stock split or reverse stock split, stock dividend, spinoff, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Stock as a class without the Company’s receipt of consideration, the Committee shall make appropriate adjustments to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any Purchase Date, (iii) the maximum number and class of securities purchasable in total by all Participants on any Purchase Date, and (iv) the number and class of securities and the price per share in effect under each outstanding purchase right, in order to prevent the dilution or enlargement of benefits thereunder. In addition, the Committee shall have discretion to make the foregoing equitable adjustments in any circumstances in which an adjustment is not mandated by this Section 4.2 or applicable law. Any adjustments made by the Committee shall be consistent with Code section 423 and shall be final, binding and conclusive.

     4.3 Effect of Certain Transactions. If the Company shall be the surviving corporation in any merger or consolidation, any offering hereunder shall pertain to and apply to the shares of Stock of the Company, unless the Committee determines otherwise. However, in the event of a dissolution or liquidation of the Company, or of a merger or consolidation in which the Company is not the surviving corporation, or of a Change in Control (as defined in the Aqua America, Inc. 2009 Omnibus Equity Compensation Plan), the Plan and any offering hereunder shall terminate upon the effective date of such dissolution, liquidation, merger, consolidation or Change in Control, unless the Committee determines otherwise, and, in such case, the balance of any amounts withheld from a Participant’s Compensation or deposited pursuant to Section 3.5(b) which have not by such time been applied to the purchase of Stock shall be returned to the Participant.

5. Miscellaneous.

     5.1 Non-Alienation. Except as set forth below, the right to purchase shares of Stock under the Plan is personal to the Participant, is exercisable only by the Participant during the Participant’s lifetime and may not be assigned or otherwise transferred by the Participant. If a Participant dies, unless the executor, administrator or other personal representative of the deceased Participant directs otherwise, any amounts previously withheld from the Participant’s Compensation or deposited pursuant to Section 3.5(b) before the Participant’s death during the Purchase Period in which the Participant dies shall be used to purchase Stock on the Purchase Date for the Purchase Period. After that Purchase Date, there shall be delivered to the executor, administrator or other personal representative of the deceased Participant all shares of Stock and such residual amounts as may remain to the Participant’s credit under the Plan.

     5.2 Administrative Costs. The Company shall pay the administrative expenses associated with the operation of the Plan (other than sales charges resulting from sales of Stock directed by Participants).

     5.3 No Interest. No interest shall be payable with respect to amounts withheld or deposited under the Plan.

     5.4 Committee.

          (a) The Board of Directors shall appoint the Committee, which shall have the authority and power to administer the Plan and to make, adopt, construe, and enforce rules and regulations not inconsistent with the provisions of the Plan. The Committee shall adopt and prescribe the contents of all forms required in connection with the administration of the Plan, including, but not limited to, the Purchase Agreement, payroll withholding authorizations, requests for distribution of shares, and all other notices required hereunder. The Committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Committee shall, to the full extent permitted by law, be final and binding upon all parties.

          (b) As a condition of participating in the Plan, all Participants must acknowledge, in writing or by completing the Purchase Agreement, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under the Plan on behalf of the Participant.

     5.5 Withholding of Taxes; Notification of Transfer.

          (a) All acquisitions and sales of Stock under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements if the Internal Revenue Service or other taxing authority requires such withholding. The Company may require that Participants pay to the Company (or make other arrangements satisfactory to the Company for the payment of) the amount of any federal, state or local taxes that the Company is required to withhold with respect to the purchase of Stock or the sale of Stock acquired under the Plan, or the Company may deduct from the Participant’s wages or other compensation the amount of any withholding taxes due with respect to the purchase of Stock or the sale of Stock acquired under the Plan.

          (b) The Committee may require the Participant to notify the Company before the Participant sells or otherwise disposes of any shares acquired under the Plan.

     5.6 Amendment of the Plan.

          (a) The Board of Directors may, at any time and from time to time, amend the Plan in any respect, except that any amendment that is required to be approved by the shareholders under Section 423 of the Code shall be submitted to the shareholders of the Company for approval.

          (b) Without shareholder consent and without Participant consent, the Committee shall be entitled to change the Purchase Periods, change the Purchase Price, change the maximum number of shares of Stock purchasable per Participant on any Purchase Date, limit the frequency and/or number of changes in the amounts withheld or contributed during Purchase Periods, establish the exchange ratio applicable to amounts withheld or contributed in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Stock for each Participant properly correspond with amounts withheld from the Participant's Compensation or contributed by the Participant, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan.

     5.7 Expiration and Termination of the Plan. The Plan shall continue in effect until terminated pursuant to the provisions of the Plan or pursuant to action by the Board of Directors. The Board of Directors shall have the right to terminate the Plan at any time without prior notice to any Participant and without liability to any Participant. Upon the expiration or termination of the Plan, the balance, if any, then standing to the credit of each Participant from amounts withheld from the Participant’s Compensation or deposited by the Participant which has not, by such time, been applied to the purchase of Stock shall be refunded to the Participant.

     5.8 No Employment Rights. Participation in the Plan shall not give an employee any right to continue in the employment of an Employer, and shall not affect the right of the Employer to terminate the employee’s employment at any time, with or without cause.

     5.9 Repurchase of Stock. The Company shall not be required to purchase or repurchase from any Participant any of the shares of Stock that the Participant acquires under the Plan.

     5.10 Notice. A Purchase Agreement and any notice that a Participant files pursuant to the Plan shall be on the form prescribed by the Committee and shall be effective only when received by the Committee. Delivery of such forms may be made by hand or by certified mail, sent postage prepaid, to the Company’s corporate headquarters, or such other address as the Committee may designate. Delivery by any other mechanism shall be deemed effective at the option and discretion of the Committee.

     5.11 Government Regulation. The Company’s obligation to sell and to deliver the Stock under the Plan is at all times subject to all approvals of any governmental authority required in connection with the authorization, issuance, sale or delivery of such Stock.

     5.12 Internal Revenue Code and ERISA Considerations. The Plan is intended to constitute an “employee stock purchase plan” within the meaning of Section 423 of the Code. The Plan is not intended and shall not be construed as constituting an “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

     5.13 Headings, Captions, Gender. The headings and captions herein are for convenience of reference only and shall not be considered as part of the text. The masculine shall include the feminine, and vice versa.

     5.14 Severability of Provisions, Prevailing Law. The provisions of the Plan shall be deemed severable. In the event any such provision is determined to be unlawful or unenforceable by a court of competent jurisdiction or by reason of a change in an applicable statute, the Plan shall continue to exist as though such provision had never been included therein (or, in the case of a change in an applicable statute, had been deleted as of the date of such change). The Plan shall be governed by the laws of the Commonwealth of Pennsylvania to the extent such laws are not in conflict with, or superseded by, federal law.

AQUA AMERICA, INC. 762 WEST LANCASTER AVENUE BRYN MAWR, PA 19010
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M41181-P19955	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
AQUA AMERICA, INC.			For	Withhold	For All
			All	All	Except
The Board of Directors recommends that you vote FOR ALL of the following nominees for director:

1.	Election of Directors		☐	☐	☐
Nominees:
	01)	Nick DeBenedictis
	02)	Richard Glanton
	03)	Lon Greenberg
	04)	Wendell Holland
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

4.	To consider and take action on the Company's 2012 Employee Stock Purchase Plan;	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

5.	To consider and take action on an advisory vote on the Company's executive compensation programs as disclosed in the Proxy Statement;	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

6.
To consider and take action on a shareholder proposal requesting that the Board of Directors create a comprehensive policy articulating the Company's respect for and commitment to the human right to water, if properly presented at the meeting; and
		☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2.	To consider and take action on the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2012 fiscal year;	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

3.	To consider and take action on an Amendment to the Company's Articles of Incorporation to declassify the Board of Directors and to provide for the transition to the annual election of directors;	☐	☐	☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

THIS PROXY MUST BE SIGNED EXACTLY AS NAME APPEARS HEREIN. JOINT OWNERS SHOULD EACH SIGN.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

This is your admission ticket to the Aqua America, Inc. Annual Meeting of Shareholders to be held May 10, 2012, at 8:30 a.m., Eastern Daylight Time , at the Drexelbrook Banquet Facility & Corporate Events Center, 4700 Drexelbrook Drive, Drexel Hill, Pennsylvania 19026, located within the Drexelbrook Community. Please present this original ticket for admission at the registration table.

DIRECTIONS TO DREXELBROOK BANQUET FACILITY & CORPORATE EVENTS CENTER

From Schuylkill Expressway (I-76): Exit at City Line Avenue, Route 1 South. Travel South on Route 1 for 8.4 miles, passing Route 30 and West Chester Pike (Route 3). Turn left onto Burmont Road (St. Dorothy’s Church is on the left). Turn right at the first light onto State Road. Drive 4/10 of a mile, and turn left onto Wildell Road. Jog left at the stop sign, then turn right at the entrance to Drexelbrook. Turn left, the Drexelbrook facility is located on the right.

From I-476 (Blue Route): Take exit 5 (Springfield-Lima, Route 1). Take Route 1 North towards Springfield for two miles. Bear right at the 5th traffic light onto State Road (A gas station is on the left). Drive 4/10 of a mile, and turn right onto Wildell Road at the flashing lights. Turn left at the stop sign, then turn right at the entrance to Drexelbrook. Turn left, the Drexelbrook facility is located on the right.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at http://ir.aquaamerica.com.

M41182-P19955

PROXY
AQUA AMERICA, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
AQUA AMERICA, INC.

Proxy for Annual Meeting of Shareholders, May 10, 2012

The undersigned hereby appoints Roy H. Stahl, David P. Smeltzer and Robert A. Rubin, or a majority of them or any one of them acting singly in absence of the others, with full power of substitution, the proxy or proxies of the undersigned, to attend the Annual Meeting of Shareholders of Aqua America, Inc., to be held at the Drexelbrook Banquet & Corporate Events Center, 4700 Drexelbrook Drive, Drexel Hill, Pennsylvania 19026, located within the Drexelbrook Community, at 8:30 a.m., Eastern Daylight Time, on Thursday, May 10, 2012 and any adjournments or postponements thereof, and, with all powers the undersigned would possess, if present, to vote all shares of Common Stock of the undersigned in Aqua America, Inc. including any shares held in the Dividend Reinvestment and Direct Stock Purchase Plan of Aqua America, Inc. as designated on the reverse side.

The proxy when properly executed will be voted in the manner directed herein by the undersigned. If the proxy is signed, but no vote is specified, this proxy will be voted: FOR ALL the nominees listed in Proposal No. 1 on the reverse side, FOR the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2012 fiscal year in Proposal No. 2, FOR the proposal to declassify the Board of Directors and the transition to annual elections as set forth in Proposal No. 3, FOR approval of the Company’s 2012 Employee Stock Purchase Plan as set forth in Proposal No. 4, FOR approval of the Company's executive compensation programs as set forth in Proposal No. 5, AGAINST the shareholder proposal requesting that the Board create a comprehensive policy articulating the Company’s respect for and commitment to the human right to water in Proposal No. 6 and in accordance with the proxies' discretion upon other matters properly coming before the meeting and any adjournments or postponements thereof.

PLEASE MARK, SIGN, DATE AND PROPERLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE, OR VOTE ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET OUT ON THE PROXY CARD.

Continued and to be signed on reverse side